Registration No. 333-194050

As filed with the Securities and Exchange Commission on April 2, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

First Interstate BancSystem, Inc.

(Exact name of registrant as specified in its charter)

Montana (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	81-0331430 (I.R.S. Employer Identification Number)

401 North 31st Street

Billings, Montana 59101

(406) 255-5390

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin P. Riley

Executive Vice President and Chief Financial Officer

401 North 31st Street

Billings, Montana 59101

(406) 255-5390

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Scott Berdan Greg Lindley Holland & Hart LLP One Boulder Plaza 1800 Broadway, Suite 300 Boulder, CO 80302 (303) 473-2700	Richard M. Morgan Chief Financial Officer 1225 Cedar Street Helena, MT 59601 (406) 449-2265	Lynn Gardin Fredrikson & Byron, P.A. 200 Sixth Street South, Suite 4000 Minneapolis, MN 55402 (612) 492-7102

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of First Interstate BancSystem, Inc. Class A Common Stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PROXY STATEMENT/PROSPECTUS
DATED APRIL 2, 2014, SUBJECT TO COMPLETION

MOUNTAIN WEST FINANCIAL CORP.

To the Stockholders of Mountain West Financial Corp.:

We are furnishing this proxy statement/prospectus to the holders of common stock of Mountain West Financial Corp., which we refer to as Mountain West, in connection with the solicitation of proxies for a meeting of the stockholders of Mountain West concerning the proposals described in this document.  On February 10, 2014, First Interstate BancSystem, Inc., which we refer to as First Interstate, entered into a merger agreement to acquire Mountain West, in a transaction in which the consideration will be paid partly in stock and partly in cash. If the merger agreement is approved and the merger is subsequently completed, Mountain West will merge with and into First Interstate, with First Interstate as the surviving entity.  The boards of Mountain West and First Interstate have each unanimously approved the merger agreement.  Furthermore, all current directors and certain senior executive officers (and their affiliates) of Mountain West, who held approximately 53.6% of the issued and outstanding shares of Mountain West common stock on the record date, have signed agreements to support the merger and vote in favor of it at the Mountain West stockholder meeting.

Under the merger agreement, at the effective time of the merger, each issued and outstanding share of Mountain West common stock will be cancelled and converted into the right to receive 0.2552 shares of First Interstate Class A Common Stock plus $7.125 in cash or, if a Mountain West stockholder properly elects and subject to the limitations summarized below, an amount in all cash or all stock roughly equal in value to the above described combination of stock and cash merger consideration. Based on the closing price of First Interstate Class A Common Stock on the NASDAQ Global Select Market on March 31, 2014 of $28.22 per share, and on the number of shares and options to purchase shares of Mountain West common stock issued and outstanding on such date, the aggregate value of the consideration that would be expected to be delivered to Mountain West stockholders in the merger would be approximately $78.8 million, of which $39.9 million would be paid in cash and $38.9 million would be represented by 1,378,230 shares of First Interstate Class A Common Stock. On a per share basis (and again based on the March 31, 2014 closing price of First Interstate Class A Common Stock), the value of the consideration that would be delivered to Mountain West stockholders in the meger would be $14.33 per share.  The actual value received by Mountain West stockholders in the aggregate and on a per share of Mountain West common stock basis will fluctuate prior to the completion of the merger based on the prevailing market price of the First Interstate Class A Common Stock. You may obtain current stock price quotations for First Interstate Class A Common Stock on the NASDAQ Global Select Market under the symbol “FIBK.”  Mountain West common stock is not listed on a national securities exchange, and therefore current Mountain West stock price quotations are not available.

As an accommodation to Mountain West stockholders, First Interstate has agreed to allow them to elect to receive their individual merger consideration in either all cash or all First Interstate Class A Common Stock, subject to the limitations discussed below and in lieu of the stock and cash combination merger consideration.  Electing Mountain West stockholders may not ultimately receive in the merger only cash or only stock, however, because the merger agreement provides that First Interstate is only required to issue that number of shares of First Interstate Class A Common Stock that would have been issued in the merger if all Mountain West shares were converted at the specified stock and cash combination merger consideration, which we refer to as the target share number.  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of shares of First Interstate Class A Common Stock at the target share number, then the Mountain West shares shall be converted in accordance with the elections.  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of shares of First Interstate Class A Common Stock in excess of the target share number, then the number of shares of First Interstate Class A Common Stock to be delivered to the Mountain West stockholders making the all stock elections will be reduced proportionately and cash in an equivalent value will be paid to those stockholders.  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of fewer shares of First Interstate Class A Common Stock than the target share number, then the amount of cash to be delivered to the Mountain West stockholders making the all cash elections will be reduced proportionately and shares of First Interstate Class A Common Stock having an equivalent value will be issued to those stockholders.

No fractional shares of First Interstate Class A Common Stock will be issued in the merger.  A Mountain West stockholder will receive cash in lieu of any fractional shares of First Interstate Class A Common Stock such holder would otherwise have been entitled to receive in the merger.

Mountain West will hold a special meeting of stockholders to consider the proposed merger and related matters. First Interstate and Mountain West cannot complete the proposed merger unless Mountain West’s stockholders vote to approve the merger agreement and the merger. This letter and the accompanying documents are being provided by the Mountain West board of directors to solicit your proxy to vote for approval of the merger agreement and the merger at a special meeting of Mountain West stockholders. The vote of the stockholders of First Interstate is not required to approve the merger agreement or merger.  This letter and the accompanying documents are also being delivered to Mountain West stockholders as First Interstate’s prospectus for its offering of First Interstate Class A Common Stock in the merger.

We expect the merger to be generally tax free to Mountain West stockholders for United States federal income tax purposes, except with respect to the taxes attributable to the cash to be received by Mountain West stockholders.  Mountain West stockholders are urged to consult your own tax advisors to determine the extent to which your receipt of the merger consideration may be taxable to you.

Your vote is very important. To ensure your representation at the Mountain West special meeting, please complete and return the enclosed proxy card or submit your proxy through the Internet. Whether or not you expect to attend the Mountain West special meeting, please promptly vote. Submitting a proxy now will not prevent you from being able to vote in person at the Mountain West special meeting. The Mountain West board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the approval of the merger agreement and the merger and “FOR” the adjournment of the special meeting if necessary or appropriate.

The accompanying document provides you with additional detailed information about the proposed merger and the merger agreement. It also contains or references information about Mountain West and First Interstate and related matters. You are encouraged to read the accompanying document carefully, including the information incorporated in the document by reference. In particular, you should read the “RISK FACTORS” section beginning on page 19 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,

Richard G. Anderson

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger agreement or merger, the issuance of the First Interstate Class A Common Stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This letter and the accompanying documents are dated April 2, 2014, and are first being mailed to stockholders of Mountain West on or about April 14, 2014.

MOUNTAIN WEST FINANCIAL CORP.
1225 Cedar Street

Helena, MT 59601

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 13, 2014

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Mountain West Financial Corp., which we refer to as Mountain West, will be held at the Holiday Inn — Downtown, 22 N. Last Chance Gulch, Helena, MT 59601, at 10:00 a.m., Mountain Time, on May 13, 2014, for the following purposes:

1. To approve the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of February 10, 2014, by and between First Interstate BancSystem, Inc. and Mountain West, as such merger agreement may be amended from time to time, a copy of which is attached as Appendix A, and the merger to be effected pursuant thereto, which we refer to collectively as the Mountain West Merger proposal; and

2. To approve one or more adjournments of the Mountain West special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Mountain West Merger proposal, which we refer to as the Mountain West Adjournment proposal.

Mountain West will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The Mountain West Merger proposal is described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

The Mountain West board of directors has set March 31, 2014 as the record date for the Mountain West special meeting. Only holders of record of Mountain West common stock at the close of business on March 31, 2014 will be entitled to notice of and to vote at the Mountain West special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Mountain West special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Mountain West common stock.

Your vote is very important. To ensure your representation at the Mountain West special meeting, please complete and return the enclosed proxy card or submit your proxy through the Internet. Please promptly vote whether or not you expect to attend the Mountain West special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Mountain West special meeting.

The Mountain West board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Mountain West Merger proposal and “FOR” the Mountain West Adjournment proposal.

By order of the Board of Directors,

Richard G. Anderson
Chairman of the Board

Helena, Montana

April 2, 2014

PLEASE VOTE YOUR SHARES OF MOUNTAIN WEST COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL MOUNTAIN WEST INVESTOR RELATIONS AT 406-449-2265.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by First Interstate (File No. 333-194050), constitutes a prospectus of First Interstate under Section 5 of the Securities Act of 1933, as amended, which is referred to herein as the Securities Act, with respect to the shares of First Interstate Class A Common Stock to be issued in the merger contemplated by the merger agreement and the transactions contemplated thereby.

This document also constitutes a notice of meeting and a proxy statement with respect to Mountain West’s special meeting, at which Mountain West stockholders will be asked to consider and vote upon certain proposals, including a proposal to approve the merger and the merger agreement and the transactions contemplated thereby.

WHERE YOU CAN FIND MORE INFORMATION

First Interstate files annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which referred to herein as the SEC. You may read and copy any materials that First Interstate files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, First Interstate files its reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You are also able to obtain these documents, free of charge, from First Interstate at www.FIBK.com under the tab “SEC Filings.” The information contained on or accessible from First Interstate’s website does not constitute a part of this document and is not incorporated by reference herein.

First Interstate has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that First Interstate has previously filed and may hereafter file with the SEC. They contain important information about First Interstate and its financial condition. For further information, please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 79.

First Interstate will provide to each person to whom a copy of this prospectus is delivered, a copy of any or all of the information that it has incorporated by reference into this document (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). First Interstate will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting First Interstate’s corporate headquarters at the following address: 401 North 31st Street, Billings, Montana 59101, Attention: Amy Anderson, or by calling (406) 255-5390.

To obtain timely delivery of these documents, you must request the information no later than May 5, 2014 in order to receive them before Mountain West’s special meeting of stockholders.

First Interstate Class A Common Stock is traded on the NASDAQ Global Select Market under the symbol “FIBK.”

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

WHAT IS THE MERGER?

First Interstate and Mountain West have entered into an Agreement and Plan of Merger, which is referred to herein as the merger agreement, pursuant to which Mountain West will merge with and into First Interstate with First Interstate continuing as the surviving corporation in a transaction that is referred to in this proxy statement/prospectus as the merger. A copy of the merger agreement is attached as Appendix A to this document. If the merger is consummated, First Interstate and Mountain West expect that within six months Mountain West Bank, National Association, a wholly owned subsidiary of Mountain West and which is referred to in this proxy statement/prospectus as Mountain West Bank, will merge with and into First Interstate Bank, which is a wholly owned subsidiary of First Interstate.  The merger of Mountain West Bank with and into First Interstate Bank is referred in this proxy statement/prospectus as the bank merger. In order for Mountain West to complete the transaction with First Interstate, the approval of Mountain West’s stockholders is needed as are approvals by the bank regulators of First Interstate, Mountain West, First Interstate Bank, and Mountain West Bank.

WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

Mountain West is sending these materials to its stockholders to help them decide how to vote their shares of Mountain West common stock with respect to the merger and other matters to be considered at the special meeting. More specifically, the merger cannot be completed unless Mountain West stockholders approve the merger agreement. Mountain West is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about the special meeting, the merger and the other business to be considered by Mountain West’s stockholders at the special meeting is contained in this document.

In addition, this document constitutes a prospectus of First Interstate. It is a prospectus because First Interstate, in connection with the merger, is offering shares of its Class A Common Stock, in addition to cash consideration, in exchange for outstanding shares of Mountain West common stock in the merger. The shares being offered by this document are required to be registered with the SEC prior to their issuance.

WHAT WILL MOUNTAIN WEST STOCKHOLDERS RECEIVE IN THE MERGER?

Under the merger agreement, First Interstate expects to issue approximately 1,378,230 shares of its Class A Common Stock and to pay approximately $39.9 million in cash for all of the outstanding shares of common stock of Mountain West, based on the 5,660,748 shares of Mountain West common stock and options to purchase shares of Mountain West common stock outstanding as of March 31, 2014, which is referred to in this proxy statement/prospectus as the record date.

WHAT WILL EACH MOUNTAIN WEST STOCKHOLDER RECEIVE IN THE MERGER?

Each Mountain West stockholder will receive a combination of cash and stock consisting of 0.2552 shares of First Interstate Class A Common Stock plus $7.125 in cash per share of Mountain West common stock; provided that, if a stockholder chooses, the stockholder may elect to receive one of the following forms of merger consideration instead of such cash and stock combination

•                       all cash, in an amount per share of Mountain West common stock equal, subject to proration and adjustment as described herein, to (i) $7.125 plus (ii) the product of (x) 0.2552 and (y) the average closing price of First Interstate Class A Common Stock on the NASDAQ Global Select Market during the twenty (20) business days immediately preceding the fifth day prior to the closing date of the merger, which is referred to herein as the average closing price; or

•                       all First Interstate Class A Common Stock, in an amount of shares of First Interstate Class A Common Stock per share of Mountain West common stock equal, subject to proration and adjustment as described herein, to (i) 0.2552 plus (ii) the quotient of (x) $7.125 divided by (y) the average closing price.

All elections are subject to the election, proration and allocation procedures and limitations described in this proxy statement/prospectus.  Due to these limitations, Mountain West stockholders electing all cash or all stock will be subject to a pro rata adjustment as may be necessary, because the merger agreement provides that First Interstate is only required to issue that number of shares of First Interstate Class A Common Stock that would have been issued in the merger if all Mountain West shares were converted at the specified stock and cash combination merger consideration (referred to herein as the target share number).

HOW AND WHEN DOES A MOUNTAIN WEST STOCKHOLDER ELECT THE FORM OF CONSIDERATION HE OR SHE PREFERS TO RECEIVE?

If a Mountain West stockholder desires to make an all cash or all stock election (rather than receive the established merger consideration consisting of a mix of cash and stock, for which no election need be made), a Mountain West stockholder must submit an election statement (which accompanies this proxy statement/prospectus) to the exchange agent before 5:00 p.m., Mountain Time, on the date that is five business days prior to the closing date of the merger (or such other time and date as First Interstate and Mountain West may mutually agree upon). This date is referred to as the election deadline. Election choices and election procedures are described under the caption entitled “THE MERGER.”

NOTE: The actual election deadline is not currently known. First Interstate and Mountain West will issue a press release announcing the date of the election deadline at least five business days prior to the election deadline. Additionally, First Interstate and Mountain West will post the date of the election deadline on their respective web sites, also at least five business days before that deadline.

MAY A MOUNTAIN WEST STOCKHOLDER CHANGE HIS OR HER ELECTION ONCE IT HAS BEEN SUBMITTED?

Yes. An election may be revoked or changed so long as the new election is received by the exchange agent at or prior to the election deadline. The exchange agent has reasonable discretion to determine whether any election, revocation or change has been timely made.

WHAT HAPPENS IF AN ELECTION IS NOT MADE PRIOR TO THE ELECTION DEADLINE?

If a Mountain West stockholder chooses not to submit an election statement to the exchange agent prior to the election deadline, then that holder will receive, for each share of Mountain West common stock owned by such holder, 0.2552 shares of First Interstate Class A Common Stock plus $7.125 in cash.

WILL FRACTIONAL SHARES OF FIRST INTERSTATE CLASS A COMMON STOCK BE ISSUED IN THE MERGER?

No. A Mountain West stockholder will receive cash in lieu of any fractional shares of First Interstate Class A Common Stock such holder would otherwise have been entitled to receive in the merger.

WHAT HAPPENS TO MOUNTAIN WEST STOCK OPTIONS IN THE MERGER?

Under the merger agreement, Mountain West has agreed that every option to purchase Mountain West common stock outstanding and not expired immediately prior to the completion of the merger, whether or not then vested and whether or not then exercisable, shall be cancelled in exchange for a payment in cash equal to (x) the per share merger consideration value, minus (y) the applicable exercise price per share, multiplied by (z) the number of shares available under such option, assuming 100% vesting.

WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MOUNTAIN WEST STOCKHOLDERS?

The merger is intended to qualify, and the obligation of First Interstate to complete the merger is conditioned upon the receipt of a legal opinion from its counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Internal Revenue Code.  In addition, in connection with the filing of the registration statement of which this document is a part, Holland & Hart LLP has delivered an opinion to First Interstate to the same effect.

Assuming the merger qualifies as such a reorganization, a stockholder of Mountain West generally will not recognize any gain or loss upon receipt of First Interstate Class A Common Stock in exchange for Mountain West common stock in the merger but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of First Interstate Class A Common Stock.

The consequences of the merger to any particular Mountain West stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger and your election statement.

WHEN WILL THE MERGER BE COMPLETED?

First Interstate and Mountain West are working to complete the merger as soon as practicable. If the stockholders of Mountain West approve the merger agreement and the merger, the parties currently expect that the merger will be completed in mid- 2014, but no later than December 31, 2014.  Neither First Interstate nor Mountain West can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received.

WHEN AND WHERE WILL THE MOUNTAIN WEST SPECIAL MEETING OF STOCKHOLDERS TAKE PLACE?

The special meeting of stockholders of Mountain West will be held at 10:00 a.m., Mountain Time, on May 13, 2014, at the Holiday Inn — Downtown, 22 N. Last Chance Gulch, Helena, MT 59601.

WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

Mountain West stockholders are being asked to vote on the following proposals:

1. to approve the merger agreement, a copy of which is attached as Appendix A to this document, and the merger to be effected pursuant thereto, which are referred to herein collectively as the Mountain West Merger proposal; and

2. to approve one or more adjournments of the Mountain West special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Mountain West Merger proposal, which is referred to as the Mountain West Adjournment proposal.

Approval by Mountain West stockholders of the Mountain West Merger proposal is required for completion of the merger. Mountain West will transact no other business at the Mountain West special meeting, except for business properly brought before the Mountain West special meeting or any adjournment or postponement thereof.

WHO IS ENTITLED TO VOTE?

Holders of record of Mountain West common stock at the close of business on March 31, 2014, which is the date that the Mountain West board of directors has fixed as the record date for the Mountain West special meeting, are entitled to vote at the Mountain West special meeting.

WHAT CONSTITUTES A QUORUM?

The presence at the Mountain West special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Mountain West common stock entitled to vote at the Mountain West special meeting will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. So-called broker non-votes, which are described below and not anticipated at this meeting, will have no impact on the determination of a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE MOUNTAIN WEST SPECIAL MEETING?

Mountain West Merger proposal: The affirmative vote of two-thirds of the outstanding shares of Mountain West common stock entitled to vote is required to approve the Mountain West Merger proposal. As described in this proxy statement, all current directors and certain senior executive officers (and their affiliates) of Mountain West have signed agreements to vote in favor of and support the merger. Such persons own approximately 53.6% of outstanding Mountain West common stock as of the record date.

Mountain West Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of Mountain West common stock represented (in person or by proxy) at the Mountain West special meeting and entitled to vote on the proposal is required to approve the Mountain West adjournment proposal.

WHAT DOES THE MOUNTAIN WEST BOARD OF DIRECTORS RECOMMEND?

The Mountain West board of directors unanimously recommends that Mountain West stockholders vote “FOR” the Mountain West Merger proposal and “FOR” the Mountain West Adjournment proposal.

WHAT DO I NEED TO DO NOW?

After carefully reading and considering the information contained in this proxy statement/prospectus, if you were the record holder of shares of Mountain West common stock as of March 31, 2014, you may vote in person by attending the special meeting or, to ensure that your shares of Mountain West common stock are represented at the special meeting, you may vote your shares over the Internet or by signing and returning the enclosed proxy card in the postage-paid envelope provided. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

HOW DO I VOTE?

If you are a stockholder of record of Mountain West as of March 31, 2014, which is referred to as the Mountain West record date, you may submit your proxy before Mountain West’s special meeting in one of the following ways:

•                  visit the website shown on your proxy card to vote via the Internet; or

•                  complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at Mountain West’s special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

HOW MANY VOTES DO I HAVE AND WHAT PERCENTAGE OF SHARES DO DIRECTORS AND OFFICERS OWN?

You are entitled to one vote for each share of Mountain West common stock that you owned as of the record date. As of the close of business on the record date, there were 5,400,587 shares of Mountain West common stock issued and outstanding. As of that date, approximately 53.6% of the outstanding shares of Mountain West common stock were beneficially owned by the current directors and certain senior executive officers (and their affiliates) of Mountain West.

IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Mountain West or by voting in person at Mountain West’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NASDAQ Stock Market, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Mountain West special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Assuming a quorum is present, if you are a Mountain West stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•                  your broker, bank or other nominee may not vote your shares on the Mountain West Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•                  your broker, bank or other nominee may not vote your shares on the Mountain West Adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

WHAT IF I DO NOT VOTE OR ABSTAIN?

Assuming a quorum is present, an abstention occurs when a stockholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” vote.

Assuming a quorum is present, if you are a Mountain West stockholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Mountain West Merger proposal, it will have the same effect as a vote cast “AGAINST” the Mountain West Merger proposal. If you respond with an “abstain” vote on the Mountain West Merger proposal, your proxy will have the same effect as a vote cast “AGAINST” the Mountain West Merger proposal.

WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Mountain West common stock represented by your proxy will be voted as recommended by the Mountain West board of directors with respect to that proposal. Unless a Mountain West stockholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters that may properly come before the meeting, if any the Mountain West special meeting.

MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

Yes. You may change your vote at any time before your proxy is voted at the Mountain West special meeting. You may do this in one of four ways:

•                  by sending a notice of revocation to the corporate secretary of Mountain West;

•                  by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically if you are eligible to do so and following the prompts;

•                  by sending a completed proxy card bearing a later date than your original proxy card; or

•                  by attending the Mountain West special meeting and voting in person.

If you choose any of the first three methods, you must take the described action such that the notice, internet vote or proxy card, as applicable, is received no later than the beginning of the special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

DO I NEED IDENTIFICATION TO ATTEND THE MOUNTAIN WEST MEETING IN PERSON?

Yes. Please bring valid picture identification. In addition, if your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of Mountain West common stock, as applicable, on the record date.

ARE MOUNTAIN WEST STOCKHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

Under Montana law, Mountain West stockholders are entitled to dissenters’ rights in connection with the merger.

WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

If the merger is not completed, Mountain West stockholders will not receive any consideration for their shares of Mountain West common stock in connection with the merger. Instead, Mountain West will remain an independent private company and its common stock will continue to be unlisted. Under specified circumstances described elsewhere herein, Mountain West may be required to pay First Interstate a fee in connection with the termination of the merger agreement.

SHOULD MOUNTAIN WEST STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

No. Mountain West stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, a letter of transmittal with instructions for its completion will be provided to Mountain West stockholders under separate cover and the stock certificates should be sent at that time.

WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

If you are a Mountain West stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Mountain West Investor Relations at 406-449-2265.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents referred to before you decide how to vote with respect to the merger-related proposals. In addition, important business and financial information about First Interstate is incorporated by reference into this document. For a description of this information, please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 79. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this document, “First Interstate” refers to First Interstate BancSystem, Inc., “Mountain West” refers to Mountain West Financial Corp. and “the combined company” refers collectively to First Interstate and Mountain West. Also, the proposed merger of Mountain West with and into First Interstate is referred to as, the “merger,” the proposed merger of Mountain West Bank with and into First Interstate Bank as the “bank merger,”  and the Agreement and Plan of Merger, dated as of February 10, 2014, by and between First Interstate and Mountain West as the “merger agreement.”

Information about the Companies (page 26)

First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana
Phone: (406) 255-5390

First Interstate is a financial and bank holding company headquartered in Billings, Montana and registered under the Bank Holding Company Act of 1956, as amended, which is referred to herein as the BHC Act. As of December 31, 2013, First Interstate had consolidated assets of $7.6 billion, deposits of $6.1 billion, loans of $4.3 billion and total stockholders’ equity of $802 million. As of the date of this document, First Interstate operates 74 banking offices, including detached drive-up facilities, in 41 communities located in Montana, Wyoming and western South Dakota. Through First Interstate Bank, First Interstate delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout First Interstate’s market areas. First Interstate’s customers participate in a wide variety of industries, including energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism.

Mountain West Financial Corp.

1225 Cedar Street

Helena, Montana
Phone: (406) 449-2265

Mountain West is a bank holding company headquartered in Helena, Montana and registered under the BHC Act.  As of December 31, 2013, Mountain West had consolidated assets of $646 million, deposits of $540 million, loans of $405 million and total stockholders’ equity of $62 million.  As of the date of this document, Mountain West operates 12 branches in five primary markets in Montana — Helena, Great Falls, Missoula, the Flathead Valley (Kalispell and Whitefish) and Bozeman. Through Mountain West Bank, Mountain West offers a full range of commercial and consumer banking products and services to individuals, businesses and organizations in Montana.

The Merger and the Merger Agreement (pages 27 and 48)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. You are encouraged you to read the merger agreement carefully, as it is the legal document that governs the merger.  Under the terms of the merger agreement, Mountain West will merge with and into First Interstate with First Interstate as the surviving corporation.

Merger Consideration (page 27)

Under the merger agreement, at the effective time of the merger, each issued and outstanding share of Mountain West common stock will be cancelled and converted into the right to receive 0.2552 shares of First Interstate Class A Common Stock plus $7.125 in cash or, if a Mountain West stockholder properly elects and subject to the limitations summarized below, an amount in all cash or all stock roughly equal in value to the above described combination of stock and cash merger consideration.  Based on the closing price of First Interstate Class A Common Stock on the NASDAQ Global Select Market on March 31, 2014 of $28.22 per share and on the number of shares and options to purchase shares of Mountain West common stock issued and outstanding on such date, the aggregate value of the consideration that would be expected to be delivered to Mountain West stockholders in the merger would be approximately $78.8 million, of which $39.9 million would be paid in cash and $38.9 million would be represented by 1,378,230 shares of First Interstate Class A Common Stock.  On a per share basis (and again based on the March 31, 2014 closing price of First Interstate Class A Common Stock), the value of the consideration that would be delivered to Mountain West stockholders in the merger would be $14.33 per share.  The actual value received by Mountain West stockholders in the aggregate and on a per share of Mountain West common stock basis will fluctuate prior to the completion of the merger based on the prevailing market price of the First Interstate Class A Common Stock. You may obtain current stock price quotations for First Interstate Class A Common Stock on the NASDAQ Global Select Market under the symbol “FIBK.”  Mountain West common stock is not listed on a national securities exchange, and therefore current Mountain West stock price quotations are not available.

As an accommodation to Mountain West stockholders, First Interstate has agreed to allow them to elect to receive their individual merger consideration in either all cash or all First Interstate Class A Common Stock, subject to the limitations discussed below and in lieu of the stock and cash combination merger consideration.  Electing Mountain West stockholders may not ultimately receive in the merger only cash or only stock, however, because the merger agreement provides that First Interstate is only required to issue that number of shares that equals the target share number.  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of shares of First Interstate Class A Common Stock at the target share number, then the Mountain West shares shall be converted in accordance with the elections.  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of shares of First Interstate Class A Common Stock in excess of the target share number, then the number of shares of First Interstate Class A Common Stock to be delivered to the Mountain West stockholders making the all stock elections will be reduced proportionately and cash in an equivalent value will be paid to those stockholders.  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of fewer shares of First Interstate Class A Common Stock than the target share number, then the amount of cash to be delivered to the Mountain West stockholders making the all cash elections will be reduced proportionately and shares of First Interstate Class A Common Stock having an equivalent value will be issued to those stockholders.

Recommendation of the Mountain West Board of Directors and Reasons for the Merger (page 33)

The Mountain West board of directors unanimously recommends that Mountain West stockholders vote “FOR” the Mountain West Merger proposal and “FOR” the Mountain West Adjournment proposal.

For a more complete description of Mountain West’s reasons for the merger and the recommendation of the Mountain West board of directors, please see the section entitled “THE MERGER—Recommendation of the Mountain West Board of Directors and Reasons for the Merger” beginning on page 33.

Mountain West Financial Advisor

On April 2, 2014, D.A. Davidson & Co., which is referred to herein as Davidson, Mountain West’s financial advisor in connection with the merger, delivered a fairness opinion to Mountain West’s board of directors, that, as of such date and subject to and based on the qualifications and assumptions set forth in its written opinion, the per share merger consideration in the proposed merger was fair, from a financial point of view, to the stockholders of Mountain West.  This fairness opinion updated the opinion given to Mountain West’s board of directors on February 10, 2014 that as of such date and subject to and based on the qualifications and assumptions set forth in its written opinion, the per share merger consideration in the proposed merger was fair, from a financial point of view, to the stockholders of Mountain West.

The full text of Davidson’s opinion dated April 2, 2014 is attached as Appendix B to this document. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson in rendering its opinion.

Davidson’s opinion is addressed to Mountain West’s board of directors and the opinion is not a recommendation as to how any stockholder of Mountain West should vote with respect to the merger or any other matter or as to any action that a stockholder should take with respect to the merger.

The opinion addresses only the fairness, from a financial point of view, of the per share merger consideration in the proposed merger to the stockholders of Mountain West, and does not address the underlying business decision of Mountain West to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Mountain West.  Davidson has received a fee for its services.

For further information, please see the section entitled “THE MERGER—Opinion of Mountain West’s Financial Advisor” beginning on page 35.

Mountain West Special Meeting of Stockholders (page 22)

The Mountain West special meeting will be held at 10:00 a.m., Mountain Time, on May 13, 2014, at the Holiday Inn — Downtown, 22 N. Last Chance Gulch, Helena, MT 59601. At the Mountain West special meeting, Mountain West stockholders will be asked to approve the Mountain West Merger proposal and the Mountain West Adjournment proposal.

Mountain West’s board of directors has fixed the close of business on March 31, 2014 as the record date for determining the holders of Mountain West common stock entitled to receive notice of and to vote at the Mountain West special meeting. Only holders of record of Mountain West common stock at the close of business on the Mountain West record date will be entitled to notice of and to vote at the Mountain West special meeting and any adjournment or postponement thereof, unless the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting.

As of the record date, there were 5,400,587 shares of Mountain West common stock outstanding held by approximately 330 holders of record.  Each share of Mountain West common stock entitles the holder to one vote on each proposal to be considered at the Mountain West special meeting. All current directors and certain senior executive officers (and their affiliates) of Mountain West have signed agreements to vote in favor of and support the merger. Such persons own approximately 53.6% of outstanding Mountain West common stock as of the record date.  As of the record date, First Interstate and its executive officers and directors beneficially held no shares of Mountain West’s common stock.

Financial Interests of Directors and Officers of Mountain West in the Merger (page 43)

Certain of Mountain West’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Mountain West’s stockholders. These interests include:

•                  Mr. Bradshaw is partially vested in a benefit under a Salary Continuation Agreement that ordinarily would provide a stream of payments over 20 years beginning at age 62 (or if later, his retirement).  If Mr. Bradshaw’s employment is terminated within 24 months after the merger, Mr. Bradshaw will be fully vested in the payments, such that he would receive monthly payments over 20 years at an annual rate of $36,000 beginning immediately after his termination of employment.

•                  Mr. Brown is partially vested in a benefit under a Salary Continuation Agreement that ordinarily would provide a stream of payments over 20 years beginning at age 65 (or if later, his retirement).  If Mr. Brown’s employment is terminated within 24 months after the merger, Mr. Brown will instead receive a lump sum payment of $77,600, $159,856, or $246,977 (depending on the date of termination) immediately after his termination of employment.

•                  Pursuant to the terms of his 2002 Employment Agreement, Mr. Morgan will be entitled to a lump sum payment of $532,223 on account of the merger, payable upon the closing of the merger.

•                  Mr. Morgan is fully vested in a benefit under a Salary Continuation Agreement that ordinarily would provide a stream of payments over 20 years beginning at his retirement; however, if Mr. Morgan’s employment is terminated within 24 months after the merger, Mr. Morgan would instead receive a lump sum amount equal to $777,515 at the time of his termination of employment.

•                  The directors and officers of Mountain West and Mountain West Bank will receive continued indemnification and director and officer liability insurance coverage for a period of six years after completion of the merger.

Treatment of Mountain West Stock Options (page 31)

Under the merger agreement, Mountain West has agreed that every option to purchase Mountain West common stock outstanding and not expired immediately prior to the completion of the merger, whether or not then vested and whether or not then exercisable, shall be cancelled in exchange for a payment in cash equal to (x) the per share merger consideration value, minus (y) the applicable exercise price per share, multiplied by (z) the number of shares available under such option, assuming 100% vesting.

Regulatory Approvals Required for the Merger (page 45)

Completion of the merger and the bank merger are subject to various regulatory approvals, including the Board of Governors of the Federal Reserve System, which is referred to herein as Federal Reserve, and the Montana Division of Banking and Financial Institutions. Notifications and/or applications requesting approval for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities. First Interstate and Mountain West have filed, or are in the process of filing, notices and applications to obtain the necessary regulatory approvals. Although First Interstate and Mountain West currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on First Interstate after the completion of the merger. The regulatory approvals to which completion of the merger and bank merger are subject are described in more detail under the section entitled “THE MERGER—Regulatory Approvals Required for the Mergers” beginning on page 46.  Regulatory approvals are also required for Mountain West to pay those dividends to its stockholders that it is permitted to pay pursuant to the merger agreement.

Conditions to the Merger (page 57)

Among other things, the obligations of First Interstate and Mountain West to complete the merger are each subject to the satisfaction or waiver of the following conditions:

•                  approval of the Mountain West Merger proposal by the Mountain West stockholders;

•                  the effectiveness of the registration statement on Form S-4, of which this document is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•                  the accuracy of the representations and warranties of each party as of the closing date of the merger;

•                  performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the merger;

•                  receipt of all consents and approvals required to consummate the merger; and

•                  receipt by First Interstate of an opinion of its tax counsel as to certain tax matters.

No Solicitation and Change in Recommendation (page 52)

Under the terms of the merger agreement, Mountain West has agreed not to solicit, initiate, encourage or facilitate inquiries or proposals with respect to, participate in any discussions or negotiations concerning, or enter into any agreement regarding any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances and with advance notice to First Interstate, in response to an unsolicited bona fide acquisition proposal which, in the good faith judgment of the Mountain West board of directors, is or is reasonably likely to result in a proposal which is superior to the merger with First Interstate, and the Mountain West board of directors determines in good faith (and after consultation with Mountain West’s outside counsel) that failure to take such actions would reasonably be expected to be a violation of its fiduciary duties under applicable law, Mountain West may furnish information regarding Mountain West and participate in discussions and negotiations with such third party.

Termination of the Merger Agreement (page 53)

First Interstate and Mountain West may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Mountain West stockholders have voted to approve the merger agreement.  The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•                  by either First Interstate or Mountain West, if the merger is not completed on or before December 31, 2014, unless the failure of the closing to occur by such date is due to a breach of a representation, warranty, covenant or agreement by the party seeking to terminate the merger agreement;

•                  by Mountain West, if the average closing price of First Interstate’s Class A Common Stock on the NASDAQ Global Market is less than $20.00 per share during the twenty (20) business days preceding the fifth business day prior to the closing of the merger, which is referred to herein as the average closing price, unless First Interstate, within five (5) business days of receiving a notice of termination by Mountain West, adjusts the merger consideration by an amount equal to the difference between $20.00 and the average closing price, multiplied by the number of shares of First Interstate Class A Common Stock to be issued in the merger;

•                  by either First Interstate or Mountain West, if a required regulatory approval is denied and First Interstate elects not to appeal such denial within fifteen (15) business days of such denial;

•                  by either First Interstate or Mountain West, if the stockholders of Mountain West have not approved the merger at the Mountain West special meeting or any adjournment or postponement thereof;

•                  by either First Interstate or Mountain West, as applicable, if the closing conditions of the other party are not satisfied or waived or become impossible to satisfy (other than as a result of the terminating party to comply with its obligations under the merger agreement) as of December 31, 2014;

•                  by First Interstate, if environmental site assessments indicate a material adverse environmental condition that First Interstate reasonably determines would have a material adverse effect on Mountain West on a consolidated basis and Mountain West or its subsidiary is unable to remedy the condition within sixty (60) days after First Interstate delivers notice thereof;

•                  subject to certain limitations, by Mountain West, if Mountain West’s board of directors determines an acquisition proposal is a superior proposal and delivers a break-up fee equal to $3 million by wire transfer of immediately available funds to First Interstate; or

•                  by either First Interstate or Mountain West, as applicable, if the other party breaches any of its representations, warranties, agreements or covenants set forth in the merger agreement, which breach is not, or cannot be, cured within thirty (30) days following notice to the breaching party.

Mountain West may be required to pay First Interstate a termination fee equal to $1 million or a break-up fee equal to $3 million in certain circumstances. For more information, please see the section entitled “THE MERGER AGREEMENT — Termination of Merger Agreement —Termination Fee and Break-up Fee” beginning on page 54.

Material United States Federal Income Tax Consequences of the Merger (page 62)

The merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code. Assuming the merger qualifies as such a reorganization, a stockholder of Mountain West generally will not recognize any gain or loss upon receipt of First Interstate Class A Common Stock in exchange for Mountain West common stock in the merger, but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of First Interstate Class A Common Stock. It is a condition to the completion of the merger that First Interstate receives a written opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to each Mountain West stockholder may depend on such stockholder’s particular facts and circumstances. Mountain West stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 62.

Comparison of Stockholders’ Rights (page 73)

The rights of Mountain West stockholders who continue as First Interstate stockholders after the merger will be governed by the Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws of First Interstate rather than by the articles of incorporation and bylaws of Mountain West. For more information, please see the section entitled “COMPARISON OF STOCKHOLDERS’ RIGHTS” beginning on page 73.

Dissenters’ Rights of Mountain West Stockholders (page 66)

As a stockholder of Mountain West, under Montana law you have the right to dissent from the merger and have the fair value of your shares of Mountain West common stock paid to you in cash. The fair value may be more or less than the value of the shares of First Interstate Class A Common Stock and cash being paid in the merger.

Persons having beneficial interests in Mountain West common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Montana law to exercise your dissenters’ rights.

In order to dissent, you must carefully follow the requirements of the Montana Code Annotated, including giving the required written notice prior to the special meeting at which the vote on the merger agreement is taken. These steps are summarized under the caption “DISSENTERS’ RIGHTS OF MOUNTAIN WEST STOCKHOLDERS” on page 66.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of Mountain West common stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you are urged to consult with your own tax advisor if you intend to dissent. See the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 62. If the merger agreement is approved by the stockholders of Mountain West, holders of Mountain West common stock who make a written objection to the merger prior to the Mountain West special meeting, vote against the approval of the merger agreement, properly make a written demand for payment following notice of the merger and timely surrender their Mountain West stock certificates will be entitled to receive the fair value of their shares in cash under the Montana Code Annotated.

The text of the provisions of the Montana Code Annotated pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Risk Factors (page 19)

Before voting at the Mountain West special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 19 or described in First Interstate’s Annual Report on Form 10-K as of and for the year ended December 31, 2013 and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page ii.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR FIRST INTERSTATE

The following table summarizes consolidated financial results achieved by First Interstate for the periods and at the dates indicated and should be read in conjunction with First Interstate’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that First Interstate has previously filed with the SEC. Historical financial information for First Interstate can be found in its Annual Report on Form 10-K for the year ended December 31, 2013. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page ii for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for the past periods presented indicate results for any future period.

(Dollars in thousands, except share	As of or for the Year Ended December 31,
and per share data)	2013	2012	2011	2010	2009

Selected Balance Sheet Data
Assets:
Cash and cash equivalents	$534,827	$801,332	$472,447	$685,618	$623,482
Loans	4,344,853	4,223,912	4,186,549	4,367,909	4,528,004
Allowance for loan losses	85,339	100,511	112,581	120,480	103,030

Net loans	4,259,514	4,123,401	4,073,968	4,247,429	4,424,974

Investment securities	2,151,543	2,203,481	2,169,645	1,933,403	1,446,280
Mortgage servicing rights, net of accumulated amortization and impairment reserve	13,546	12,653	11,555	13,191	17,325
Goodwill	183,673	183,673	183,673	183,673	183,673
Core deposit intangibles, net of accumulated amortization	4,519	5,937	7,357	8,803	10,551
Other assets	417,029	391,284	406,882	428,853	431,368

Total assets	$7,564,651	$7,721,761	$7,325,527	$7,500,970	$7,137,653

Liabilities:
Deposits	$6,133,750	$6,240,411	$5,826,971	$5,925,713	$5,824,056
Securities sold under repurchase agreements	457,437	505,785	516,243	620,154	474,141
Other borrowed funds	3	32	7	4,991	5,423
Long-term debt	36,917	37,160	37,200	37,502	73,353
Preferred stock pending redemption	—	50,000	—	—	—
Subordinated debentures held by subsidiary trusts	82,477	82,477	123,715	123,715	123,715
Other liabilities	52,486	54,710	50,371	52,093	62,531

Total liabilities	$6,763,070	$6,970,575	$6,554,507	$6,764,168	$6,563,219

Stockholders’ Equity:
Preferred stock	$—	$—	$50,000	$50,000	$50,000
Common stock	285,535	271,335	266,842	264,174	112,135
Retained earnings	532,087	463,860	435,144	413,253	397,224
Accumulated other comprehensive income (loss), net	(16,041)	15,991	19,034	9,375	15,075

Total Stockholders’ Equity	$801,581	$751,186	$771,020	$736,802	$574,434

Selected Income Statement Data:
Interest income	$257,662	$273,900	$292,883	$314,546	$328,034
Interest expense	20,695	30,114	42,031	63,107	84,898
Net interest income	236,967	243,786	250,852	251,439	243,136
Provision for loan losses	(6,125)	40,750	58,151	66,900	45,300
Net interest income after provision for loan losses	243,092	203,036	192,701	184,539	197,836
Non-interest income	111,679	114,861	91,872	90,911	100,690
Non-interest expense	222,069	229,635	218,412	221,004	217,710
Income before income taxes	132,702	88,262	66,161	54,446	80,816
Income tax expense	46,566	30,038	21,615	17,090	26,953
Net income	86,136	58,224	44,546	37,356	53,863
Preferred stock dividends	—	3,300	3,422	3,422	3,422
Net income available to common stockholders	86,136	54,924	41,124	33,934	50,441

Common Stock Data:
Earnings per share:
Basic	$1.98	$1.28	$0.96	$0.85	$1.61
Diluted	1.96	1.27	0.96	0.85	1.59
Dividends per share	0.41	0.61	0.45	0.45	0.50
Book value per share (1)	18.15	17.35	16.77	16.05	16.73
Weighted average shares outstanding:
Basic	43,566,681	42,965,987	42,749,526	39,907,640	31,335,668
Diluted	44,044,602	43,092,978	42,847,196	40,127,365	31,678,500

(Dollars in thousands, except share	As of or for the Year Ended December 31,
and per share data)	2013	2012	2011	2010	2009
Financial Ratios:
Return on average assets	1.16%	0.79%	0.61%	0.52%	0.79%
Return on average common stockholders’ equity	11.05	7.46	5.86	5.22	9.98
Average stockholders’ equity to average assets	10.49	10.57	10.25	9.67	8.16
Yield on earning assets	3.84	4.10	4.43	4.85	5.44
Cost of average interest bearing liabilities	0.40	0.58	0.78	1.15	1.63
Interest rate spread	3.44	3.52	3.65	3.70	3.81
Net interest margin (2)	3.54	3.66	3.80	3.89	4.05
Efficiency ratio (3)	63.69	64.03	63.73	64.55	63.32
Common stock dividend payout ratio (4)	20.71	47.66	46.88	52.94	31.06
Loan to deposit ratio	70.84	67.69	71.85	73.71	77.75

Asset Quality Ratios:
Non-performing loans to total loans (5)	2.22%	2.61%	4.87%	4.51%	2.65%
Non-performing assets to total loans and OREO (6)	2.57	3.35	5.72	5.24	3.47
Non-performing assets to total assets	1.48	1.85	3.30	3.08	2.22
Allowance for loan losses to non-performing loans	88.28	91.31	55.16	61.10	85.86
Net charge-offs to average loans	0.21	1.26	1.54	1.10	0.63

Capital Ratios:
Tier 1 common capital to total risk weighted assets (7)	13.31	11.94	11.04	10.12	6.43
Leverage ratio	10.08	8.81	9.84	9.27	7.30
Tier 1 risk-based capital	14.93	13.60	14.55	13.53	9.74
Total risk-based capital	16.75	15.59	16.54	15.50	11.68

(1) For purposes of computing book value per share, book value equals common stockholders’ equity.

(2) Net interest margin ratio is presented on a fully taxable equivalent basis.

(3) Efficiency ratio represents non-interest expenses, excluding loan loss provision, divided by the aggregate of net interest income and non-interest income.

(4) Common stock dividend payout ratio represents dividends per share divided by basic earnings per share.

(5) Non-performing loans include nonaccrual loans (including nonaccrual troubled debt restructurings) and loans past due 90 days or more and still accruing interest.

(6) Non-performing assets include nonaccrual loans (including nonaccrual troubled debt restructurings), loans past due 90 days or more, and OREO.

(7) For purposes of computing tier 1 common capital to total risk weighted assets, tier 1 common capital is calculated as tier 1 capital less preferred stock and trust preferred securities.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The tables below set forth, for the calendar quarters indicated, the high and low sales prices per share for, and the dividend paid per share with respect to, First Interstate Class A Common Stock, which is listed for trading on the NASDAQ Global Select Market under the symbol “FIBK,” and Mountain West common stock, for which no established public trading market exists. Though sporadic trading occurs in an over-the-counter market for Mountain West common stock, no registered broker/dealer makes a market in Mountain West common stock, and its over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The following table setting forth the ranges of trading prices for Mountain West’s common stock for the periods presented is provided to the extent known or believed to be known to the management of Mountain West.

	First Interstate Class A Common Stock			Mountain West Common Stock
	High	Low	Dividend	High	Low	Dividend
2012
First Quarter	$15.07	$12.94	$0.12	$7.00	$5.50	—
Second Quarter	$15.00	$13.21	$0.12	$7.15	$4.55	—
Third Quarter	$15.75	$13.51	$0.12	$8.00	$7.15	—
Fourth Quarter	$15.70	$13.38	$0.25	$8.00	$6.75	—

2013
First Quarter	$19.70	$15.15	—	$9.00	$7.02	—
Second Quarter	$21.07	$17.87	$0.13	$9.50	$8.01	$0.30
Third Quarter	$25.23	$20.58	$0.14	$9.62	$8.60	—
Fourth Quarter	$29.53	$23.02	$0.14	$10.00	$9.25	—

2014
First Quarter	$29.26	$24.18	$0.16	$13.45	$9.96	$0.33	*

* This dividend was declared by the Mountain West board of directors on December 30, 2013 and is to be paid on April 2, 2014 to stockholders of record as of February 28, 2014.

The following table sets forth the closing sale prices per share of First Interstate Class A Common Stock and Mountain West common stock on February 10, 2014, the last trading day before the public announcement of the signing of the merger agreement, and on March 31, 2014, the latest practicable date before the date of this document.

Date	First Interstate Class A Common Stock	Mountain West Common Stock

February 10, 2014	$24.77	$10.55
March 31, 2014	$28.22	$14.05

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this document and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties.  These statements include statements about First Interstate’s and Mountain West’s plans, strategies and prospects and involve known and unknown risks that are difficult to predict. Therefore, actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions.  You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about First Interstate, Mountain West and the combined company. Forward-looking statements speak only as of the date they are made. First Interstate and Mountain West assume no duty to update such statements.

Factors that may cause actual results to differ materially from current expectations are described in First Interstate’s reports filed with the SEC and the section of this document entitled “RISK FACTORS” (beginning on page 19), and include, but are not limited to:

•                  the ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Mountain West stockholders, on the expected terms and schedule;

•                  a delay in closing the merger;

•                  difficulties and delays in integrating the First Interstate and Mountain West businesses or fully realizing cost savings and other benefits, including as a result of (i) potential negative publicity regarding consolidations or reductions in force, (ii) an inability to retain Mountain West employees, or (iii) attrition of Mountain West Bank customers;

•                  business disruption following the merger;

•                  diversion of management’s attention from ongoing business operations and opportunities;

•                  worsening economic conditions;

•                  adverse economic conditions affecting Montana, Wyoming and western South Dakota;

•                  credit losses;

•                  concentrations of real estate loans;

•                  commercial loan risk;

•                  adequacy of the allowance for loan losses;

•                  impairment of goodwill;

•                  changes in interest rates;

•                  access to low-cost funding sources;

•                  increases in deposit insurance premiums;

•                  inability to grow First Interstate’s business;

•                  the impact, extent and timing of technological changes, capital management activities, and other actions of the

Federal Reserve, the Department of Business Oversight and the FDIC, and legislative and regulatory actions and reforms;

•                  governmental regulation and changes in regulatory, tax and accounting rule and interpretations;

•                  sweeping changes in regulation of financial institutions due to passage of Dodd-Frank Act;

•                  changes in or noncompliance with governmental regulations;

•                  effects of recent legislative and regulatory efforts to stabilize financial markets;

•                  dependence on management teams;

•                  ability to attract and retain qualified employees;

•                  failure of technology;

•                  reliance on external vendors;

•                  inability to meet liquidity requirements;

•                  lack of acquisition candidates;

•                  failure to manage growth;

•                  competition;

•                  inability to manage risks in turbulent and dynamic market conditions;

•                  ineffective internal operational controls;

•                  environmental remediation and other costs;

•                  litigation pertaining to fiduciary responsibilities;

•                  failure to effectively implement technology-driven products and services;

•                  capital required to support the bank subsidiaries, First Interstate Bank and Mountain West Bank;

•                  soundness of other financial institutions;

•                  impact of proposed Basel III capital standards for U.S. banks;

•                  inability of the bank subsidiaries, First Interstate Bank and Mountain West Bank, to pay dividends;

•                  implementation of new lines of business or new product or service offerings;

•                  change in dividend policies;

•                  volatility of First Interstate Class A Common Stock;

•                  voting control of First Interstate Class B stockholders;

•                  decline in market price of First Interstate Class A Common Stock;

•                  dilution as a result of future equity issuances;

•                  uninsured nature of any investment in First Interstate Class A Common Stock and Mountain West common stock;

•                  the outcome of any legal proceedings that may be instituted against First Interstate or Mountain West;

•                  anti-takeover provisions;

•                  First Interstate controlled company status; and

•                  subordination of First Interstate Class A Common Stock to company debt.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS,” Mountain West stockholders should carefully consider the risk factors that appear in First Interstate’s (i) Annual Report on Form 10-K as of and for the year ended December 31, 2013 and other reports filed by First Interstate with the SEC, ,which are incorporated by reference into this proxy statement/prospectus and (ii) the following risk factors in deciding whether to vote for approval of the Mountain West Merger proposal. Stockholders of Mountain West should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page ii and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 79.

Because the market price of the First Interstate Class A Common Stock will fluctuate, you cannot be sure of the value of the merger consideration that you will receive.

First Interstate Class A Common Stock trades on the NASDAQ Global Market and has a market price that fluctuates.  As a result, you will not be able to precisely determine the value of the merger consideration you will receive upon completion of the merger at the time of the Mountain West special meeting of stockholders. Any change in the market price of First Interstate Class A Common Stock prior to completion of the merger will affect the value of the merger consideration that Mountain West stockholders will receive upon completion of the merger. First Interstate Class A Common Stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in First Interstate’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of First Interstate or Mountain West.

Mountain West stockholders may receive a form of consideration different from what they elect.

Although each Mountain West stockholder may elect to receive all cash or all First Interstate Class A Common Stock in the merger (rather than receive the established merger consideration consisting of a mix of cash and stock, for which no election need be made), there is a target aggregate number of shares of First Interstate Class A Common Stock that First Interstate is required to issue in the merger.  As a result, if either (i) the aggregate cash elections would result in the number of shares of First Interstate Class A Common Stock to be issued to be less than the target, and you chose the all cash election or (ii) the aggregate stock elections would result in the number of shares of First Interstate Class A Common Stock to be issued to exceed the target and you chose the all stock election, some or all of your consideration may be in a form that you did not choose.

The merger agreement limits Mountain West’s ability to pursue other transactions and provides for the payment of a break-up fee if Mountain West does so.

While the merger agreement is in effect and subject to very narrow exceptions, Mountain West and its directors, officers and agents are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits Mountain West’s ability to seek offers that may be superior from a financial point of view from other possible acquirers. If Mountain West receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by First Interstate and the merger agreement is terminated, Mountain West may be required to pay a $3 million break-up fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.

The merger is subject to the receipt of consents and approvals from governmental entities that may impose conditions that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals, consents and waivers must be obtained from the Federal Reserve Board and the Montana Division of Banking and Financial Institutions, and before the bank merger may be completed, various approvals, consents and waivers must additionally be obtained from the Federal Deposit Insurance Corporation and the Department of Justice. These governmental entities may impose conditions on the granting of such approvals and consents. Although First Interstate and Mountain West do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

First Interstate may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, First Interstate’s ability to combine the businesses of First Interstate and Mountain West. If First Interstate is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

First Interstate and Mountain West have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of First Interstate or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of First Interstate could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of First Interstate and Mountain West during the pre-merger period and for an undetermined time after the consummation of the merger.

The fairness opinion that Mountain West has obtained from Davidson, has not been, and is not expected to be, updated to reflect any changes in circumstances that will occur before the closing of the merger.

The fairness opinion issued on April 2, 2014 to Mountain West by Davidson, which is Mountain West’s financial advisor, regarding the fairness, from a financial point of view, of the consideration to be paid in connection with the merger, speaks only as of the date of this prospectus/proxy statement. Changes in the operations and prospects of Mountain West, general market and economic conditions and other factors which may be beyond the control of Mountain West, and on which the fairness opinion was based, may alter the value of Mountain West or the market price of shares of First Interstate as of the closing date of the merger. Davidson does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments. Because Mountain West does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Mountain West’s board of directors’ recommendation that Mountain West stockholders vote “FOR” approval of the merger agreement, however, is made as of the date of this document. For a description of the opinion that Mountain West received from its financial advisor, see the section entitled “THE MERGER — Opinion of Mountain West’s Financial Advisor” included elsewhere in this proxy statement/prospectus.

Certain Mountain West directors and officers may have interests in the merger different from the interests of Mountain West stockholders.

In considering the recommendation of the board of directors of Mountain West, Mountain West stockholders should be aware that certain directors and executive officers of Mountain West have interests in the merger that may differ from, or be in addition to, the interests of Mountain West stockholders generally. These interests may arise from, among other things, salary continuation benefits and severance benefits that will be payable in the event of an employee’s termination within 24 months after the merger, an agreement that provides a payment upon a change in control and provisions in the merger agreement regarding continued indemnification and insurance for Mountain West and Mountain West Bank directors and officers. The board of directors of Mountain West was aware of these interests and considered them, among other things, when it approved the merger agreement and in making its recommendation that Mountain West stockholders approve the merger agreement and the merger.  For a more complete description of the interests of Mountain West directors and executive officers in the merger, see the section entitled “THE MERGER — Financial Interests of Directors and Officers of Mountain West in the Merger” included elsewhere in this proxy statement/prospectus.

Mountain West stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Mountain West stockholders currently have the right to vote in the election of the board of directors of Mountain West and on other matters affecting Mountain West. Upon the completion of the merger, each Mountain West stockholder who receives shares of First Interstate Class A Common Stock will become a stockholder of First Interstate with a percentage ownership of First Interstate that is smaller than such stockholder’s percentage ownership of Mountain West. The holders of First Interstate’s Class A Common Stock are entitled to one vote per share and the holders of First Interstate’s Class B Common Stock are entitled to five votes per share on any matter to be voted upon by the stockholders. Holders of First Interstate Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. It is currently expected that the former stockholders of

Mountain West as a group will receive shares in the merger constituting approximately 3% of the combined shares of First Interstate Class A Common Stock and Class B Common Stock outstanding immediately after the merger. For these reasons, Mountain West stockholders will have less influence on the management and policies of First Interstate than they now have on the management and policies of Mountain West.

Mountain West will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Mountain West and consequently on First Interstate. These uncertainties may impair Mountain West’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Mountain West to seek to change existing business relationships with Mountain West. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Interstate’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Mountain West from taking certain specified actions until the merger occurs without the consent of First Interstate. These restrictions may prevent Mountain West from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “THE MERGER AGREEMENT—Covenants and Agreements” beginning on page 49 for a description of the restrictive covenants applicable to Mountain West.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the merger and bank merger may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on First Interstate following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. Although First Interstate and Mountain West do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

Branch consolidation could have an adverse effect on the combined company.

If the merger closes by or before the third quarter of 2014, First Interstate expects to consolidate six to eight branches, mostly at locations outside of the Helena market, by the end of 2014.  Such consolidations and, to the extent they occur, any associated reductions in force could result in negative publicity for the combined company, which could have an adverse effect on the combined company following the merger.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although First Interstate and Mountain West have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses, the realization of economies of scale and the cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both First Interstate and Mountain West expect to take charges against their earnings before the completion of the merger and First Interstate expects to take additional charges after completion of the merger.

MOUNTAIN WEST SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The special meeting of stockholders of Mountain West will be held at 10:00 a.m., Mountain Time, on May 13, 2014, at the Holiday Inn — Downtown, 22 N. Last Chance Gulch, Helena, MT 59601. On or about April 14, 2014, Mountain West commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the Mountain West special meeting.

Purpose of Mountain West Special Meeting

At the Mountain West special meeting, Mountain West stockholders will be asked to:

•                  approve the Mountain West Merger proposal; and

•                  approve the Mountain West Adjournment proposal, if necessary or appropriate.

Recommendation of the Mountain West Board of Directors

The Mountain West board of directors unanimously recommends that you vote “FOR” the Mountain West Merger proposal and “FOR” the Mountain West Adjournment proposal. Please see the section entitled “THE MERGER—Recommendation of the Mountain West Board of Directors and Reasons for the Merger” beginning on page 33.

Mountain West Record Date and Quorum

The Mountain West board of directors has fixed the close of business on March 31, 2014, as the record date for determining the holders of Mountain West common stock entitled to receive notice of and to vote at the Mountain West special meeting.

As of the Mountain West record date, there were 5,400,587 shares of Mountain West common stock outstanding and entitled to vote at the Mountain West special meeting held by approximately 330 holders of record. Each share of Mountain West common stock entitles the holder to one vote at the Mountain West special meeting on each proposal to be considered at the Mountain West special meeting.

The representation (in person or by proxy) of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the Mountain West special meeting constitutes a quorum for transacting business at the Mountain West special meeting. All shares of Mountain West common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Mountain West special meeting.

Required Vote

Required Vote to Approve the Mountain West Merger Proposal

The affirmative vote of two-thirds of the outstanding shares of Mountain West common stock entitled to vote is required to approve the Mountain West Merger proposal.

Required Vote to Approve the Mountain West Adjournment Proposal

Assuming a quorum is present, the affirmative vote of a majority of the shares of Mountain West common stock represented (in person or by proxy) at the Mountain West special meeting and entitled to vote on the proposal is required to approve the Mountain West Adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Mountain West special meeting, an abstention occurs when a Mountain West stockholder attends the Mountain West special meeting, either in person or by proxy, but abstains from voting.

•                  For the Mountain West Merger proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” this proposal.

•                  For the Mountain West Adjournment proposal, assuming a quorum is present, if a Mountain West stockholder present in person at the Mountain West special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Mountain West stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Mountain West special meeting in the manner it directs. A Mountain West stockholder may vote by proxy or in person at the Mountain West special meeting. If you hold your shares of Mountain West common stock in your name as a stockholder of record, to submit a proxy you, as a Mountain West stockholder, may use one of the following methods:

•                  Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

•                  By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Mountain West requests that Mountain West stockholders vote over the Internet or by completing and signing the accompanying proxy and returning it to Mountain West as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Mountain West stock represented by it will be voted at the Mountain West special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of Mountain West common stock represented by the proxy will be voted as recommended by the Mountain West board of directors. Unless a Mountain West stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the Mountain West special meeting.

If a Mountain West stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote over the Internet.

Every Mountain West stockholder’s vote is important. Accordingly, each Mountain West stockholder should sign, date and return the enclosed proxy card, or vote via the Internet, whether or not the Mountain West stockholder plans to attend the Mountain West special meeting in person.

Shares Held in Street Name

If you are a Mountain West stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Mountain West or by voting in person at the Mountain West special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Mountain West common stock on behalf of their customers may not give a proxy to Mountain West to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Mountain West stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•                  your broker, bank or other nominee may not vote your shares on the Mountain West Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•                  your broker, bank or other nominee may not vote your shares on the Mountain West Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Revocability of Proxies and Changes to a Mountain West Stockholder’s Vote

A Mountain West stockholder has the power to change his, her, or its vote at any time before his, her, or its shares of Mountain West common stock are voted at the Mountain West special meeting by:

•                  sending a notice of revocation to Mountain West Financial Corp., Attention: Corporate Secretary, P.O. Box 6013, Helena, MT 59604-6013, stating that you would like to revoke your proxy;

•                  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically if you are eligible to do so, and following the prompts;

•                  sending a completed proxy card bearing a later date than your original proxy card; or

•                  attending the Mountain West special meeting and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the Mountain West special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Mountain West special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Mountain West common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

The cost of solicitation of proxies from Mountain West stockholders will be borne by Mountain West. Mountain West will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Mountain West’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Mountain West Special Meeting

Subject to space availability, all Mountain West stockholders as of the record date, or their duly appointed proxies, may attend the Mountain West special meeting.

If you hold your shares of Mountain West common stock in your name as a stockholder of record and you wish to attend the Mountain West special meeting, please bring valid picture identification.

If your shares of Mountain West common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Mountain West special meeting, you need to bring a copy of a bank or brokerage statement to the Mountain West special meeting reflecting your stock ownership as of the record date. You must also bring valid picture identification.

Voting and Support Agreements

Concurrently with and as a condition to First Interstate entering into the merger agreement, on February 10, 2014, all current directors and certain senior executive officers (and their affiliates) of Mountain West, holding approximately 53.6% of outstanding Mountain West common stock as of the record date, entered into Voting and Support Agreements to vote shares for approval of the merger and the merger agreement and against any competing acquisition proposals, and to refrain from selling such shares, subject to the terms of the Voting and Support Agreements.

As of the record date, First Interstate directors and executive officers beneficially held no shares of Mountain West common stock.

MOUNTAIN WEST PROPOSALS

Mountain West Merger Proposal

As discussed throughout this proxy statement/prospectus, Mountain West is asking its stockholders to approve the Mountain West Merger proposal. Holders of Mountain West common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Mountain West common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

Vote Required and Mountain West Board Recommendation

The affirmative vote of two-thirds of the outstanding shares of Mountain West common stock entitled to vote is required to approve the Mountain West Merger proposal.

The Mountain West board of directors unanimously recommends a vote “FOR” the Mountain West Merger proposal.

Mountain West Adjournment Proposal

The Mountain West special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Mountain West special meeting to approve the Mountain West Merger proposal.

If, at the Mountain West special meeting, the number of shares of Mountain West common stock present or represented and voting in favor of the Mountain West Merger proposal is insufficient to approve the Mountain West Merger proposal, Mountain West intends to move to adjourn the Mountain West special meeting in order to enable the Mountain West board of directors to solicit additional proxies for approval of the merger. In that event, Mountain West will ask its stockholders to vote only upon the Mountain West Adjournment proposal, and not the Mountain West Merger proposal.

In the Mountain West Adjournment proposal, Mountain West is asking its stockholders to authorize the holder of any proxy solicited by the Mountain West board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the Mountain West special meeting to another time and place for the purpose of soliciting additional proxies. If the Mountain West stockholders approve the Mountain West Adjournment proposal, Mountain West could adjourn the Mountain West special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Mountain West stockholders who have previously voted.

Vote Required and Mountain West Board Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the shares of Mountain West common stock represented (in person or by proxy) at the Mountain West special meeting and entitled to vote on the proposal is required to approve the Mountain West Adjournment proposal.

The Mountain West board of directors recommends a vote “FOR” the Mountain West Adjournment proposal.

Other Matters to Come Before the Mountain West Special Meeting

No other matters are intended to be brought before the Mountain West special meeting by Mountain West, and Mountain West does not know of any matters to be brought before the Mountain West special meeting by others. If, however, any other matters properly come before the Mountain West special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

INFORMATION ABOUT THE COMPANIES

First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana
Phone: (406) 255-5390

First Interstate is a financial and bank holding company headquartered in Billings, Montana and registered under the BHC Act. As of December 31, 2013, First Interstate had consolidated assets of $7.6 billion, deposits of $6.1 billion, loans of $4.3 billion and total stockholders’ equity of $802 million. As of the date of this document, First Interstate operates 74 banking offices, including detached drive-up facilities, in 41 communities located in Montana, Wyoming and western South Dakota. Through First Interstate Bank, First Interstate delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout First Interstate’s market areas. First Interstate’s customers participate in a wide variety of industries, including energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism.

First Interstate’s stock is traded on the NASDAQ Global Select Market under the symbol “FIBK.”  Additional information about First Interstate and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page ii.

Mountain West Financial Corp.

1225 Cedar Street

Helena, Montana
Phone: (406) 449-2265

Mountain West is a bank holding company headquartered in Helena, Montana and registered under the BHC Act.  As of December 31, 2013, Mountain West had consolidated assets of $646 million, deposits of $540 million, loans of $405 million and total stockholders’ equity of $62 million. As of the date of this document, Mountain West operates 12 branches in five primary markets in Montana — Helena, Great Falls, Missoula, the Flathead Valley (Kalispell and Whitefish) and Bozeman. Through Mountain West Bank, Mountain West offers a full range of commercial and consumer banking products and services to individuals, businesses and organizations in Montana.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between First Interstate and Mountain West. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about First Interstate or Mountain West. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings First Interstate makes with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page ii.

Terms of the Merger

Effect of the Merger

First Interstate’s and Mountain West’s boards of directors have approved the merger agreement. The merger agreement provides for the merger of Mountain West with and into First Interstate, with First Interstate continuing as the surviving corporation. If the merger is consummated, First Interstate and Mountain West expect that within six months Mountain West Bank will merge with and into First Interstate Bank, a bank chartered under the laws of the State of Montana and a wholly owned subsidiary of First Interstate. First Interstate Bank will be the surviving bank following the bank merger.

If the stockholders of Mountain West approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, First Interstate and Mountain West anticipate that the merger will be completed in mid-2014, although delays could occur. As a result of the merger, holders of Mountain West common stock will be entitled to receive shares of First Interstate Class A Common Stock and cash, with cash paid in lieu of a fractional share, and will no longer be owners of Mountain West stock. In the merger, Mountain West stockholders will have the right, subject to the proration and allocation procedures described below, with respect to each of their shares of Mountain West common stock, to elect to receive all stock or all cash rather than the combination stock and cash merger consideration.  As a result of the merger, certificates for Mountain West common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

The value of the merger consideration that you will receive will fluctuate with the market price of First Interstate Class A Common Stock.

Merger Consideration

Under the merger agreement, at the effective time of the merger, each issued and outstanding share of Mountain West common stock will be cancelled and converted into the right to receive 0.2552 shares of First Interstate Class A Common Stock plus $7.125 in cash or, if a Mountain West stockholder properly elects and subject to the limitations summarized below, an amount in all cash or all stock roughly equal in value to the above described combination of stock and cash merger consideration. Based on the closing price of First Interstate Class A Common Stock on the NASDAQ Global Select Market on March 31, 2014 of $28.22 per share, and on the number of shares and options to purchase shares of Mountain West common stock issued and outstanding on such date, the aggregate value of the consideration that would be expected to be delivered to Mountain West stockholders in the merger would be approximately $78.8 million, of which $39.9 million would be paid in cash and $38.9 million would be represented by 1,378,230 shares of First Interstate Class A Common Stock.  The actual value received by Mountain West stockholders in the aggregate and on a per share of Mountain West common stock basis will fluctuate prior to the completion of the merger based on the prevailing market price of the First Interstate Class A Common Stock. You may obtain current stock price quotations for First Interstate Class A Common Stock on the NASDAQ Global Select Market under the symbol “FIBK.”  Mountain West common stock is not listed on a national securities exchange, and therefore current Mountain West stock price quotations are not available.

As an accommodation to Mountain West stockholders, First Interstate has agreed to allow them to elect to receive their individual merger consideration in either all cash or all First Interstate Class A Common Stock, subject to the limitations discussed below and in lieu of the stock and cash combination merger consideration.  Electing Mountain West stockholders may not ultimately receive in the merger only cash or only stock, however, because the merger agreement provides that First Interstate is only required to issue that number of shares of First Interstate Class A Common Stock that would have been issued in the merger if all Mountain West shares were converted at the specified stock and cash combination merger consideration

(referred to herein as the target share number).  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of shares of First Interstate Class A Common Stock at the target share number, then the Mountain West shares shall be converted in accordance with the elections.  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of shares of First Interstate Class A Common Stock in excess of the target share number, then the number of shares of First Interstate Class A Common Stock to be delivered to the Mountain West stockholders making the all stock elections will be reduced proportionately and cash in an equivalent value will be paid to those stockholders.  If, after giving effect to the merger consideration with respect to “non-electing” Mountain West stockholders, the elections received would result in the issuance of fewer shares of First Interstate Class A Common Stock than the target share number, then the amount of cash to be delivered to the Mountain West stockholders making the all cash elections will be reduced proportionately and shares of First Interstate Class A Common Stock having an equivalent value will be issued to those stockholders.

No fractional shares of First Interstate Class A Common Stock will be issued in the merger.  A Mountain West stockholder will receive cash in lieu of any fractional shares of First Interstate Class A Common Stock such holder would otherwise have been entitled to receive in the merger. The amount of cash will be determined by multiplying the fractional share interest (after taking into account all shares of First Interstate Class A Common Stock held and rounded down to the nearest ten-thousandth when expressed in decimal form) by the average closing price of First Interstate’s Class A Common Stock on the NASDAQ Global Market during the twenty (20) business days preceding the fifth business day prior to the closing of the merger (referred to herein as the average closing price).

Stock Election

The merger agreement provides that each Mountain West stockholder who makes a valid election to receive 100% stock as consideration in the merger, which is referred to as a stock election, will have the right to receive, in exchange for each share of Mountain West common stock, subject to proration and adjustment as described below, an amount of shares of First Interstate Class A Common Stock equal to (i) 0.2552 plus (ii) the quotient of (x) $7.125 divided by (y) the average closing price. As discussed above, no fractional shares of First Interstate Class A Common Stock will be issued in the merger, and a holder of Mountain West common stock who would otherwise be entitled to a fractional share of First Interstate Class A Common Stock will receive cash in lieu thereof.

Cash Election

The merger agreement provides that each Mountain West stockholder who makes a valid election to receive 100% cash as consideration in the merger, which is referred to as a cash election, will have the right to receive, in exchange for each share of Mountain West common stock, subject to proration and adjustment as described below, an amount equal to (i) $7.125 plus (ii) the product of (x) 0.2552 and (y) the average closing price.

No Election

Mountain West stockholders who would like to receive the specified merger consideration consisting of a stock and cash combination do not need to make an election. Mountain West stockholders who make no election to receive cash or shares of First Interstate Class A Common Stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed will be deemed not to have made an election. Shares of Mountain West common stock with respect to which no election is deemed to have been made are referred to herein as no election shares and will have the right to receive, in exchange for each share of Mountain West common stock, 0.2552 shares of First Interstate Class A Common Stock plus $7.125 in cash.

The requirement to elect all cash, all stock, or to make no election and receive the designated mix of cash and stock does not apply to the Mountain West Financial Corp. Profit Sharing Plan and Trust, which may make an election in any proportion of cash and stock to the extent deemed necessary or appropriate by the trustees or other fiduciaries of such plan to comply with applicable law.

Proration Procedures

The merger agreement provides a target aggregate number of shares of First Interstate Class A Common Stock that may be issued in the merger, which target equals that number of shares of First Interstate Class A Common Stock that would have been issued in the merger if all Mountain West shares were converted at the specified stock and cash combination merger consideration (referred to herein as the target share number). If the elections of the Mountain West stockholders would result in the aggregate number of shares of First Interstate Class A Common Stock to be issued to be greater or less than the target share number, then the Mountain West stockholder elections will be subject to adjustment as described below. Furthermore, the market value of the First Interstate Class A Common Stock (measured with reference to the lesser of the closing price of First Interstate Class A Common Stock on (i) February 7, 2014 and (ii) the closing date) issued in the merger may not be less than forty percent of the total consideration paid by First Interstate in the merger.

The exchange agent shall give effect to the election statements within five business days after the closing of the merger in accordance with the election statements as follows:

No Adjustment if Stock Consideration is Sufficiently Subscribed

If the election statements would result in (i) the market value of the aggregate amount of First Interstate Class A Common Stock (measured with reference to the lesser of the closing price of First Interstate Class A Common Stock on (a) February 7, 2014 and (b) the closing date) issued in the merger to be more than forty percent of the total consideration paid by First Interstate in the merger and (ii) the number of shares of First Interstate Class A Common Stock being equal to the target share number, then:

•                  a Mountain West stockholder making a cash election will receive 100% cash for each share of Mountain West common stock held by such holder in an amount equal to (i) $7.125 plus (ii) the product of (x) 0.2552 and (y) the average closing price;

•                  a Mountain West stockholder making a stock election will receive 100% stock for each share of Mountain West common stock held by such holder in an amount of shares of First Interstate Class A Common Stock equal to (i) 0.2552 plus (ii) the quotient of (x) $7.125 divided by (y) the average closing price; and

•                  all no election shares will be converted into the right to receive 0.2552 shares of First Interstate Class A Common Stock and $7.125 in cash per share.

Proration Adjustment if Stock Consideration is Oversubscribed

If the election statements would result in the number of shares of First Interstate Class A Common Stock that would be issued to be greater than the target share number, then:

•                  all no election shares will be converted into the right to receive 0.2552 shares of First Interstate Class A Common Stock and $7.125 in cash per share;

•                  a Mountain West stockholder making a cash election will receive 100% cash for each share of Mountain West common stock held by such holder in an amount equal to (i) $7.125 plus (ii) the product of (x) 0.2552 and (y) the average closing price;

•                  the exchange agent shall then adjust the election statements to reduce the number of shares of First Interstate Class A Common Stock to be delivered to Mountain West stockholders making all stock elections proportionally and shall pay cash in an equivalent value to those stockholders; and

•                  the exchange agent shall then, if necessary, adjust the election statements (and no election shares if necessary) by any reasonable method in order to cause the market value of the aggregate amount of First Interstate Class A Common Stock (measured with reference to the lesser of the closing price of First Interstate Class A Common Stock on (a) February 7, 2014 and (b) the closing date) to be issued to be as close as reasonably practical to, but in any event not less than, forty percent of the total consideration paid by First Interstate in the merger.

Proration Adjustment if Stock Consideration is Undersubscribed

If the election statements would result in the number of shares of First Interstate Class A Common Stock that would be issued to be less than the target share number, then:

•      all no election shares will be converted into the right to receive 0.2552 shares of First Interstate Class A Common Stock and $7.125 in cash per share;

•      a Mountain West stockholder making a stock election will receive 100% stock for each share of Mountain West common stock held by such holder in an amount of shares of First Interstate Class A Common Stock equal to (i) 0.2552 plus (ii) the quotient of (x) $7.125 divided by (y) the average closing price; and

•      the exchange agent shall then adjust the election statements to reduce the amount of cash to be paid to Mountain West stockholders making all cash elections proportionally and shall deliver shares of First Interstate Class A Common Stock having an equivalent value to those stockholders; and

•      the exchange agent shall then, if necessary, adjust the election statements (and no election shares if necessary) by any reasonable method in order to cause the market value of the aggregate amount of First Interstate Class A Common Stock (measured with reference to the lesser of the closing price of First Interstate Class A Common Stock on (a) February 7, 2014 and (b) the closing date) to be issued to be as close as reasonably practical to, but in any event not less than, forty percent of the total consideration paid by First Interstate in the merger.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Mountain West common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of Mountain West common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Election Statement

An election statement is being distributed with this proxy statement/prospectus to each holder of record of Mountain West common stock as of record date for the Mountain West meeting permitting each holder of Mountain West common stock the ability to make an all cash or all stock election with respect to the type of merger consideration they wish to receive.

Mountain West stockholders who want to receive the specified merger consideration consisting of a stock and cash combination do not need to make an election.

Holders of Mountain West common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the election statement. Mountain West stockholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. All election statements must be received by the exchange agent by 5:00 p.m., Mountain Time, on the date five days prior to the completion of the merger. This date is referred to as the election deadline. Shares of Mountain West common stock as to which the holder has not made a valid election prior to the election deadline will be treated as no election shares.

The actual election deadline is not currently known. First Interstate and Mountain West will issue a press release announcing the date of the election deadline at least five business days prior to that deadline. Additionally, First Interstate and Mountain West will post the date of the election deadline on their respective web sites, also at least five business days before that deadline.

To make an election, a holder of Mountain West common stock must submit a properly completed election statement so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the election statement. Neither Mountain West nor First Interstate is under any obligation to notify any holder of defects in such holder’s election statement.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and unless a subsequent properly executed election statement is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Mountain West common stock.

Holders will not be entitled to revoke or change their elections following the election deadline. As a result, holders who have made elections will be unable to revoke their elections.

Shares of Mountain West common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed to have made no election. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Anti-Dilution

If prior to the effective time of the merger, First Interstate or Mountain West changes the number of outstanding shares of its capital stock by way of a reclassification, recapitalization, stock split, subdivision, stock dividend, stock distribution or any other similar combination or readjustment of shares, the merger consideration, including the per share cash consideration, the per share stock consideration and all other dependent components of the merger consideration, will be adjusted proportionally to reflect such change.

Treatment of Mountain West Stock Options

Under the merger agreement, Mountain West has agreed that every option to purchase Mountain West common stock outstanding and not expired immediately prior to the completion of the merger, whether or not then vested and whether or not then exercisable, shall be cancelled in exchange for a payment in cash equal to (x) the per share merger consideration value, minus (y) the applicable exercise price per share, multiplied by (z) the number of shares available under such option, assuming 100% vesting.

Background of the Merger

The management and directors of Mountain West have from time to time considered and discussed financial and strategic options potentially available to Mountain West.  These discussions have focused on, among other things, the business, market and regulatory environment faced by community banks, competitive and operational challenges faced by Mountain West, ongoing consolidation in the financial services industry, and options to enhance stockholder value and liquidity. With continued improvement in Mountain West’s asset quality in the first half of 2013, and having received general unsolicited expressions of potential interest from two larger banking organizations, the directors of Mountain West determined to interview selected investment banking firms to explore the prospect of pursuing a sale or merger of Mountain West later in the year.

On May 23, 2013, representatives from the investment banking group of Davidson met with Mountain West’s Executive Committee of the board of directors to review information regarding the community bank operating environment generally, Mountain West’s financial condition and operating results relative to peers, bank valuation levels in the public market and in merger and acquisition transactions, the process required to pursue a sale transaction, potential acquirers or merger partners, and the prospective valuation of Mountain West under certain assumptions.  Following that presentation and further discussion among management, directors, and Fredrikson & Byron, P.A., outside counsel, the board determined to interview selected investment banks to represent Mountain West in a potential sale or merger transaction.

On June 11, June 24 and June 25, the Mountain West board received presentations from four investment banking firms, including Davidson.  Matters discussed included the firms’ backgrounds, capabilities and experience in bank sale transactions in the region, operating and market conditions affecting community banks, valuation levels for community banks generally and for Mountain West specifically, the timing and process required to pursue a merger or sale transaction, and the fee structures proposed by the investment banks.  Following discussion and consideration of the presentations, the board elected to hire Davidson as its investment banking advisor and on July 12, Mountain West and Davidson entered into an engagement letter agreement.

From July 13 to October 30, management and Davidson worked together to compile and analyze information regarding Mountain West, organize an electronic due diligence data room, prepare financial analyses, draft a confidential information memorandum describing Mountain West (including its financial condition, results and prospects), and identify potential acquirers or merger partners.  On October 22, Davidson provided a presentation to the Mountain West board of directors that included prevailing market conditions, updated guidance on a likely valuation range for Mountain West, a process overview and timeframe, and the parties that management and Davidson recommended for inclusion in the confidential marketing process.  After discussion, the board authorized management and Davidson to proceed with the process.

On October 31 and November 1, Davidson contacted the 15 financial institutions approved by the management and board of Mountain West to determine their interest in exploring a possible acquisition of a bank having the general characteristics of Mountain West.  Seven of the parties expressed potential interest and signed confidentiality agreements to obtain additional information regarding Mountain West on a confidential basis.  From November 4 until late November, Davidson participated in discussions with these parties and answered questions or provided supplemental information.  Davidson requested non-binding indications of interest, including initial valuation ranges, by December 3.  On December 3, Davidson received three written proposals and two informal verbal indications of interest at a general valuation level.  The other two parties that had received the confidential information memorandum determined to not submit an indication of interest for reasons that included the size of Mountain West, the specific market areas served, and a focus on other strategic expansion opportunities.

On December 4, Davidson met with the board of directors of Mountain West to review the indications of interest and select the parties with which to move forward for further evaluation and discussions.  After discussion, the board authorized moving forward with the three parties that had submitted written proposals.  Davidson contacted these parties and provided them and their advisors with access to an extensive electronic due diligence data room containing information, documents and reports regarding Mountain West.  From December 5 to January 3, management of Mountain West and Davidson responded to information requests, answered questions, and added additional documents and information to the electronic data room.  During this time, management and Davidson also participated in teleconference meetings with the parties other than First Interstate to present and discuss information concerning Mountain West and to answer questions concerning asset quality, financial condition, and operating results and prospects.

On December 17, management of Mountain West and Davidson met with First Interstate in Billings, Montana. Participants in the meeting for Mountain West were Rick Hart, CEO, Dick Morgan, CFO, Mitch Bradshaw, Chief Credit Officer, and Loren Brown, Senior Vice President/Cashier.  Participants in the meeting for First Interstate were Tom Scott, Chairman, Jim Scott, Executive Vice Chairman, Ed Garding, CEO, Kevin Riley, CFO, and Bob Cerkovnik, Chief Credit Officer.  Participants also included representatives of the parties’ investment banking advisors.  The parties reviewed and discussed information concerning both Mountain West and First Interstate, including markets served, bank market conditions, operations, asset quality, and their respective financial condition, results and prospects.  The parties also discussed their community banking philosophies, commitments to communities, customers and employees, and the prospective benefits of a combination.

On December 20, Davidson sent the parties detailed instructions on the matters to be covered in their Letters of Intent to acquire Mountain West.  From December 20, 2013 through January 3, 2014, Davidson provided the parties with updated information concerning Mountain West’s financial condition, asset quality and estimated earnings, and discussed the prospect for improving the terms to their initial proposals.

On January 6, Davidson and Mountain West received detailed proposals from First Interstate and one other party. The third party elected to not submit a proposal after re-considering whether to expand into Mountain West’s market area versus focusing on organic growth and other opportunities in and around its existing banking markets. On January 7 and January 8, Davidson and Mountain West management reviewed and discussed the two submitted proposals with outside counsel and members of Mountain West’s Executive Committee of the board of directors. Discussions included the relative merits of the proposals and potential changes to the terms of the proposal from First Interstate.

On January 8, Mountain West’s board of directors and Davidson met to review and consider the proposals.  Discussions included bank market and valuation conditions generally, the process that was undertaken by Mountain West and Davidson over the preceding months to solicit competitive proposals from multiple parties, and the relative merits of the two detailed proposals received by Mountain West.  After discussion, the board determined that the proposal received from First Interstate was more favorable to Mountain West’s stockholders than the other proposal, and that Mountain West should enter into the Letter of Intent with First Interstate subject to the negotiation and acceptance of certain revisions to the terms of the January 6 proposal.  The revisions principally included clarification that the value to be received by Mountain West’s option holders would not affect the value received by stockholders, revised collar and walk-away provisions, reduced breakup fees, and revised terms for non-compete agreements and the provision of ongoing director and officer indemnification.

On January 9, Davidson supplied First Interstate with the proposed revisions and the parties further discussed and negotiated the changes to the Letter of Intent.  On January 10, First Interstate provided Mountain West a revised Letter of Intent reflecting the revised terms, and the parties entered into the Letter of Intent.

From January 13 through January 23, the parties and their advisors exchanged additional information and engaged in continued discussions. From January 17 through January 20, the parties met in Helena to enable First Interstate to complete an extensive review of Mountain West’s loan files.  On January 17, Mr. Hart, Mr. Morgan and Mr. Riley also met to discuss operating and integration considerations and to tour Mountain West’s Helena banking offices.

From January 23 through February 7, the parties and their advisors exchanged and negotiated the terms of documents and schedules relating to the merger, including the Merger Agreement.

On February 10, the board of directors of Mountain West met in Helena to discuss and consider the proposed merger.  They were joined by representatives of Davidson and Fredrikson & Byron.  Matters discussed included the fiduciary responsibilities of the board, the background of the merger, the process undertaken to solicit merger or acquisition proposals, the provisions of the merger agreement and other documents related to the merger, business and financial information concerning Mountain West and First Interstate, valuation and financial analyses, and the matters described under “Recommendation of the Mountain West Board of Directors and Reasons for the Merger”.  Following discussion and the delivery by Davidson of the fairness opinion, the board voted unanimously in support of the merger with First Interstate.

Recommendation of the Mountain West Board of Directors and Reasons For The Merger

Mountain West’s board of directors has unanimously approved the merger agreement and unanimously recommends that the Mountain West stockholders vote “FOR” approval of the merger agreement.

At a special meeting held on February 10, 2014, the Mountain West board of directors unanimously determined that the terms of the merger agreement were fair to, and in the best interests of, Mountain West and its stockholders.  In the course of reaching its decision to approve the merger agreement, the board of directors consulted with Davidson, its financial advisor, and Fredrikson & Byron, P.A., its legal counsel.  In reaching its determination, the Mountain West board of directors considered a number of factors which constituted the reasons that the board of directors determined to approve the merger and to recommend that Mountain West stockholders vote in favor of the merger.  Such factors included the following:

•                  the process undertaken to arrive at the merger;

•                  the terms of the merger agreement and the value, form and mix of consideration to be received by Mountain West stockholders in the merger;

•                  the provisions of the merger agreement allowing Mountain West to pay a $0.33 per share cash dividend to its stockholders prior to consummation of the merger and a $0.06 per share cash dividend for each whole or partial calendar month elapsing prior to the effective time of the merger, beginning with September 2014;

•                  the provisions of the merger agreement allowing Mountain West to cause all outstanding stock options to be exercised or cashed out without affecting the value and consideration to be received by stockholders;

•                  the value to be received by Mountain West stockholders in the merger relative to the likely value of Mountain West on a stand-alone basis, the value of comparable companies, the financial terms of comparable transactions in the banking industry, the premium to be received over the quoted price for Mountain West shares on the OTC Bulletin Board, and the relative financial contributions of Mountain West and First Interstate;

•                  the opportunity for stockholders of Mountain West to achieve much greater liquidity for their shares of Mountain West stock through the payment of cash and delivery of shares of First Interstate Class A Common Stock that are actively traded on the NASDAQ Global Market;

•                  the historic and prospective business and financial results of First Interstate and the historic trading prices of First Interstate Class A Common Stock;

•                  the fact that Mountain West and First Interstate have a shared operating footprint and  similar business cultures, operating principles, and commitments to Montana communities;

•                  the opportunity for Mountain West stockholders receiving shares of First Interstate Class A Common Stock to participate in the prospective growth and financial performance of the combined company, including the contemplated operational efficiencies following the merger;

•                  the fact that First Interstate has consistently paid dividends for approximately 20 years;

•                  the likelihood that First Interstate will be able to obtain regulatory approval of the merger;

•                  the historic and prospective business and financial results and future resource requirements of Mountain West;

•                  the current and prospective economic, operational, competitive and regulatory environment facing Mountain West and the financial services industry generally, including continued consolidation in the industry, increased regulatory and technology requirements, and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long-term;

•                  the opportunity for Mountain West customers to continue to receive personalized service and local decision-making, while benefiting from expanded locations, products, services, and lending capacities;

•                  the additional advancement and training opportunities for Mountain West employees in the combined company, and the commitments by First Interstate to mitigate the impact of employee reductions by (a) not hiring for open First Interstate positions in Mountain West markets between the date of the merger agreement and the closing of the merger (to create opportunities for Mountain West employees who might otherwise be displaced), and (b) providing generous severance and outplacement service arrangements for employees whose jobs are eliminated following the merger;

•                  the opinion of Davidson that the merger consideration to be received by Mountain West stockholders in the merger is fair from a financial point of view; and

•                  the provisions in the merger agreement that provide for the ability of the Mountain West board of directors to respond to an unsolicited acquisition proposal that the board of directors determines in good faith is a superior proposal, and to terminate the merger agreement, subject to certain conditions, including the payment of the Breakup Fee, if Mountain West has entered into a letter of intent or other agreement with respect to a superior proposal.

The Mountain West board of directors also considered a number of uncertainties and risks in its deliberations concerning the transactions contemplated by the merger agreement, including the following:

•                  that a portion of the merger consideration will be paid through the issuance of a fixed number of shares of First Interstate Class A Common Stock and any decrease in the market price of First Interstate Class A Common Stock will result in a reduction in the aggregate merger consideration to be received by Mountain West stockholders at the time of completion of the merger (subject to the adjustment procedures described under “The Merger Agreement —Termination of the Merger Agreement”);

•                  that at the time of the stockholders’ meeting, Mountain West stockholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger;

•                  the possible disruption to business that may result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of Mountain West;

•                  the contemplated branch consolidations and probable reduction in the number of Mountain West employees as a result of the operating efficiencies enabled by the merger;

•                  the restrictions contained in the merger agreement on the operation of business by Mountain West during the period between signing of the merger agreement and completion of the merger, as well as the other covenants and agreements of Mountain West contained in the merger agreement;

•                  that First Interstate has a right to a $1,000,000 termination fee in certain circumstances; and

•                  that the $3,000,000 Breakup Fee provided for in the merger agreement could have the effect of discouraging superior proposals for a business combination between Mountain West and third parties.

The foregoing discussion of the reasons that led the Mountain West board of directors to unanimously approve the merger and unanimously recommend that Mountain West stockholders vote in favor of the merger is not intended to be exhaustive, but is believed to include all of the material reasons for the board of directors’ decision.  In reaching its determination to approve and recommend the transaction, the Mountain West board based its recommendation on the totality of the information presented to it and did not assign any relative or specific weights to the reasons considered in reaching that determination.  Individual directors may have given differing weights to different reasons.  After deliberating with respect to the merger with First Interstate, considering, among other things, the matters discussed above and the opinion of Davidson referred to above, the Mountain West board of directors unanimously approved and adopted the merger agreement and the merger with First Interstate.

For the reasons set forth above, the Mountain West board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Mountain West Merger proposal and “FOR” the Mountain West Adjournment proposal (if necessary or appropriate).

Opinion of Mountain West’s Financial Advisor

Davidson was retained to act as financial advisor to Mountain West Financial Corp. in connection with the merger and to render an opinion as to whether the merger consideration was fair to the holders of Mountain West common stock from a financial point of view. At a meeting of Mountain West board of directors held on February 10, 2014, Davidson rendered its opinion to the effect that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as Davidson considered relevant, the merger consideration was fair, from a financial point of view, to the stockholders of Mountain West as of the date of the opinion. Davidson has reconfirmed its fairness opinion as of the date of this prospectus/proxy statement.

The full text of the written opinion of Davidson dated April 2, 2014, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this document and is incorporated herein by reference. Mountain West’s stockholders should read the opinion in its entirety. Davidson provided its opinion for the information and assistance of Mountain West’s board of directors in connection with its consideration of the Merger. The Davidson opinion is not a recommendation as to how any holder of Mountain West’s common stock should vote with respect to the Merger.

Davidson agreed to deliver its fairness opinion to the board of directors of Mountain West in connection with the execution of the merger agreement and to update its opinion for inclusion in this proxy statement/prospectus.  In connection with the update of the fairness opinion, Davidson performed procedures, as necessary, to update certain of the analyses described below.  Davidson reviewed the assumptions on which the analyses described below were based and the factors considered in connection with the analyses.  Davidson did not perform any analyses in addition to those described below in updating the February 10, 2014 opinion.

In connection with rendering its opinion and performing its related financial analyses, Davidson reviewed, among other things:

•                  the merger agreement;

•                  certain financial statements, financial analyses (including core earnings), and other historical financial and business information about Mountain West and First Interstate made available to us from published sources and/or from the internal records of Mountain West and  First Interstate that we deemed relevant;

•                  certain publicly available analyst earnings estimates for First Interstate for the years ending December 31, 2014 and December 31, 2015 and estimated growth rates for the years thereafter;

•                  the current market environment generally and the banking environment in particular;

•                  the regulatory, competitive and operating environment and related considerations affecting community banks generally and Mountain West in particular;

•                  future business and financial prospects for Mountain West on a stand-alone basis, based on management guidance;

•                  the net present value of Mountain West with consideration of projected financial results through 2018 based on management guidance;

•                  the relative contributions of Mountain West and First Interstate to the combined company;

•                  the financial terms of certain other similar transactions in the financial institutions industry, to the extent publicly available;

•                  the market, trading and valuation characteristics of Mountain West’s common stock, including comparisons to comparable public banks and bank holding companies;

•                  the market, trading, dividend payment and valuation characteristics of First Interstate’s Class A Common Stock, including comparisons to comparable public bank holding companies;

•                  the pro forma financial impact of the merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the merger; and

•                  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Davidson considered relevant, including discussions with management and other representatives and advisors of Mountain West and  First Interstate concerning the business, financial condition, results of operations and prospects of Mountain West and First Interstate.

In rendering its opinion, Davidson assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Davidson, discussed with or reviewed by or for Davidson, or publicly available, and Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mountain West or First Interstate, nor has Davidson been furnished with any such evaluation or appraisal. In addition, Davidson has not assumed any obligation to conduct, nor has it conducted any physical inspection of the properties or facilities of Mountain West or First Interstate. Davidson has further relied on statements from the management of Mountain West and First Interstate that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of Mountain West or First Interstate nor has Davidson reviewed any individual credit files relating to Mountain West or First Interstate. Davidson has assumed that the respective allowances for loan losses for both Mountain West and First Interstate are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson has assumed that there has been no material change in Mountain West’s or First Interstate’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided.

Davidson has assumed in all respects material to the analysis that Mountain West and First Interstate will remain as going concerns for all periods relevant to the analysis. It has also assumed in all respects material to the analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement will not be waived.

Davidson has assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the transaction.

Davidson does not express any view as to, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for Mountain West or the effect of any other transaction in which Mountain West might engage. Additionally, Davidson is not expressing any opinion herein as to the prices at which the shares of Mountain West or First Interstate currently trade or may trade in the future. The opinion of Davidson is necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date of the opinion.

Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of February 6, 2014, and is not necessarily indicative of market conditions after such date.

Summary of Proposal

Davidson reviewed the financial terms of the proposed transaction.  The terms and conditions of the merger are more fully described in the merger agreement.  Each outstanding share of Mountain West common stock will be exchanged for (i) cash consideration of $7.125 and (ii) 0.2552 shares of First Interstate class A common stock, which equates to $13.45 per share based on First Interstate’s closing stock price of $24.78 on February 6, 2014.  Based upon Mountain West’s common shares outstanding at December 31, 2013 of 5,236,748, the aggregate consideration to Mountain West common stockholders is cash of

$37.3 million and 1,336,418 shares of First Interstate Class A Common Stock.  In addition, all options that are outstanding at closing will be cashed out at the difference between the merger value per share and the weighted average strike price.  Based upon Mountain West’s options outstanding of 424,000 at December 31, 2013 with a weighted average strike price of $8.21, option holders would receive an aggregate of approximately $2.2 million in cash.  In total, Mountain West stockholders and option holders would receive total value of $72.7 million.  Based upon financial information as of or for the twelve month period ended December 31, 2013, Davidson calculated the following transaction ratios:

Transaction Ratios
Total Deal Consideration ($000s)	$72,650
Deal Consideration Per Common Share	$13.45
Transaction Value Per Share / Tangible Book Value Per Share	121.3%
Transaction Value / Aggregate Tangible Book Value	125.2%
Transaction Value / 2013 Stated Earnings Per Share	16.2	x
Transaction Value / 2013 Core Earnings Per Share (1)	20.6	x
Tangible Book Premium/ Core Deposits	3.1%
Premium Paid to pre-announcement MTWF stock price	27.5%

(1) Core earnings per share were calculated by making adjustments to Mountain West’s stated earnings to eliminate items of extraordinary or non-recurring income and expense, as confirmed with Mountain West management.

Stock Trading History of Mountain West and First Interstate

Davidson reviewed the history of the reported trading prices and volume of Mountain West and First Interstate common stock and the relationship between the movements in the prices of Mountain West and First Interstate common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Keefe, Bruyette & Woods, Inc. Regional Bank Index and the SNL Bank Index, and relative to their respective peers that are discussed in the Comparable Company Analysis.

Mountain West One Year Stock Performance

	Beginning Index Value on February 6, 2013	Ending Index Value on February 6, 2014
Mountain West	100.0%	131.9%
Standard & Poor’s 500 Index	100.0%	117.3%
SNL Bank Index	100.0%	123.0%
MTWF Comparable Company Peers	100.0%	106.7%

First Interstate One Year Stock Performance

	Beginning Index Value on February 6, 2013	Ending Index Value on February 6, 2014
First Interstate	100.0%	142.1%
Standard & Poor’s 500 Index	100.0%	117.3%
KBW Bank Index	100.0%	123.9%
FIBK Comparable Company Peers	100.0%	138.1%

First Interstate Stock Performance since IPO

	Beginning Index Value on March 23, 2010	Ending Index Value on February 6, 2014
First Interstate	100.0%	170.9%
Standard & Poor’s 500 Index	100.0%	151.0%
KBW Bank Index	100.0%	134.1%
FIBK Comparable Company Peers	100.0%	157.9%

Mountain West Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for Mountain West and a group of financial institutions selected by Davidson. The Mountain West peer group consisted of 14 banks traded on the OTCBB or Pink Sheets headquartered in Colorado, Idaho, Montana, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington, and Wyoming with total assets between $250 million and $1 billion:

Mountain West Comparable Company Peers

Alerus Financial Corporation

Baker Boyer Bancorp

BEO Bancorp

BNCCORP, Inc.

Cashmere Valley Bank

Citizens Bancorp

Columbia Commercial Bancorp

Foundation Bancorp, Inc.

Idaho Independent Bank

Northwest Bancorporation, Inc.

Pacific Financial Corporation

Puget Sound Bank

Security National Corporation

Siuslaw Financial Group, Inc.

The analysis compared financial information for Mountain West and the median financial and market trading data for the Mountain West peer group as of or for the twelve month period ended December 31, 2013 or most recently reported period. The table below sets forth the data for Mountain West and the median data for the Mountain West peer groups for the twelve months ended December 31, 2013 or most recently reported period, with pricing data as of February 6, 2014.

Mountain West	Comparable Group Median Result
Total Assets (in millions)	$645.9	$494.4
Non-Performing Assets / Total Assets	2.86%	1.66%
Loan Loss Reserves / Loans	3.00%	1.82%
Texas Ratio	29.2%	17.5%
Tangible Common Equity Ratio	9.04%	9.22%
Net Interest Margin	3.98%	3.48%
Efficiency Ratio	83.7%	72.2%
Return on Average Assets	0.69%	0.92%
Market Capitalization (in millions)	$55.2	$48.7
Price / Tangible Book Value	95.2%	107.5%
Price / LTM Earnings Per Share	15.8	x	11.2	x

First Interstate Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for First Interstate and a group of financial institutions selected by Davidson. The First Interstate peer group consisted of 10 select banks traded on the NASDAQ or NYSE headquartered in the Western and Midwestern U.S. with total assets between $2 billion and $17 billion:

First Interstate Comparable Company Peers

1st Source Corporation

Banner Corporation

CoBiz Financial Inc.

Columbia Banking System, Inc.

Glacier Bancorp, Inc.

Heartland Financial USA, Inc.

Old National Bancorp

UMB Financial Corporation

Umpqua Holdings Corporation

Western Alliance Bancorporation

The analysis compared financial information for First Interstate and the median financial and market trading data for the First Interstate peer group as of or for the twelve month period ended December 31, 2013 or most recently reported period. The table below sets forth the data for First Interstate and the median data for the First Interstate peer groups for the twelve months ended December 31, 2013 or most recently reported period, with pricing data as of February 6, 2014. For purposes of consistency, figures for both First Interstate and the Comparable peer group were sourced from the published data of SNL Financial. The figures shown for First Interstate for Non-Performing Assets/Total Assets and Efficiency Ratio differ from the figures reported by First Interstate (at 1.48% and 63.69%, respectively), due to slightly different methods of calculation.

First Interstate	Comparable Group Median Result
Total Assets (in millions)	$7,564.7	$7,523.0
Non-Performing Assets / Total Assets	1.74%	1.46%
Loan Loss Reserves / Loans	1.96%	1.54%
Texas Ratio	19.6%	15.6%
Tangible Common Equity Ratio	8.32%	8.64%
Net Interest Margin	3.54%	3.91%
Efficiency Ratio	61.8%	66.6%
Return on Average Assets	1.16%	1.04%
Market Capitalization (in millions)	$1,092.5	$1,325.9
Price / Tangible Book Value	178.4%	191.7%
Price / LTM Earnings Per Share	12.6	x	16.1	x

Precedent Transactions Analysis

Davidson reviewed three sets of comparable mergers and acquisitions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions” which included 9 transactions announced from January 1, 2012 through February 6, 2014 involving banks and thrifts headquartered nationwide where the selling bank’s total assets were between $250 million and $2 billion, non-performing assets to total assets ratio were between 2.0% and 4.0%, and return on average assets between 0.30% and 0.70%; (2) “Western U.S. Transactions with Similar Performance” which included 9 transactions announced from January 1, 2012 through February 6, 2014 involving banks and thrifts headquartered in the Western U.S. where the selling bank’s total assets were under $1 billion and return on average assets was between 0.20% and 1.20%; and (3) “All Western U.S. Transactions” which included 24 transactions announced from January 1, 2013 through February 6, 2014 involving banks and thrifts headquartered in the Western U.S. as set forth below:

Nationwide Transactions

Announcement Date	Acquirer	Target
1/23/2014*	HomeTrust Bancshares, Inc.	Jefferson Bancshares, Inc.
1/21/2014*	TriCo Bancshares	North Valley Bancorp
10/21/2013*	Heritage Oaks Bancorp	Mission Community Bancorp
2/15/2013	Southern BancShares, Inc.	Heritage Bancshares, Inc.
2/7/2013	Renasant Corporation	First M&F Corporation
9/18/2012	Wintrust Financial Corporation	HPK Financial Corporation
5/31/2012	United Financial Bancorp, Inc.	New England Bancshares, Inc.
3/13/2012	National Australia Bank, Ltd.	North Central Bancshares, Inc.
1/26/2012	Tompkins Financial Corporation	VIST Financial Corp.

* Indicates the transaction was pending as of February 6, 2014

Western U.S. Transactions with Similar Performance

Announcement Date	Acquirer	Target
8/5/2013	Whitcorp Financial Company	Colorado State Bank of Walsh
7/26/2013	HomeStreet, Inc.	YNB Financial Services Corp.
6/12/2013	Four Corners Community Bank	Citizens State Bank of Cortez
3/27/2013	Glacier Bancorp, Inc.	North Cascades Bancshares, Inc.
3/22/2013	Puget Sound Bank	Core Business Bank
3/12/2013	Heritage Financial Corporation	Valley Community Bancshares, Inc.
2/25/2013	Glacier Bancorp, Inc.	Wheatland Bankshares, Inc.
10/23/2012	Pacific Continental Corporation	Century Bank
4/17/2012	Bank of Commerce	State Bank & Trust Company

All Western U.S. Transactions

Announcement Date	Acquirer	Target
1/31/2014*	AltaPacific Bancorp	Mission Oaks Bancorp
1/21/2014*	TriCo Bancshares	North Valley Bancorp
1/16/2014*	Bay Commercial Bank	Bank On It, Inc.
11/4/2013	Independence Bank	Premier Service Bank
10/23/2013*	Heritage Financial Corporation	Washington Banking Company
10/23/2013*	Cascade Bancorp	Home Federal Bancorp, Inc.
10/21/2013*	Heritage Oaks Bancorp	Mission Community Bancorp
9/11/2013*	Umpqua Holdings Corporation	Sterling Financial Corporation
8/5/2013	Whitcorp Financial Company	Colorado State Bank of Walsh
7/26/2013	HomeStreet, Inc.	Fortune Bank
7/26/2013	HomeStreet, Inc.	YNB Financial Services Corp.
7/22/2013	PacWest Bancorp	CapitalSource, Inc.
7/15/2013	Wilshire Bancorp, Inc.	Saehan Bancorp
7/2/2013	First ULB Corp.	Union Financial Corporation
7/1/2013	Bank of Marin Bancorp	NorCal Community Bancorp
6/26/2013*	Alamogordo Financial Corp.	Bank 1440
6/12/2013	Four Corners Community Bank	Citizens State Bank of Cortez
5/2/2013	Sterling Financial Corporation	Commerce National Bank
3/27/2013	Glacier Bancorp, Inc.	North Cascades Bancshares, Inc.
3/22/2013	Puget Sound Bank	Core Business Bank
3/12/2013	Heritage Financial Corporation	Valley Community Bancshares
3/6/2013	Pacific Premier Bancorp, Inc.	San Diego Trust Bank
2/25/2013	Glacier Bancorp, Inc.	Wheatland Bankshares, Inc.
1/22/2013	Western Alliance Bancorporation	Centennial Bank

* Indicates the transaction was pending as of February 6, 2014

Davidson reviewed the following multiples for comparable mergers and acquisitions: transaction price at announcement to tangible book value and transaction price at announcement to last twelve months earnings. As illustrated in the following table, Davidson compared the proposed merger multiples to the median multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the Mountain West Merger Consideration based on the assumptions outlined in the Summary Proposal section of this document. The table below sets forth the median data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and Mountain West data for the last twelve months ended December 31, 2013.

			Comparable Group Medians
	Mountain West		Nationwide Transactions Median		Western U.S. Transactions with Similar Performance		All Western U.S. Transactions
Transaction Value / Tangible Book Value Per Share	125.2%		116.3%		127.7%		133.4%
Transaction Value / Last Twelve Months Stated Earnings	16.2	x	18.9	x	22.0	x	20.0	x
Transaction Value/ Last Twelve Months Core Earnings (1)	20.6	x	18.9	x	22.0	x	20.0	x
Total Assets (in millions)	$645.9		$498.6		$100.1		$242.5
Return on Average Assets (Last Twelve Months)	0.69%		0.44%		0.76%		0.72%
Return on Average Equity (Last Twelve Months)	7.4%		5.2%		6.0%		6.2%
Tangible Common Equity Ratio	9.04%		8.60%		10.55%		10.75%
Efficiency Ratio (Last Twelve Months)	83.7%		77.9%		75.5%		81.2%
Non-Performing Assets / Total Assets	2.86%		2.71%		1.00%		1.93%

(1) Core earnings for Mountain West were calculated by making adjustments to stated earnings to eliminate items of extraordinary or non-recurring income and expense, as confirmed with Mountain West management. The published valuation multiples for transactions taking place in the comparable groups do not take into account such adjustments, which could have the effect of increasing or decreasing the median multiples shown.

Premium Paid Analysis

Davidson reviewed the premium paid relative to current trading price for bank acquisitions in three groups: (1) “Nationwide Transactions” which included 9 transactions announced from January 1, 2012 through February 6, 2014 involving banks and thrifts headquartered nationwide where the selling bank’s total assets were between $250 million and $2 billion, non-performing assets to total assets ratio were between 2.0% and 4.0%, and return on average assets between 0.30% and 0.70%; (2) “All Western U.S. Transactions” which included 24 transactions announced from January 1, 2013 through February 6, 2014 involving banks and thrifts headquartered in the Western U.S.; and (3) all M&A transactions in the U.S. announced between January 1, 2012 through February 6, 2014, as set forth below:

Median Premium Paid to Current Trading Price
Comparable National Transactions	38.8%
All Western U.S. Transactions	19.1%
All U.S. Transactions	36.8%
Mountain West Premium	27.5%

Net Present Value Analysis

Davidson performed an analysis that estimated the net present value of Mountain West under various circumstances. The analysis assumed Mountain West performed in accordance with the financial forecasts for the years ending December 31, 2014 through December 31, 2018 as provided by and discussed with management of Mountain West. To approximate the terminal value of Mountain West  at December 31, 2018, Davidson applied price to earnings multiples of 16.0x to 24.0x and multiples of tangible book value ranging from 110.0% to 150.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Mountain West’s common stock. In evaluating the discount rate, Davidson used the industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus company-specific adjustments for size, industry and related considerations.

The analysis indicates an imputed range of values of Mountain West of $7.22 to $12.67 per fully diluted share ($39.0 million to $68.5 million in aggregate) when applying the price to earnings multiples to the financial forecasts and $7.99 to $12.95 per fully diluted share ($43.1 million to $69.9 million in aggregate) when applying the same multiples of tangible book value to the financial forecasts.  The following tables illustrate the net present values for Mountain West on a per share basis under the assumptions shown:

Earnings Per Share Multiples (price per fully diluted share)

Discount Rate	16x	18x	20x	22x	24x
10.00%	$8.89	$9.83	$10.78	$11.73	$12.67
11.00%	$8.52	$9.42	$10.33	$11.23	$12.14
12.00%	$8.17	$9.03	$9.90	$10.76	$11.63
12.50%	$8.00	$8.85	$9.69	$10.54	$11.38
13.00%	$7.84	$8.66	$9.49	$10.32	$11.15
14.00%	$7.52	$8.31	$9.10	$9.90	$10.69
15.00%	$7.22	$7.98	$8.74	$9.50	$10.25

Tangible Book Value Multiples (price per fully diluted share)

Discount Rate	110%	120%	130%	140%	150%
10.00%	$9.84	$10.62	$11.40	$12.17	$12.95
11.00%	$9.43	$10.17	$10.92	$11.66	$12.40
12.00%	$9.04	$9.75	$10.46	$11.17	$11.88
12.50%	$8.85	$9.55	$10.24	$10.93	$11.63
13.00%	$8.67	$9.35	$10.03	$10.71	$11.38
14.00%	$8.32	$8.97	$9.62	$10.27	$10.92
15.00%	$7.99	$8.61	$9.23	$9.85	$10.47

Contribution Analysis

Davidson performed an analysis that examined the value of Mountain West by analyzing the relative contribution of earnings, loans, deposits, and tangible common equity to the pro form company, excluding purchase accounting adjustments. As illustrated in the following table, the analysis imputed an average value of Mountain West of $12.36 per fully diluted share ($66.8 million in aggregate).

Valuation Metric	Mountain West Contribution	Implied Value per FD Share
Pre-Tax, Pre-Provision Earnings (2013)	3.5%	$7.27
Earnings (2014E)	3.8%	$8.09
Earnings (2015E)	4.0%	$8.38
Gross Loans (12/31/13)	8.5%	$18.89
Tangible Common Equity (12/31/13)	8.6%	$19.17

Financial Impact Analysis

Davidson also performed pro forma merger analyses that examined the pro forma impact of the transaction on the combined company’s balance sheet and forecasted income statement, after taking into account certain assumptions that included estimated transaction costs, accounting adjustments, projected cost savings, and estimated operating results for Mountain West and First Interstate.  Earnings estimates for Mountain West were provided by and discussed with Mountain West management; earnings estimates for First Interstate were derived from research reports published by the Davidson institutional research group.  The analysis indicated that the merger is expected to be accretive to the 2015 earnings per share of

First Interstate and dilutive to the tangible book value per share for First Interstate.  The analysis also indicated that First Interstate would maintain capital ratios in excess of those required to be considered well-capitalized under existing regulations.  For all of the above analyses, the actual financial impact of the merger and actual financial results achieved by First Interstate following the merger may vary from the estimated results, and such variations may be material.

Davidson prepared its analyses for purposes of providing its opinion to Mountain West’s board of directors as to the fairness of the merger from a financial point of view to holders of Mountain West common stock, and to assist Mountain West’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Mountain West, First Interstate or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

Davidson’s opinion was one of many factors considered by the Mountain West board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Mountain West or management with respect to the Merger or the merger consideration.

Davidson and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to Mountain West in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to Mountain West, First Interstate and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Mountain West and First Interstate for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Mountain West selected Davidson as its financial advisor, among other reasons, because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger.

Davidson’s Compensation and Other Relationships with Mountain West

Pursuant to a letter agreement dated July 12, 2013, Mountain West engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Mountain West agreed to pay Davidson a cash fee of $100,000 concurrently with the rendering of its opinion. Mountain West will pay to Davidson at the time of closing of the Merger a cash success fee equal to 1.0% of the aggregate consideration. Further, Davidson received a cash fee of $25,000 from Mountain West as a retainer upon execution of the engagement letter, which will be credited against the 1.0% cash success fee. Mountain West has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. In the prior two years, other than the cash retainer fee described herein, Davidson did not receive any fees for investment banking services from Mountain West or from First Interstate. Davidson may, however, provide investment banking services to the combined company in the future and may receive future compensation.

Management and Board of Directors of First Interstate After the Merger

The current directors and senior officers of First Interstate are expected to continue in their current positions.  No officers of Mountain West are expected to serve as executive officers of First Interstate immediately after the closing of the merger.  Information about the current First Interstate directors and executive officers can be found in the documents listed under the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page ii.

Financial Interests of Directors and Officers of Mountain West in the Merger

In considering the recommendation of the board of directors of Mountain West to vote for the proposal to approve the merger agreement, you should be aware that certain directors and officers of Mountain West have interests in the merger that are in addition to, or different from, their interests as stockholders of Mountain West. The board of Mountain West was aware of these interests and considered them in approving the merger agreement. These interests include:

•                  Mr. Bradshaw is partially vested in a benefit under a Salary Continuation Agreement that ordinarily would provide a stream of payments over 20 years beginning at age 62 (or if later, his retirement).  If Mr. Bradshaw’s employment is terminated within 24 months after the merger, Mr. Bradshaw will be fully vested in the payments, such that he would receive monthly payments over 20 years at an annual rate of $36,000 beginning immediately after his termination of employment.

•                  Mr. Brown is partially vested in a benefit under a Salary Continuation Agreement that ordinarily would provide a stream of payments over 20 years beginning at age 65 (or if later, his retirement).  If Mr. Brown’s employment is terminated within 24 months after the merger, Mr. Brown will instead receive a lump sum payment of $77,600, $159,856, or $246,977 (depending on the date of termination) immediately after his termination of employment.

•                  Pursuant to the terms of his 2002 Employment Agreement, Mr. Morgan will be entitled to a lump sum payment of $532,223 on account of the merger, payable upon the closing of the merger.

•                  Mr. Morgan is fully vested in a benefit under a Salary Continuation Agreement that ordinarily would provide a stream of payments over 20 years beginning at his retirement; however, if Mr. Morgan’s employment is terminated within 24 months after the merger, Mr. Morgan would instead receive a lump sum amount equal to $777,515 at the time of his termination of employment.

•                  The directors and officers of Mountain West and Mountain West Bank will receive continued indemnification and director and officer liability insurance coverage for a period of six years after completion of the merger.

Merger-Related Compensation for Mountain West’s Named Executive Officers

The following table sets forth the estimated potential benefits to Mountain West’s principal executive officer and two next most highly compensated executive officers as a result of the merger pursuant to the terms of the merger agreement. This table does not include the value of benefits in which the named executive officers are vested without regard to the terms of the merger agreement or as a result of the merger.

Name	Cash	Equity	Perquisites/ Benefits	Total
Richard E. Hart (1)	$209,911	$—	$—	$209,911
Richard M. Morgan (2)(3)	$545,218	—	—	$545,218
Mitchell K. Bradshaw (4)(5)	$41,650	—	—	$41,650

(1)  Assumes full vesting of Mr. Hart’s existing options for 31,330 shares at an average exercise price of $7.63 per share, and a merger consideration value per share of $14.33 (calculated based on the closing price of First Interstate Class A Common Stock on the NASDAQ Global Select Market on March 31, 2014).

(2)  This amount is equal to (a) a change in control payment of $532,223 due immediately upon the merger, and (b) a cash payment for the cancellation of existing options (assuming full vesting of Mr. Morgan’s existing options for 11,500 shares at an exercise price of $13.20 per share, and a merger consideration value per share of $14.33 (calculated based on the closing price of First Interstate Class A Common Stock on the NASDAQ Global Select Market on March 31, 2014)).

(3)  Mr. Morgan is fully vested in a benefit under a Salary Continuation Agreement that ordinarily would provide a stream of payments over 20 years beginning at his retirement; however, if Mr. Morgan’s employment is terminated within 24 months after the merger, Mr. Morgan would instead receive a lump sum amount equal to $777,515 at the time of his termination of employment.

(4)  Assumes full vesting of Mr. Bradshaw’s existing options for 5,000 shares at an exercise price of $6.00 per share, and a merger consideration value per share of $14.33 (calculated based on the closing price of First Interstate Class A Common Stock on the NASDAQ Global Select Market on March 31, 2014).

(5)  Mr. Bradshaw is partially vested in a benefit under a Salary Continuation Agreement that ordinarily would provide a stream of payments over 20 years beginning at age 62 (or if later, his retirement).  If Mr. Bradshaw’s employment is terminated within 24 months after the merger, Mr. Bradshaw will be fully vested in the payments, such that he would receive monthly payments over 20 years at an annual rate of $36,000 beginning immediately after his termination of employment.

Financial Interests of Directors and Officers of First Interstate in the Merger

First Interstate has not entered into any agreement or understanding, whether written or unwritten, with any director or executive officer pursuant to which any such person would be entitled to receive compensation, whether present, deferred or contingent, that is based on or otherwise relates to the merger.

Regulatory Approvals Required for the Mergers

Completion of the merger and the bank merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the Federal Reserve and, with respect to the bank merger, the Montana Division of Banking and Financial Institutions, and the expiration of any applicable statutory waiting periods. First Interstate has agreed to take all actions that are necessary, proper and advisable in connection with obtaining all regulatory approvals, and Mountain West has agreed to fully cooperate with First Interstate in the filing of the applications and other documents necessary to complete the transactions contemplated by the merger. First Interstate and its subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Federal Reserve Applications

The Merger. First Interstate is a bank holding company under Section 3 of the BHC Act. Section 3(a)(5) of the BHC Act generally requires the prior approval of the Federal Reserve for any bank holding company to merge with any other bank holding company. First Interstate is required to file an application with the Federal Reserve. In considering the approval of the merger, the Federal Reserve is required by the BHC Act to review, with respect to First Interstate and the companies and insured depository institutions to be acquired: (1) financial and managerial resources and the effect of the proposed transaction on these resources, including the management expertise, internal controls and risk management systems, (2) the effect of the proposal on competition and (3) whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risk to the stability of the United States banking or financial system. The Federal Reserve also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1977. In connection with such a review, the Federal Reserve will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Under the Montana Bank Act, First Interstate is required provide the Montana Division with a copy of all applications filed with the Federal Reserve seeking approval of the merger.  The Montana Division may provide comments on the applications to the Federal Reserve and may request further information with respect to the merger.  In addition, the Montana Bank Act prohibits the merger if First Interstate would, through its subsidiaries, control greater than 22 percent of the total deposits in Montana.  The merger is not expected to result in such control of deposits by First Interstate in Montana.

The Bank Merger. Because First Interstate Bank is a state bank member of the Federal Reserve, prior approval to merge Mountain West Bank with and into First Interstate Bank is required from the Federal Reserve, pursuant to Section 18(c)(2)(B) of the Federal Deposit Insurance Act, which is referred to herein as the Bank Merger Act, and by the Montana Division under the Montana Bank Act. In evaluating an application filed under the Bank Merger Act, the Federal Reserve is required to take into consideration (1) the competitive impact of the proposed transactions, (2) financial and managerial resources and future prospects of the banks that are party to the merger, (3) the convenience and needs of the communities served by the banks and their compliance with the Community Reinvestment Act, (4) the banks’ effectiveness in combating money-laundering activities, and (5) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review under the Bank Merger Act, the Federal Reserve provides an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the Federal Reserve under the BHC Act and the Bank Merger Act generally may not be completed until 30 days after the approval of the Federal Reserve is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve does regarding the merger’s effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Because First Interstate Bank is a Montana-chartered commercial bank, prior approval of the bank merger is required from the Montana Division.  The Division may accept  public comments on the bank merger application and may consider other factors in considering the bank merger.  Generally, the Montana Division will act upon an application within 15 to 45 calendar days following expiration of the required publication and public comment periods.  The Montana Division may, however, extend the processing period for good cause.

Because Mountain West is a national bank, information with respect to the bank merger is required to be filed with the Comptroller of the Currency (the “OCC”).  Both the Montana Bank Act and the National Bank Act permit the merger of a national bank with a bank chartered under the Montana Bank Act.  Because First Interstate Bank will be the surviving bank in the merger, the prior approval of the bank merger by the OCC is not required.

Additional Regulatory Approvals, Notices and Filings

Additional notifications, filings and/or applications will be submitted to various other federal and state regulatory authorities in connection with the mergers and the payment of permitted dividends by Mountain West, including the Federal Reserve, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the U.S. Department of the Treasury.

The closing of the merger and the bank merger is conditioned upon the regulatory agencies and authorities not imposing any condition, limitation or requirement that is reasonably unacceptable to First Interstate. Although First Interstate and Mountain West currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether the approvals will contain terms, conditions or restrictions not currently contemplated that will be detrimental to First Interstate after the completion of the merger.

There can likewise be no assurances that federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (a) the recorded assets and liabilities of First Interstate will be carried forward at their recorded amounts, (b) First Interstate’s historical operating results will be unchanged for the prior periods being reported on, and (c) the assets and liabilities of Mountain West will be adjusted to fair value at the date of the merger. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price (consisting of the value of cash and shares of First Interstate Class A Common Stock to be issued to former Mountain West stockholders) exceeds the fair value of the net assets, including identifiable intangibles of Mountain West at the merger date, will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually or on an interim basis if an event or circumstance indicates that it is likely an impairment has occurred. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Mountain West being included in the operating results of First Interstate beginning from the date of completion of the merger.

Public Trading Markets

First Interstate Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “FIBK.” The First Interstate Class A Common Stock issuable in the merger will be listed on the NASDAQ Global Select Market.

Exchange of Shares in the Merger

First Interstate will appoint an exchange agent to handle the exchange of shares of Mountain West common stock for cash and shares of First Interstate Class A Common Stock. As soon as reasonably practicable after the closing of the merger, First Interstate’s exchange agent will mail a letter of transmittal to each person who was a Mountain West stockholder of record at the effective time of the merger describing the actions necessary for delivery of the merger consideration. This mailing will also contain instructions on how to surrender shares of Mountain West common stock (whether in certificated or book entry form) in exchange for the merger consideration that the holder is entitled to receive under the merger agreement.

All shares of First Interstate Class A Common Stock issued to the holders of Mountain West common stock pursuant to the merger will be deemed issued as of the effective date of the merger. However, until a holder of Mountain West common stock surrenders its shares of Mountain West common stock in accordance with the instructions provided by the exchange agent, dividends or other distributions on such stockholder’s First Interstate Class A Common Stock will accrue, but will not be paid. Once a Mountain West stockholder properly surrenders its shares of Mountain West common stock, any unpaid dividends or other distributions that such stockholder is entitled to receive, as well as any merger consideration payable in cash to such stockholder, will be paid without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Mountain West of any shares of Mountain West common stock. If certificates representing shares of Mountain West common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Mountain West common stock represented by those certificates shall have been converted.

If a certificate for Mountain West common stock has been lost, stolen, mutilated or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an appropriate affidavit as to such loss, theft, mutilation or destruction, and, if requested by First Interstate or the exchange agent, upon the posting of a bond in such amount as First Interstate may determine necessary as indemnity against any claim that may be made against First Interstate in respect of such lost, stolen, mutilated or destroyed certificate.

Subject to the terms of First Interstate’s agreement with the exchange agent, First Interstate may use its reasonable discretion in determining the validity of any letters of transmittal delivered by a Mountain West stockholder and such stockholder’s compliance with the procedures prescribed by the exchange agent necessary for delivery of the merger consideration.  In addition, First Interstate may use its reasonable discretion in determining the method of payment of the cash portion of the merger consideration each such stockholder is entitled to receive.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

Effects of the Merger

The merger agreement provides for the merger of Mountain West with and into First Interstate, with First Interstate surviving the merger. The merger agreement provides that the articles of incorporation and the bylaws of First Interstate as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving company. Pursuant to the merger agreement the board of directors of First Interstate shall continue to be the board of directors of the surviving company; however, First Interstate has agreed to use its best efforts to nominate Richard Anderson, who is the current chairman of Mountain West’s board of directors, to become a director of the surviving company if a vacancy occurs on the board of directors by reason of a death, resignation or removal within one year of the closing of the merger.

As a result of the merger, the existence of Mountain West will cease and there will no longer be any shares of Mountain West common stock. Mountain West stockholders will only participate in the surviving company’s future earnings and potential growth through their ownership of First Interstate Class A Common Stock, if any. All of the other incidents of direct ownership of Mountain West common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Mountain West, will be extinguished upon completion of the merger. All of the property, rights, privileges, powers and franchises of First Interstate and Mountain West will vest in the surviving company, and all debts, liabilities and duties of Mountain West and First Interstate will become the debts, liabilities and duties of the surviving company.

Effective Time of the Merger

The merger agreement provides that the merger will be consummated on the first business day that is not less than ten (10) business days after the latest to occur of (i) the receipt of all required regulatory approvals, including the expiration of all related statutory waiting or holding periods, and (ii) the receipt of approval of Mountain West’s stockholders, unless extended by mutual agreement of First Interstate and Mountain West. First Interstate and Mountain West shall file articles of merger with the Secretary of State of the State of Montana, which shall indicate the effective time of the closing of the merger. As of the date of this document, First Interstate and Mountain West expect that the merger will be effective in mid-2014, although it does not expect the merger to close in June 2014. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed on or before December 31, 2014, the merger agreement may be terminated by either First Interstate or Mountain West, unless the failure of the closing to occur by such date is due to a breach of a representation, warranty, covenant or agreement by the party seeking to terminate the merger agreement.

For a description of the merger, merger consideration and treatment of Mountain West stock options, please see the section entitled “THE MERGER—Terms of the Merger” beginning on page 27.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Mountain West has agreed that, prior to the effective time of the merger, it will generally conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business consistent with past practices. In addition, it will use its commercially reasonable efforts to preserve intact its business organization, keep available the services of its current officers, employees and agents and maintain its relationships and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Mountain West. Further, Mountain West has agreed to maintain (i) an adequate reserve for possible loan and lease losses which is in accordance with generally accepted accounting principles, or GAAP, (ii) all of its assets necessary to conduct its business, including the maintenance of insurance policies upon its assets and (iii) its books and records in its usual manner consistent with prior years and in compliance with all applicable laws except where such failure to maintain would not reasonably be expected to have a material adverse effect on Mountain West on a consolidated basis. It has also agreed to timely file all required filings with applicable regulatory authorities.

In addition to the general covenants above, Mountain West has agreed that prior to the closing of the merger, subject to specified exceptions in the merger agreement, it will not, and will not permit its subsidiaries to, without the written consent of First Interstate:

•                  (i) change its authorized or issued capital stock, (ii) issue any capital stock (other than in connection with the exercise of options), grant any stock option or grant any right to purchase shares of its capital stock (other than the full vesting of outstanding options as contemplated in the merger agreement), (iii) issue any security convertible into its capital stock or evidences of indebtedness (except in connection with customer deposits), (iv) grant any registration rights, (v) purchase, redeem, retire or otherwise acquire any shares of its capital stock (other than the cash out of options contemplated by the merger agreement), or (vi) declare or pay any dividend or other distribution or payment on shares of its capital stock, except for certain permitted dividends;

•                  amend its articles of incorporation, bylaws or other formation documents;

•                  pay or increase any bonus, salary or other compensation to any of its stockholders, directors, officers or employees except for normal payments and increases in the ordinary course of business consistent with past practices or in accordance with its employee benefit plans;

•                  enter into any employment, consulting, non-competition, change in control, severance or similar contract with any stockholder, director, office or employee except for those contemplated by the merger agreement;

•                  except in certain circumstances, adopt, amend or terminate or increase the payments or benefits under its employee benefit plans;

•                  enter into, terminate or extend any joint venture or similar agreement other than loan participation arrangements in the ordinary course of business;

•                  except for leases by Mountain South, LLC, enter into any new, or modify, amend, renew or extend the terms of any existing, lease, contract or license that has a term of more than one year or that involves the payment by Mountain West or any of its subsidiaries of more than $25,000 in the aggregate;

•                  make any loan or loan commitment other than in the ordinary course of business consistent with past policies and practices on an arms-length basis and in a principal amount no greater than $750,000;

•                  commit to make or increase the amount of any loan or extension of credit (i) to a person or an affiliate of a person who is on the “watch list” or similar internal report or (ii) that was classified by Mountain West Bank as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” prior to such commitment or increase;

•                  sell, lease or otherwise dispose of any assets or properties or mortgage, pledge or permit the imposition of any lien or other encumbrance upon any of its material assets or properties except (i) in the ordinary course of business, and (ii) certain other liens permitted under the merger agreement;

•                  buy or sell any investment security other than in the ordinary course of its business and in amounts less than $750,000 per transaction, and then only if the investment security is a permissible investment for a Montana commercial bank;

•                  except in connection with the merger, incur any obligation or liability other than in the ordinary course of business;

•                  solicit or accept any deposit other than consistent with past practices;

•                  cancel or waive any claims or rights with a value in excess of $25,000;

•                  make any single investment of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $50,000;

•                  except for leases entered into by Mountain South, LLC in the ordinary course of its business and as otherwise permitted under the merger agreement, acquire or lease, as lessee or lessor, any real property;

•                  except as contemplated by the merger agreement, merge or consolidate with or into any other entity, acquire any stock, equity interest or business of another or enter into any agreement to do any of the foregoing;

•                  borrow or incur indebtedness or increase any outstanding indebtedness other than in the ordinary course of business;

•                  except as required by regulators, make any material change in any policies, principles and practices with respect to accounting, liquidity management and cash flow planning, marketing, deposit origination, lending, allowance for loan and lease losses, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations;

•                  file any applications for additional branches or open, close or relocate any office or branch;

•                  discharge or satisfy any material lien or encumbrance or repay any material indebtedness except for obligations incurred and repaid in the ordinary course of business and when and as due;

•                  purchase or otherwise acquire any derivative securities, financial futures or commodities;

•                  enter into any interest rate swap, floors and option agreements or similar interest rate management agreements;

•                  hire any employee;

•                  take or fail to take any action which would cause any of Mountain West’s representations or warranties in the merger agreement to be incorrect, except where such action would not reasonably be expected to have a material adverse effect on Mountain West on a consolidated basis;

•                  take any action which would materially delay or adversely affect the ability of any person or entity to obtain the regulatory approvals to consummate the transactions contemplated by the merger agreement; or

•                  agree to do any of the actions described above.

Other Covenants

Mountain West has also agreed (i) to provide First Interstate with interim financial statements of Mountain West and Mountain West Bank for certain periods after December 31, 2013, (ii) if requested by First Interstate, to deliver at its expense a commitment for a standard owners policy with respect to some or all of the real property owned by Mountain West or its subsidiaries, (iii) that First Interstate may, at its expense and after giving Mountain West notice within thirty (30) business days of February 10, 2014, conduct a Phase 1 environmental site assessment with respect to any real property owned by Mountain West or any of its subsidiaries, (iv) if requested by First Interstate, to amend or terminate any of its employee plans on or before the closing of the merger, (v) to make certain amendments to its retirement plan prior to the stockholder meeting held to approve the merger, (vi) to consult with First Interstate prior to entering into, or one of Mountain West’s subsidiaries entering into, any new or extension of any existing data or item processing agreement, (vii) if requested by First Interstate and subject to certain conditions, to vote in favor of and to cause Mountain West Bank to enter into a merger agreement pursuant to which Mountain West Bank would merge with and into First Interstate Bank and (viii) if requested by First Interstate and subject to certain conditions, to cause Mountain West Bank to cooperate with First Interstate in consolidating or closing Mountain West Bank’s offices or in consolidating Mountain West Bank offices with First Interstate Bank offices.

Regulatory Matters

First Interstate has agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this document is a part. First Interstate and Mountain West have agreed to use their commercially reasonable best efforts to cause the Form S-4 to be declared effective under the Securities Act promptly after filing.

In addition, First Interstate and Mountain West have agreed to use their commercially reasonable efforts to satisfy the various covenants and conditions to consummate the transactions contemplated by the merger agreement, and have agreed that First Interstate will have primary responsibility for the preparation of the necessary applications for regulatory approval of the transactions contemplated by the merger agreement. First Interstate has agree to make all such appropriate regulatory filings for approval of the transactions contemplated by the merger agreement within thirty (30) days after the merger agreement is signed. Mountain West and First Interstate will, and will cause their subsidiaries, affiliates and representatives to, cooperate with respect to all filings that are required to be made in connection with the transactions contemplated by the merger agreement.

Permitted Dividends

The merger agreement generally prohibits Mountain West and Mountain West Bank from paying dividends other than certain permitted dividends.  The permitted dividends include a one-time dividend of $0.33 per share of Mountain West common stock and dividends from Mountain West Bank to Mountain West in amounts necessary for the payment by Mountain West of amounts due on Mountain West existing debt or other obligations.  In addition, if the merger has not been consummated prior to September 1, 2014, Mountain West is permitted to pay a dividend of $0.06 per share for each whole or partial calendar month elapsing prior to the effective time of the merger, beginning with September 2014.

The prior consent of bank regulatory authorities is required for the payment of the permitted dividends by Mountain West Bank to Mountain West, and for payment of permitted dividends by Mountain West to its shareholders.  Mountain West anticipates that the required consents will be obtained.  However, there can be no assurance that the required consents will be obtained.

Stockholder Approval

The Mountain West board of directors has resolved to recommend to the Mountain West stockholders that they approve the Mountain West Merger proposal (subject to certain exceptions if, following the receipt of a superior proposal (as defined below), such recommendation would result in a violation of the board of directors’ fiduciary duties under Montana law). Mountain West has agreed, as promptly as practicable following the Form S-4 of which this document is a part becoming effective, to take all actions under applicable laws and its articles of incorporation and bylaws necessary to call, give notice of, convene and hold a meeting of its stockholders to approve the merger and to solicit, and use its commercially reasonable best efforts to obtain, such approval.

Employee Matters

First Interstate has agreed that, until the merger is closed, it will cause First Interstate Bank not to hire any new employees at its Montana branch offices located in Helena, Missoula, Great Falls, Bozeman, Kalispell, and Whitefish.  Furthermore, in connection with the merger, First Interstate has agreed to pay severance to each employee of Mountain West or any of its subsidiaries, who is not already entitled to severance or other compensation upon termination of his or her employment, in the event First Interstate terminates the employment of such person on or before the first anniversary of the merger closing date; provided that no severance will be paid if a person’s employment is terminated for cause or by reason of death or disability. Employees entitled to severance will be paid in an amount determined under First Interstate’s employment policies in place as of the date of the merger agreement and taking into account the salary, length of employment and position with Mountain West or any of its subsidiaries, as applicable. In addition, First Interstate agreed to, and agreed to cause its subsidiaries to, provide reasonable outplacement services to any employee of Mountain West or its subsidiaries whose employment is terminated by First Interstate.

To the extent permitted under applicable law and First Interstate’s employee benefit plans, each Mountain West or Mountain West Bank employee who becomes an employee of First Interstate or its subsidiaries will be credited with their past service with Mountain West or Mountain West Bank for purposes of eligibility and vesting under First Interstate’s employee benefit plans.

Indemnification and Directors’ and Officers’ Insurance

Mountain West has agreed, to the extent reasonably requested by First Interstate, to acquire extended coverage of acts or omissions under its existing director and officer liability policies of insurance commonly referred to as “tail coverage”.  In addition, First Interstate has agreed to continue certain indemnification obligations of Mountain West and Mountain West Bank for a period of six years following the effective time of the merger.

No Solicitation and Change in Recommendation

Mountain West has agreed that, except in certain circumstances in the case of a superior proposal (as defined below), neither it nor its subsidiaries nor any of their respective directors, officers, managers, employees, agents, consultants, advisors and other representatives will directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by providing information) or take any other action designed to facilitate any acquisition proposals (as defined below); (ii) participate in discussions or negotiations with any other party regarding an alternative transaction (as defined below) or an acquisition proposal; or (iii) enter into any agreement regarding an alternative transaction or acquisition proposal.

However, if Mountain West or any of its representatives receive an unsolicited superior proposal, without breaching the merger agreement and before the Mountain West stockholders have approved the merger, that the Mountain West board of directors has (i) determined in its good faith judgment (after consultation with Mountain West’s outside counsel) that the failure to participate in discussions or negotiations with, or provide information to, the party making the superior proposal would cause it to violate its fiduciary duties under applicable law; and (ii) provided at least 5 business days’ notice to First Interstate, then Mountain West or its representatives may furnish information to and enter into discussions and negotiations with such other party pursuant to a customary confidentiality agreement.

Mountain West has agreed to notify First Interstate within one business day after receipt of any acquisition proposal or any material modification to any acquisition proposal, or any request for non-public information or access to property, books or records by any person that has made, or to Mountain West’s knowledge, may be considering making, an acquisition proposal, and to provide (i) the identity of the person making or considering making such proposal or modification or requesting such information or access and (ii) the terms of any such proposal or modification or amendment to an acquisition proposal.

In addition, Mountain West agreed to immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted before the date of the merger agreement that relate to any acquisition proposal or alternative transaction. Mountain West agreed that it will not, and will cause its subsidiaries not to, release any third party from, and agreed to use commercially reasonable efforts to enforce, the provisions of any agreement to which Mountain West or any of its subsidiaries is a party that remains in effect as of the date of the merger agreement, and shall immediately take all steps necessary to terminate any approval that may have been given prior to the date of the merger agreement under any such provisions authorizing any person to make an acquisition proposal.

The merger agreement defines an acquisition proposal, alternative transaction, and superior proposal as follows:

•                  “acquisition proposal” means any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Mountain West or any of its subsidiaries that, if consummated, would constitute an alternative transaction.

•                  “alternative transaction” means any of (i) a transaction pursuant to which any person or entity (or group of persons or entities) other than First Interstate or its affiliates, directly or indirectly, acquires or would acquire ten percent (10%) or more of the outstanding shares of Mountain West common stock or voting power of Mountain West, or ten percent (10%) or more of the outstanding shares or voting power of any other series or class of capital stock of Mountain West that would be entitled to a class or series vote with respect to the merger, whether from Mountain West, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Mountain West (other than the merger contemplated hereby), (iii) any transaction pursuant to which any person or entity (or group of persons or entities) other than First Interstate or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any of Mountain West’s subsidiaries and securities of the entity surviving any merger or business combination involving any of Mountain West’s subsidiaries) of Mountain West or any of its subsidiaries representing more than twenty percent (20%) of the fair market value of all the assets, deposits, net revenues or net income of Mountain West on a consolidated basis, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Mountain West or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Mountain West common stock immediately prior to such transaction do not, in the aggregate, own at least ninety percent (90%) of each of the outstanding shares of Mountain West common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Mountain West common stock immediately prior to the consummation thereof.

•                  “superior proposal” means a bona fide, unsolicited written acquisition proposal that (x) is obtained not in breach of the merger agreement for all of the outstanding shares of Mountain West common stock, on terms that Mountain West’s board of directors determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the acquisition proposal and the merger agreement (including any proposal by First Interstate to adjust the terms and conditions of the merger agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such acquisition proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and the merger agreement) are more favorable from a financial point of view to its stockholders than the merger described herein, (y) is reasonably likely to receive all necessary regulatory approvals and be consummated and (z) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

Publicity

Mountain West and First Interstate agreed that prior to the effective time of the merger, they will consult with each other and legal counsel before issuing any press releases or otherwise making any public statements relating to the merger agreement or the transactions contemplated thereby and will not issue any such press release or make any such public statement without the prior consent of the other party.

First Interstate Attendance at Mountain West Committee Meetings

Mountain West agreed to allow a representative of First Interstate to attend as an observer meetings of committees of the board of directors of Mountain West Bank, including committees for loan approvals and asset liability management decisions held prior to completion of the merger, but such representatives will have no voting rights and may be excluded from certain sessions. All information provided to the representative will be kept in confidence by First Interstate and will not be provided to any First Interstate employee other than the specified representatives.

Termination of the Merger Agreement

First Interstate and Mountain West may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Mountain West stockholders have approved the Mountain West Merger proposal. The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

Time

If the merger is not completed on or before December 31, 2014, the merger agreement may be terminated by either First Interstate or Mountain West, unless the failure of the closing to occur by such date is due to a breach of a representation, warranty, covenant or agreement by the party seeking to terminate the merger agreement.

First Interstate Closing Price Floor

If the average closing price of First Interstate’s Class A Common Stock is less than $20.00 per share during the twenty (20) business days preceding the fifth business day prior to the effective date of the merger, Mountain West may terminate the merger agreement upon written notice to First Interstate given on the business day prior to the closing of the merger, unless First Interstate, within five (5) business days of receiving Mountain West’s notice to terminate the merger agreement, adjusts the merger consideration by an amount equal to the difference between $20.00 and the average closing price, multiplied by the number of shares of First Interstate Class A Common Stock to be issued in the merger.

Regulatory Approvals

If a required regulatory approval is denied and First Interstate elects not to appeal such denial within fifteen (15) business days of such denial, First Interstate or Mountain West may terminate the merger agreement.

Stockholder Approval

If the stockholders of Mountain West have not approved the merger, First Interstate or Mountain West may terminate the merger agreement.

Closing Conditions

If the closing conditions of Mountain West or First Interstate are not satisfied or waived by the other party or become impossible to satisfy (other than as a result of the other party failing to comply with its obligations under the merger agreement) as of December 31, 2014, the other party may terminate the merger agreement.

Environmental Conditions

If environmental site assessments indicate a material adverse environmental condition that First Interstate reasonably determines would have a material adverse effect on Mountain West on a consolidated basis and Mountain West or its subsidiaries do not remedy the condition within sixty (60) days, First Interstate may terminate the merger agreement.

Superior Proposal

Provided Mountain West has not breached certain of its obligations under the merger agreement, if Mountain West’s board of directors in good faith determines an acquisition proposal is a superior proposal and delivers a break up fee equal to $3 million by wire transfer of immediately available funds to First Interstate, Mountain West may terminate the merger agreement.

Breach of the Merger Agreement

If either Mountain West or First Interstate breaches any of its representations, warranties, agreements or covenants set forth in the merger agreement, which breach is not, or cannot be, cured within thirty (30) days following notice to the breaching party, the non-breaching party may terminate the merger agreement.

Termination Fee and Break up Fee

Each of Mountain West and First Interstate has agreed to pay, as liquidated damages, a termination fee equal to $1 million in the event the merger agreement is terminated due to its breach of any of its representations, warranties, agreements or covenants set forth in the merger agreement. Such termination fee is payable to the non-breaching party by wire transfer of immediately available funds within five (5) business days of demand.

Subject to certain limitations, if Mountain West’s board of directors determines an acquisition proposal is a superior proposal and delivers a break up fee equal to $3 million, Mountain West may terminate the merger agreement. First Interstate shall also be entitled to a $3 million break up fee if Mountain West enters into or consummates an alternative transaction within twelve months after First Interstate terminates the merger agreement because of a breach by Mountain West of its representations, warranties, covenants or agreements contained in the merger agreement and such termination occurred after an acquisition proposal was made known to Mountain West.  Such break up fee is payable to First Interstate by wire transfer of immediately available funds on the earlier of the date an alternative transaction is consummated or any such letter is executed or agreement is entered into, as applicable.  In addition, First Interstate will be immediately entitled to a $3 million break up fee if Mountain West’s board of directors has not recommended approval of the merger to Mountain West’s stockholders and the merger agreement is terminated because Mountain West stockholders did not approve the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by Mountain West to First Interstate relating to a number of matters, including the following:

•                  corporate organization, valid existence, good standing, registration, power, authority, and subsidiaries;

•                  organization, valid existence and good standing of Mountain West Bank under the National Bank Act;

•                  requisite corporate power and authority to enter into and perform its obligations under the merger agreement, due authorization of the execution, delivery and performance of the merger agreement and enforceability of the merger agreement;

•                  absence of conflicts with governing documents, applicable laws or regulations or certain agreements or the creation of liens as a result of entering into the merger agreement or the transactions contemplated by the merger agreement;

•                  capitalization of Mountain West and its subsidiaries;

•                  financial statements, conformity with GAAP of financial statements, the absence of off-balance sheet arrangements and maintenance of internal controls over financial reporting;

•                  complete and correct books and records;

•                  compliance with securities laws;

•                  title to investment securities held and the reasonableness of investment related policies, practices and procedures;

•                  owned and leased real property;

•                  title to property;

•                  condition and sufficiency of assets;

•                  loan and loan commitments and adequate reserves for loan and lease losses;

•                  absence of undisclosed liabilities that are required to be included in Mountain West financial statements pursuant to GAAP or changes in Mountain West’s business, the occurrence of which would have a material adverse effect on Mountain West on a consolidated basis;

•                  taxes and tax returns;

•                  labor, employee compensation and employee benefits matters;

•                  compliance with applicable law and absence of notices of noncompliance from regulators;

•                  legal proceedings and orders;

•                  business conduct and absence of certain changes since December 31, 2012;

•                  certain specified material contracts and the absence of defaults thereunder;

•                  absence of notices of alleged, possible or potential violations or breaches under material contracts;

•                  absence of renegotiations and rights to renegotiate amounts payable under material contracts;

•                  insurance;

•                  environmental proceedings and governmental approvals, compliance with environmental laws and absence of certain storage tanks present on the property owned or occupied by Mountain West or any of its subsidiaries;

•                  proper filing of documents with regulatory agencies and the accuracy of information contained in such filings;

•                  administration of accounts held in a fiduciary capacity;

•                  absence of claims for indemnity;

•                  Regulation O compliance;

•                  broker’s fees or commissions payable in connection with the merger;

•                  knowledge of regulatory approval delays;

•                  rating from the Community Reinvestment Act, as amended, for Mountain West Bank;

•                  receipt of an opinion from its financial advisor regarding the fairness of the merger consideration from a financial point of view;

•                  intellectual property matters;

•                  maintenance of information technology, compliance with laws related to privacy, data protection and the use and collection of personal information and the protection of personal information;

•                  accuracy of information supplied by Mountain West for inclusion in this document; and

•                  accuracy of Mountain West’s representations, warranties and certain notices under the merger agreement.

The merger agreement also contains representations and warranties made by First Interstate to Mountain West relating to a number of matters, including the following:

•                  corporate organization, valid existence, good standing, power, authority and subsidiaries;

•                  requisite corporate power and authority to enter into and perform its obligations under the merger agreement, due authorization of the execution, delivery and performance of the merger agreement and enforceability of the merger agreement;

•                  absence of conflicts with governing documents, applicable laws or certain agreements or the creation of liens as a result of entering into the merger agreement or the transactions contemplated by the merger agreement;

•                  capitalization of First Interstate’s subsidiaries;

•                  absence of undisclosed liabilities the occurrence of which would have material adverse effect on First Interstate on a consolidated basis;

•                  legal proceedings and orders;

•                  compliance with applicable law and absence of notices of noncompliance from regulators;

•                  knowledge of regulatory approval delays;

•                  rating from the Community Reinvestment Act, as amended, for First Interstate’s subsidiary banks;

•                  accuracy of First Interstate filings with the SEC;

•                  accuracy of information supplied by First Interstate for inclusion in this document;

•                  business conduct and absence of certain changes since December 31, 2012;

•                  absence of actions that would prevent the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; and

•                  valid authorization and issuance of shares to be issued as merger consideration.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to First Interstate or Mountain West, as the case may be, means any a material adverse effect (a) on the financial or other condition, properties, assets, liabilities, businesses or results of operations of such party on a consolidated basis or (b) on the ability of such party to perform its obligations, including its obligations under the merger agreement, on a timely basis; provided, however, material adverse effect does not include the impact of any (i) changes in banking and similar laws of general applicability or interpretations thereof by any governmental entity affecting bank holding companies or depository institutions generally, (ii) changes in general economic conditions and changes in prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies; (iii) acts of terrorism or war that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies; (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with the transactions contemplated by the merger agreement, in each case in accordance with the merger agreement and/or GAAP; (v) any modifications or changes made to the Mountain West Bank’s general business practices or policies at the request of First Interstate so as to be consistent with the practices or policies of First Interstate; or (vi) actions of a party taken with the prior consent of the other in connection with the transactions contemplated by the merger agreement or as required or permitted under the merger agreement.

The representations and warranties in the merger agreement do not survive the closing of the merger and, if the merger agreement is validly terminated as described under the section entitled “THE MERGER AGREEMENT—Termination of the Merger Agreement” beginning on page 54, there will be no liability or damages arising under the representations and warranties of First Interstate or Mountain West, other than any obligation to pay the termination or break up fee.

Conditions to the Merger

Conditions to Each Party’s Obligations

The respective obligations of each of First Interstate and Mountain West to complete the merger are subject to, among other things, the satisfaction of the following conditions:

•                  the approval of Mountain West stockholders of the merger shall be obtained and in effect;

•                  all required regulatory approvals for the transactions contemplated by the merger agreement shall have been obtained and be in effect, and all waiting or holding periods shall have expired;

•                  the absence of any violation of or conflict with any applicable laws or orders or proposed laws or orders, in each case, resulting from the consummation or performance of the transactions contemplated by the merger agreement;

•                  the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; and

•                  the absence of any pending or threatened proceeding against First Interstate, Mountain West or any of their subsidiaries (i) challenging or seeking relief in connection with any of the transactions contemplated by the merger agreement or (ii) preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by the merger agreement, in either case, that would reasonably be expected to have a material adverse effect on Mountain West or First Interstate.

Conditions to Obligations of First Interstate

The obligation of First Interstate to complete the merger is also subject to the satisfaction or waiver by First Interstate, of the following conditions:

•                  the accuracy of the representations and warranties of Mountain West as of the closing date of the merger, other than inaccuracies that would not individually or in the aggregate result in a material adverse effect on Mountain West on a consolidated basis or First Interstate’s rights under the merger agreement;

•                  performance and compliance by Mountain West of the covenants and obligations required to be performed by it or complied with at or prior to the closing of the merger, except where any non-performance or noncompliance would not reasonably be expected to have a material adverse effect on Mountain West on a consolidated basis or First Interstate’s rights under the merger agreement;

•                  all proceedings to be taken by Mountain West in connection with the transactions contemplated by the merger agreement and all of the documents incident thereto are reasonably satisfactory in form and substance to counsel for First Interstate;

•                  the absence of any event or occurrence that would or would reasonably be expected to have a material adverse effect on Mountain West on a consolidated basis;

•                  all consents or approvals required by the merger agreement are obtained and reasonably satisfactory to First Interstate and all applicable waiting periods have expired;

•                  the regulatory approvals required to be obtained in connection with the transactions contemplated by the merger agreement will not contain any condition, limitation or requirement on the activities of First Interstate, any of its subsidiaries, Mountain West or Mountain West Bank which would reduce the benefits of the merger such that First Interstate and Mountain West would not, acting reasonably, have entered into the merger agreement had such condition or requirements been known as of the date of the merger agreement;

•                  the holders representing no more than 10% of the issued and outstanding shares of Mountain West common stock shall have dissented from the merger in accordance with the Montana Business Corporation Act;

•                  receipt by First Interstate of an opinion of Holland & Hart, LLP reasonably satisfactory to First Interstate as to certain tax matters;

•                  First Interstate shall have received irrevocable commitments for the issuance of title policies with respect to certain title commitments;

•                  the authorized and outstanding capital stock of Mountain West exclusively consists of no more than 5,660,748 shares of Mountain West common stock; and

•                  Mountain West will have provided proof satisfactory to First Interstate that it has paid all of its transaction costs necessary to consummate the merger, including the solicitation of its stockholders to approve the merger.

Conditions to Obligations of Mountain West

The obligation of Mountain West to complete the merger is also subject to the satisfaction or waiver by Mountain West of the following conditions:

•                  the accuracy of the representations and warranties of First Interstate as of the closing date of the merger, other than inaccuracies that would not individually or in the aggregate have a material adverse effect on First Interstate on a consolidated basis or Mountain West’s rights under the merger agreement;

•                  performance and compliance by First Interstate of the covenants and obligations required to be performed by it or complied with at or prior to the closing of the merger, except where any non-performance or noncompliance would not reasonably be expected to have a material adverse effect on First Interstate on a consolidated basis or Mountain West’s rights under the merger agreement;

•                  all proceedings to be taken by First Interstate in connection with the transactions contemplated by the merger agreement and all of the documents incident thereto are reasonably satisfactory in form and substance to counsel for Mountain West;

•                  the absence of any event or occurrence that would or would reasonably be expected to have a material adverse effect on First Interstate or any of its subsidiaries;

•                  all consents or approvals required by the merger agreement are obtained and reasonably satisfactory to Mountain West and all applicable waiting periods have expired;

•                  First Interstate shall be “well capitalized” immediately prior to the closing of the merger;

•                  the receipt by Mountain West of an updated fairness opinion from Davidson that the per share merger consideration in the proposed merger is fair, from a financial point of view, to the stockholders of Mountain West; and

•                  the merger shall qualify as a reorganization under Section 368 of the Internal Revenue Code.

Effect of Termination

If the merger agreement is validly terminated, the agreement will become void and have no effect without any liability on the part of First Interstate or Mountain West. However, the obligation to pay any termination or break up fee will continue in effect notwithstanding termination of the merger agreement; provided, however, the confidentiality obligations set forth in the confidentiality agreement entered into in connection with the merger negotiations shall survive the termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended only by a writing signed by First Interstate and Mountain West at any time before the effective time. However, if the amendment is agreed to after the stockholders of Mountain West authorized the merger agreement, such amendment may not affect the stockholders of Mountain West in any manner that is materially adverse to them, including an amendment that decreases the merger consideration to be received by the stockholders of Mountain West pursuant to the merger agreement. Without limiting the foregoing, at any time before the effective time, First Interstate and Mountain West may, by signed agreement, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in the merger agreement or waive or modify performance of any of the obligations of the parties.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

REPRESENTATIONS, WARRANTIES AND COVENANTS IN THE MERGER AGREEMENT ARE NOT INTENDED TO FUNCTION AS PUBLIC DISCLOSURES

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about First Interstate, Mountain West or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by First Interstate and Mountain West only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by First Interstate and Mountain West in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts.

Stockholders of Mountain West and First Interstate are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by First Interstate or Mountain West. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of First Interstate or Mountain West.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of First Interstate or Mountain West or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page ii.

INFORMATION ABOUT MOUNTAIN WEST

Mountain West is a Montana corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1954.  It is headquartered in Helena, Montana, and was organized in 1994 to acquire all of the issued and outstanding stock of Mountain West Bank (formerly known as Mountain West Bank of Helena, NA), a nationally chartered bank which began operations in February 1991.

Mountain West Bank first expanded outside of Helena with the addition of a bank in the Great Falls market in 1995 that was later consolidated with Mountain West Bank following the passage of branch banking legislation in Montana, in 1997.  Mountain West Bank added branches in Missoula in 1998, followed by Bozeman in 2000.

In 2001, Mountain West purchased BankWest Financial, Inc., the holding company for BankWest, N.A., a bank formed in 1987 in Kalispell that had assets of $49 million at the time of acquisition (and which later changed its name to Mountain West Bank of Kalispell, N.A).  BankWest Financial was merged into Mountain West in 2005.  The Kalispell bank opened a branch in Whitefish in 2004 and a residential mortgage loan production office in Polson in 2007.  In 2009, the Kalispell bank was merged into Mountain West Bank.

Mountain West also owns 50% of the membership interests in Mountain South, LLC, a Montana limited liability company, and all of the common securities of MWF Statutory Trust III and MWF Statutory Trust IV.

Mountain West Bank owns 100% of the membership interests in ONE Investment Fund, LLC, a Montana limited liability company, which in turn owns 99.99% of the membership interests in ONE Sub-CDE, LLC, a Montana limited liability company.  The entities were established to finance property that qualifies for New Market Tax Credits.

As of December 31, 2013 on a consolidated basis, Mountain West had total assets of $646 million.  As of December 31, 2013, Mountain West Bank was the fifth largest bank headquartered in Montana.

Mountain West Bank operates 12 branches in five primary markets — Helena, Great Falls, Missoula, the Flathead Valley (Kalispell and Whitefish) and Bozeman.  These five market areas represent five of the six largest markets in Montana.  Mountain West Bank is only one of two non-money center banks to have a presence in all five of those markets in Montana.

Mountain West Bank offers a full range of commercial and consumer banking products and services to individuals, businesses and organizations in Montana.  Mountain West Bank’s commercial and commercial real estate loans account for approximately two thirds of its loan portfolio, and the balance of its loan portfolio is primarily in family mortgage loans, construction loans, and consumer loans.

Mountain South LLC owns floors one through three of a five story building at 1821 South Avenue in Missoula (with Mountain West Bank’s branch operating on the first floor).

MWF Statutory Trust III was established in June 2003 for the purpose of issuing $5.8 million in trust preferred securities, and MWF Statutory Trust IV was established in September 2006 for the purpose of issuing $14 million in trust preferred securities.

Mountain West is owned broadly by approximately 330 record stockholders, with the directors and certain executive officers (and their affiliates) of Mountain West and Mountain West Bank controlling approximately 53.6% of the outstanding shares.  There is a limited illiquid market for Mountain West’s shares on the OTCQB trading platform under the symbol “MTWF”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Mountain West common stock who exchange shares of Mountain West common stock for shares of First Interstate Class A Common Stock and/or cash in the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Mountain West common stock who for United States federal income tax purposes is:

•                  an individual citizen or resident of the United States;

•                  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•                  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•                  an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion addresses only those U.S. holders that hold their Mountain West common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the “Code”), and does not address all the United States federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances or to U.S. holders that are subject to special rules, such as:

•                  financial institutions;

•                  regulated investment companies;

•                  real estate investment trusts;

•                  mutual funds;

•                  insurance companies;

•                  tax-exempt organizations;

•                  dealers or brokers in securities;

•                  traders in securities that elect to use a mark to market method of accounting;

•                  persons that hold Mountain West common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•                  certain U.S. expatriates or persons that have a functional currency other than the U.S. dollar; and

•                  stockholders who acquired their shares of Mountain West common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership or other passthrough entity (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Mountain West common stock, the tax treatment of an owner of the passthrough entity generally will depend on the status of the owner and the activities of the passthrough entity. If you are an owner of a passthrough entity holding Mountain West common stock, you should consult your tax advisor.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

First Interstate and Mountain West have structured the merger to qualify as a reorganization within the meaning of Section 368 of the Code. The obligation of First Interstate to complete the merger is conditioned upon the receipt of an opinion from Holland & Hart LLP, counsel to First Interstate, to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Code.  In addition, in connection with the filing of the registration statement of which this document is a part, Holland & Hart LLP has delivered an opinion to First Interstate to the same effect as the opinion described above. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by First Interstate and Mountain West. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service (the “IRS”) or the courts. First Interstate and Mountain West have not requested and do not intend to request any ruling from the IRS as to the United States federal income tax consequences of the merger. Mountain West has not obtained and does not intend to obtain any tax opinions from its counsel. Accordingly, each Mountain West stockholder should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.

The following discussion assumes that the merger will be treated as a reorganization within the meaning of Section 368 of the Code. Based upon these assumptions, the material federal income tax consequences of the merger include the following:

Parties to the Merger

(a) Mountain West will not recognize any gain or loss on the transfer of its assets to First Interstate in exchange for the merger consideration and the assumption by First Interstate of Mountain West’s liabilities.

(b) First Interstate will not recognize any gain or loss upon the receipt by First Interstate of the assets of Mountain West in exchange for the merger consideration and the assumption by First Interstate of Mountain West’s liabilities.

(c) The holding period of the assets of Mountain West in the hands of First Interstate will include the period during which such assets were held by Mountain West.

(d) The tax basis of the assets of Mountain West in the hands of First Interstate will be the same as the tax basis of such assets in the hands of Mountain West immediately prior to the merger.

U.S. Holders

The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to a U.S. holder of Mountain West stock immediately prior to the merger. Mountain West stockholders are urged to consult their own tax advisors regarding the tax consequences to them of the merger based on their own circumstances, including the applicable federal, state, local and foreign tax consequences to them of the merger.

(a) Treatment of Consideration Received by U.S. Holders. The tax consequences of the merger to a U.S. holder will depend upon the form of consideration the U.S. holder receives. Based on the assumption that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger:

•                  If the U.S. holder exchanges shares of Mountain West common stock solely for First Interstate Class A Common Stock and does not receive any cash (other than cash in lieu of a fractional share), the U.S. holder will not recognize gain or loss (other than gain or loss with respect to any cash in lieu of a fractional share).

•                  If the U.S. holder exchanges shares of Mountain West common stock for First Interstate Class A Common Stock and cash (other than cash in lieu of a fractional share), the U.S. holder will generally recognize capital gain (but not loss) in an amount equal to the lesser of:

(1) the difference between (i) the fair market value of all First Interstate Class A Common Stock and cash received in the exchange (other than cash received in lieu of a fractional share) and (ii) the U.S. holder’s basis in the Mountain West common stock (exclusive of the basis allocated to a fractional share); or

(2) the amount of cash received in the exchange.

Such capital gain will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such Mountain West common stock is greater than one year.  Non-corporate holders are generally subject to tax on long-term capital gains at reduced rates under current law.

•                  If the U.S. holder receives entirely cash consideration in the merger, such U.S. holder will generally recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such holder’s Mountain West common stock surrendered in connection with the merger. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such Mountain West common stock is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

•                  There are certain circumstances in which all or part of the cash received by a U.S. holder would be treated as a dividend rather than as capital gain. In general, the determination of whether the gain recognized in the merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange in the merger reduces the U.S. holder’s deemed percentage share ownership interest in First Interstate. For purposes of this determination, a U.S. holder will be treated as if it first exchanged all of its Mountain West common stock solely for First Interstate Class A Common Stock and then First Interstate immediately redeemed a portion of those shares of First Interstate Class A Common Stock in exchange for the cash that the U.S. holder actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the constructive ownership rules of Section 318(a) of the Code must be taken into account. The IRS has indicated in a published ruling that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely-held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Mountain West stockholders are urged to consult their tax advisors about the possibility that all or a portion of the cash received in exchange for First Interstate Class A Common Stock will be treated as a dividend, based on the holders’ specific circumstances (e.g., holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code).

•                  The aggregate initial tax basis of the First Interstate Class A Common Stock received by a U.S. holder in the merger will be equal to the aggregate tax basis of the Mountain West common stock exchanged for the First Interstate Class A Common Stock (exclusive of the basis allocated to a fractional share) and cash (if any), decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange.

•                  If the U.S holder receives cash in lieu of a fractional share of First Interstate Class A Common Stock, the U.S. holder generally will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. Gain or loss will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of First Interstate Class A Common Stock. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares exceeds one year.

•                  The holding period of the First Interstate Class A Common Stock a U.S. holder receives in the merger will include the period for which the U.S. holder held the Mountain West common stock.

(b) Backup Withholding. Payments in respect of Mountain West common stock or a fractional share of First Interstate Class A Common Stock may be subject to information reporting to the IRS and to backup withholding (currently at a 28% rate). Backup withholding will not apply to a payment made to a U.S. holder if the U.S. holder properly completes and signs the substitute Form W-9 that will be provided in connection with the merger, or otherwise proves to First Interstate and its exchange agent that the U.S. holder is exempt from backup withholding. Backup withholding will not apply to a U.S. holder that is a corporation for United States federal income tax purposes. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, if the U.S. holder timely furnishes the required information to the IRS.

(c) Reporting and Recordkeeping. If a U.S. holder that receives First Interstate Class A Common Stock in the merger is considered a “significant holder” of Mountain West, such U.S. holder is required to retain records of the merger transaction, and to attach to the U.S. holder’s federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange, including such U.S. holder’s tax basis in, and the fair market value of, the Mountain West common stock surrendered by such U.S. holder. A “significant holder” is any Mountain West stockholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Mountain West or (z) owned Mountain West securities with a tax basis of $1.0 million or more.

(d) U.S. Holders That Receive Solely Cash Due to Exercise of Dissenters’ Rights. Upon the proper exercise of dissenters’ rights, the exchange of Mountain West common stock solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Mountain West common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the Mountain West common stock surrendered exceeds one year.  Non-corporate holders are generally subject to tax on long-term capital gains at reduced rates under current law.  The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns First Interstate Class A Common Stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

(e) If the Merger Fails to Qualify as a Reorganization. If the merger does not qualify as a reorganization within the meaning of Section 368 of the Code, then each U.S. holder would be required to recognize gain or loss equal to the difference between (i) the fair market value of all First Interstate Class A Common Stock and cash received by such U.S. holder in the exchange and (ii) the U.S. holder’s tax basis in the Mountain West common stock surrendered therefor. The U.S. holder’s total initial tax basis in the First Interstate Class A Common Stock received would be equal to its fair market value, and a U.S. holder’s holding period for the First Interstate Class A Common Stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if a U.S. holder’s holding period for the Mountain West common stock was more than one year. The merger of Mountain West into First Interstate also would be a taxable transaction with respect to Mountain West at the corporate level.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR MOUNTAIN WEST STOCKHOLDER. MOUNTAIN WEST STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

DISSENTERS’ RIGHTS OF MOUNTAIN WEST STOCKHOLDERS

All of Mountain West’s stockholders have the right under Montana law to dissent from the merger and to demand and obtain cash in an amount equal to the fair value of their shares of Mountain West common stock under the circumstances described below. If Mountain West’s stockholders fail to comply with the procedural requirements of Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act, they will lose their right to dissent and seek payment of the fair value of their shares.

The fair value that Mountain West’s stockholders obtain for their shares by dissenting may be less than, equal to or greater than the value of the cash and First Interstate Class A Common Stock they would be entitled to receive under the merger agreement.

The following is a summary of Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act, which specify the procedures applicable to dissenting stockholders. This summary is not a complete statement of the law regarding the right to dissent under Montana law, and if you are considering dissenting, you are urged to review the provisions of Sections 35-1-826 through 35-1-839 carefully. The text of Sections 35-1-826 through 35-1-839 is attached to this proxy statement/prospectus as Appendix C and is incorporated into this proxy statement/prospectus by reference.

Among other matters, Mountain West’s stockholders should be aware of the following:

•                  to be entitled to dissent and seek the fair value of your shares, you must hold shares of Mountain West common stock on the date you make the demand required under Montana law, you must continually hold those shares until the merger has been completed, you must not vote in favor of the merger and you must otherwise comply with the requirements of Sections 35-1-826 through 35-1-839;

•                  before the special meeting of Mountain West’s stockholders at which you will be asked to vote on the merger, you must deliver to Mountain West a written notice of your intent to demand payment for your shares if the merger is approved;

•                  simply voting against the merger is not sufficient to exercise dissenters’ rights;

•                  within 10 days after the effective time of the merger, the surviving corporation must send to all of the dissenting Mountain West stockholders who have delivered written notice of their intent to demand payment of fair value, notice that, among other things, (a) states where a demand for payment must be sent and where and when certificates must be deposited, (b) supplies a form for demanding payment and (c) sets a date by which the surviving corporation must receive the payment demand, which must not be fewer than 30 nor more than 60 days after the notice is delivered;

•                  each stockholder who is sent a dissenters’ notice must demand payment, certify ownership of his or her shares, and deposit his or her certificates in accordance with the terms of the notice; if a stockholder fails to do so, he or she will not be entitled to payment for his or her shares under Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act;

•                  upon completion of the merger or upon receipt of a payment demand, the surviving corporation must pay to each dissenting stockholder who transmits his or her certificates or other evidence of ownership of the shares the estimated fair value of the shares, plus accrued interest, and must provide (a) the corporation’s financial statements, (b) a statement of the estimate of fair value and (c) a written explanation of how the interest was calculated;

•                  if the dissenting stockholder does not agree with the surviving corporation’s determination as to the estimated fair value of the shares or the amount of interest due, the stockholder must within 30 days after the corporation made or offered payment for his or her shares, (a) notify the corporation of his or her own estimate of fair value and interest, and demand the difference, or (b) reject the corporation’s offer and demand fair value plus interest;

•                  if, within 60 days from delivery to the surviving corporation of the stockholder notification of the estimate of fair value of the shares and interest due, the surviving corporation and the dissenting stockholder have not agreed upon the fair value of the shares and interest due, the surviving corporation must file a petition requesting the court to determine the fair value of the shares and interest due;

•                  each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the surviving corporation to the stockholder; and

•                  the court will determine all costs of the proceeding, and will assess the costs against the corporation, except to the extent the court found that some or all of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment; the court may also assess the fees and expenses of counsel and experts for the respective parties, against the parties and in the amounts as the court finds equitable.

DESCRIPTION OF FIRST INTERSTATE CAPITAL STOCK

General

The following is a summary of the material rights of First Interstate’s capital stock and related provisions of First Interstate’s amended and restated articles of incorporation, or articles, and amended and restated bylaws, or bylaws. The following description of First Interstate’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, First Interstate’s articles and bylaws, which are included as exhibits to documents incorporated by reference herein.

First Interstate’s articles provide for two classes of common stock: Class A Common Stock, which has one vote per share, and Class B Common Stock, which has five votes per share. Any holder of Class B Common Stock may at any time convert his or her shares into shares of First Interstate Class A Common Stock on a share-for-share basis, and the shares of Class B Common Stock will be automatically converted into shares of First Interstate Class A Common Stock on a share-for-share basis:

•                  when the aggregate number of shares of First Interstate’s Class B Common Stock then outstanding is less than 20% of the aggregate number of shares of First Interstate’s Class A Common Stock and Class B Common Stock then outstanding; or

•                  upon any transfer, whether or not for value, except for permitted transfers as set forth in First Interstate’s articles and described below.

The shares of Class B Common Stock as such are generally non-transferable, except in connection with a permitted transfer as set forth in First Interstate’s articles and described below. The rights of the two classes of First Interstate’s common stock are otherwise identical.

First Interstate’s authorized capital stock consists of 200,100,000 shares, each with no par value per share, of which:

•                  100,000,000 shares are designated as Class A Common Stock;

•                  100,000,000 shares are designated as Class B Common Stock; and

•                  100,000 shares are designated as preferred stock.

At March 31, 2014, First Interstate had issued and outstanding 20,343,161 shares of First Interstate’s Class A Common Stock, and 24,046,934 shares of Class B Common Stock. At March 31, 2014, First Interstate also had outstanding stock options and warrants to purchase an aggregate of 929,283 shares of First Interstate’s Class A Common Stock and 1,213,201 shares of Class B Common Stock.

Common Stock

Voting. The holders of First Interstate’s Class A Common Stock are entitled to one vote per share and the holders of First Interstate’s Class B Common Stock are entitled to five votes per share on any matter to be voted upon by the stockholders. Holders of First Interstate’s Class A Common Stock and Class B Common Stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.

First Interstate’s articles provide that it may not, without first obtaining the affirmative vote of the holders of not less than a majority of the outstanding shares of First Interstate’s Class A Common Stock and Class B Common Stock, each voting as a separate class, issue any additional shares of Class B Common Stock. The holders of common stock will not be entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends. The holders of First Interstate’s Class A Common Stock and Class B Common Stock are entitled to share equally, on a per share basis, in any dividends that First Interstate’s board of directors may declare from time to time from legally available funds, subject to limitations under Montana law and the preferential rights of holders of any outstanding shares of preferred stock. If a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of First Interstate’s Class A Common Stock will be entitled to receive First Interstate’s Class A Common Stock, or rights to acquire First Interstate’s Class A Common Stock, as the case may be, and the holders of Class B Common Stock will be entitled to receive Class B Common Stock, or rights to acquire Class B Common Stock, as the case may be.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of First Interstate, the holders of First Interstate’s Class A Common Stock and Class B Common Stock are entitled to share equally, on a per share basis, in all First Interstate’s assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any outstanding shares of preferred stock.

Conversion. First Interstate’s Class A Common Stock is not convertible into any other shares of First Interstate’s capital stock. Each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of First Interstate’s Class A Common Stock.

Transfer. Outstanding shares of First Interstate’s Class B Common Stock are subject to transfer restrictions under First Interstate’s articles, limiting their transfer principally to: (1) the holder’s spouse; (2) certain of the holder’s relatives; (3) the trustees of certain trusts or other fiduciary arrangements established for their benefit; (4) the trustees of certain charitable remainder trusts provided that the noncharitable beneficiary of any such trust is one or more of the individuals or fiduciary arrangements set forth in (1) through (3) above; and (5) corporations and partnerships wholly-owned by the holders and/or any one or more of the individuals or fiduciary arrangements set forth in (1) through (3) above. Furthermore, the Class B Common Stock is not listed on the NASDAQ Stock Market or any other exchange, and there is no trading market for the Class B Common Stock.

Shares of Class B Common Stock will convert automatically into shares of First Interstate’s Class A Common Stock if they are transferred to any party who is not an eligible transferee as described in the preceding paragraph and set forth in First Interstate’s articles. Furthermore, all shares of Class B Common Stock will convert automatically into shares of First Interstate’s Class A Common Stock if, on any record date for determining the stockholders entitled to vote at an annual or special meeting of stockholders, the aggregate number of shares of First Interstate’s Class B Common Stock then outstanding is less than 20% of the aggregate number of shares of First Interstate’s Class A Common Stock and Class B Common Stock then outstanding.

Once converted into First Interstate’s Class A Common Stock, the Class B Common Stock cannot be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Other than in connection with dividends and distributions, subdivisions or combinations or upon approval of the holders of not less than a majority of the outstanding shares of First Interstate’s Class A Common Stock and Class B Common Stock, each voting as a separate class, First Interstate is not authorized to issue additional shares of Class B Common Stock.

Preemptive or Similar Rights. Class A and Class B Common Stock do not have any preemptive rights.

Fully Paid and Non-Assessable. All the outstanding shares of First Interstate’s Class A Common Stock and Class B Common Stock and the shares of First Interstate’s Class A Common Stock to be issued in the merger will be fully paid and non-assessable.

Preferred Stock

First Interstate’s board of directors is authorized, without approval of the holders of First Interstate Class A Common Stock or Class B Common Stock, to provide for the issuance of preferred stock from time to time in one or more series in such number and with such designations, preferences, powers and other special rights as may be stated in the resolution or resolutions providing for such preferred stock. First Interstate’s board of directors may cause it to issue preferred stock with voting, conversion and other rights that could adversely affect the holders of First Interstate Class A Common Stock or Class B Common Stock or make it more difficult to effect a change in control.

Anti-Takeover Considerations and Special Provisions of First Interstate’s Articles, Bylaws and Montana Law

Articles and Bylaws. The Montana Business Corporation Act, or the Montana Act, authorizes a corporation’s board of directors to make various changes of an administrative nature to its articles of incorporation. Other amendments to a corporation’s articles of incorporation must be recommended to the stockholders by the board of directors, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation, and must be approved by (1) a majority of all votes entitled to be cast by any voting group, with respect to an amendment that would create dissenters’ rights and (2) the number of votes required under the Montana Act by every other voting group entitled to vote on the amendment. Pursuant to the Montana Act, an amendment to First Interstate’s articles of incorporation that changes a quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the requirements then in effect or proposed, whichever is greater.

A number of provisions of First Interstate’s articles and bylaws concern matters of corporate governance and the rights of First Interstate’s stockholders. Certain of these provisions may have an anti-takeover effect by discouraging takeover attempts not first approved by First Interstate’s board of directors, including takeovers which may be considered by some of First Interstate’s stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of First Interstate’s common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be viewed by First Interstate’s stockholders as beneficial to their interests. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be viewed by First Interstate’s stockholders as beneficial to their interests and could potentially depress the market price of First Interstate’s common stock. First Interstate’s board of directors believes that these provisions are appropriate to protect First Interstate’s interests and the interests of First Interstate’s stockholders.

Preferred Stock. First Interstate’s board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of First Interstate’s charter and limitations prescribed by law and the rules of the NASDAQ Stock Market, if applicable, the board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, qualifications, limitations or restrictions on shares of First Interstate’s preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation, dissolution and winding-up preferences, in each case without any action or vote by First Interstate’s stockholders.

One of the effects of undesignated preferred stock may be to enable First Interstate’s board of directors to discourage an attempt to obtain control of First Interstate by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of First Interstate’s Class A and Class B Common Stockholders by, among other things:

•                  restricting dividends on either or both classes of common stock;

•                  diluting the voting power of either or both classes of common stock;

•                  impairing the liquidation rights of either or both classes of common stock;

•                  delaying or prevent a change in control without further action by the stockholders; or

•                  decreasing the market price of either or both classes of common stock.

Meetings of Stockholders. First Interstate’s bylaws provide that annual meetings of First Interstate’s stockholders shall be held at such time as is determined by the board of directors for the purpose of electing directors and for the transaction of any other business as may come before the meeting. Special meetings of stockholders may be called by (1) the board of directors, (2) the Chairman of the board of directors, (3) the Chief Executive Offier, or (4) a holder, or a group of holders, of common stock holding more than 20% of the total voting power of the outstanding shares of First Interstate Class A Common Stock and Class B Common Stock voting together as a single class.

Advance Notice Provisions. First Interstate’s bylaws provide that nominations for directors may not be made by stockholders at any special meeting thereof unless the stockholder intending to make a nomination notifies First Interstate of its intention a specified number of days in advance of the meeting and furnishes to First Interstate certain information regarding itself and the intended nominee. First Interstate’s bylaws also require a stockholder to provide written demand to the secretary and must describe the purpose for which the special meeting is to be held. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. These provisions could delay stockholder actions that are favored by the holders of a majority of First Interstate’s outstanding stock until the next stockholders’ meeting. Regardless of whether the meeting is an annual or special meeting of the stockholders, notice must be given if the purpose of the meeting is for the stockholders to consider (1) a proposed amendment to or restatement of the articles of incorporation; (2) a plan of merger or share exchange; (3) the sale, lease, exchange, or other disposition of all, or substantially all, of the property of First Interstate not in the usual or regular course of business; (4) the dissolution of First Interstate; or (5) the removal of a director.

Filling of Board Vacancies; Removal. Unless the board of directors otherwise determines or otherwise required by applicable law, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Each such director will hold office until the next election of directors and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. Stockholders may remove one or more directors at a meeting of stockholders if the notice of meeting states that a purpose of the meeting is the removal of one or more directors. Any director or the entire board of directors may only be removed, with or without cause, by a vote of holders of a majority of the shares entitled to vote at an election of directors.

Amendment of the Bylaws. First Interstate’s articles provide that the bylaws may be adopted, altered, amended or repealed by the board of directors upon the affirmative vote of at least a majority of the directors then in office. First Interstate’s articles also provide that the bylaws may be adopted, altered, amended, or repealed by the stockholders. The bylaws may be adopted, altered, amended, or repealed by First Interstate’s board of directors or First Interstate’s stockholders at any annual or regular meeting, or at any special meeting if notice of the adoption, alteration, amendment, or repeal is given in the notice of the meeting.

Change in Control. First Interstate’s articles provide for certain voting thresholds needed to consummate a change in control transaction. Accordingly, First Interstate will not be able to consummate a change in control transaction without obtaining the greater of (1) a majority of the voting power of the issued and outstanding shares of capital stock then entitled to vote on such transaction, voting together as a single class, or (2) sixty-six and two-thirds percent (66.67%) of the voting power of the shares of capital stock present in person or represented by proxy at a stockholder meeting called to consider such transaction and entitled to vote thereon.

Montana Law. The Montana Act does not contain any anti-takeover provisions imposing specific requirements or restrictions on transactions between a corporation and significant stockholders.

Dual Class Structure

As discussed above, First Interstate’s Class B Common Stock will be entitled to five votes per share, while First Interstate’s Class A Common Stock will be entitled to one vote per share. First Interstate’s Class A Common Stock is the class of stock it is proposing to issue pursuant to this document and will be the only class of First Interstate’s stock that is publicly traded. As of March 31, 2014 members of the Scott family controlled in excess of 80% of the voting power of First Interstate’s outstanding stock. As a result, the Scott family will be able to exert a significant degree of influence or actual control over First Interstate’s management and affairs and over matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of First Interstate’s assets and any other significant transaction. Because of First Interstate’s dual class ownership structure, the Scott family will continue to exert a significant degree of influence or actual control over matters requiring stockholder approval, even if they own less than 50% of the outstanding shares of First Interstate’s common stock. This concentrated control will limit your ability to influence corporate matters and the interests of the Scott family may not always coincide with First Interstate’s interests or your interests. As a result, First Interstate may take actions that you do not believe to be in First Interstate’s interests or your interests that could depress First Interstate’s stock price.

Transfer Agent and Registrar

The transfer agent and registrar for First Interstate’s Class A Common Stock is American Stock Transfer & Trust Company, LLC.

Indemnification of Directors and Officers

Sections 35-1-451 through 35-1-459 of the Montana Act provide that a corporation may indemnify its directors and officers. In general, the Montana Act provides that a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation. Pursuant to the Montana Act, a corporation may indemnify a director or officer, if it is determined that the director engaged in good faith and meets certain standards of conduct. A corporation may not indemnify a director or officer under the Montana Act when a director is adjudged liable to the corporation, or when such person is adjudged liable on the basis that personal benefit was improperly received. The Montana Act also permits a director or officer of a corporation, who is a party to a proceeding, to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise and the court may order indemnification or advancement of expenses under certain circumstances.

First Interstate’s bylaws provide for the indemnification of directors and officers, including (i) the mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding, (ii) the mandatory indemnification of directors and officers if a determination to indemnify such person has been made as prescribed by the Montana Act and (iii) for the reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, if the determination to indemnify has been made pursuant to the Montana Act. First Interstate has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 35-1-458 of the Montana Act provides that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted or incurred against such director or officer, while serving at the request of the corporation in such capacity, or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Montana Act.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Mountain West is incorporated under the laws of the State of Montana and the rights of Mountain West stockholders are governed by (i) the laws of the State of Montana, (ii) Mountain West’s articles of incorporation dated February 15, 1994, as amended, which First Interstate refers to as Mountain West’s articles of incorporation, and (iii) Mountain West’s amended and restated bylaws dated October 1, 2012, which First Interstate refers to as Mountain West’s bylaws. As a result of the merger, many, if not all, of Mountain West’s stockholders will receive shares of First Interstate Class A Common Stock and will become First Interstate stockholders. First Interstate is also incorporated under the laws of the State of Montana and the rights of First Interstate stockholders are governed by (i) the laws of the State of Montana, (ii) First Interstate’s amended and restated articles of incorporation dated March 5, 2010, which are referred to herein as First Interstate’s articles of incorporation, and (iii) First Interstate’s second amended and restated bylaws dated January 27, 2011, which are referred to herein as First Interstate’s bylaws. Thus, following the merger, the rights of Mountain West stockholders who become First Interstate stockholders in the merger will no longer be governed by Mountain West’s articles of incorporation or Mountain West’s bylaws and instead will be governed by First Interstate’s articles of incorporation and First Interstate’s bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of First Interstate stockholders under First Interstate’s articles of incorporation and First Interstate’s bylaws (right column), and the rights of Mountain West stockholders under Mountain West’s articles of incorporation and Mountain West’s bylaws (left column). The summary set forth below discusses all material differences between the rights of First Interstate stockholders and Mountain West stockholders under such documents. Copies of the full text of First Interstate’s articles of incorporation and First Interstate’s bylaws are available without charge, by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page ii. Copies of the full text of Mountain West’s articles of incorporation and Mountain West’s bylaws are available without charge by contacting Mountain West Investor Relations at 406-449-2265.

Mountain West	First Interstate

Authorized Capital Stock

Mountain West’s articles of incorporation state that the authorized capital stock of Mountain West consists of 10 million shares of capital stock, no par value. As of the record date, there were 5,400,587 shares of Mountain West common stock outstanding.

First Interstate’s articles of incorporation state that the authorized capital stock of First Interstate consists of 100 million shares of Class A Common Stock, no par value, 100 million shares of Class B Common Stock, no par value, and 100,000 shares of preferred stock, no par value. In addition, the board of directors may (i) issue shares of preferred stock in series, (ii) establish the number of shares to be included each such series and (ii) fix the designation, power, preferences and rights of such series and any qualifications, limitations or restrictions thereon. As of March 31, 2014, there were 20,343,161 shares of First Interstate Class A Common Stock outstanding, 24,046,934 shares of First Interstate Class B Common Stock outstanding, and no shares of First Interstate preferred stock designated or outstanding.

Mountain West	First Interstate

Number of Directors

Mountain West’s bylaws state that the number of directors shall be determined from time to time by the board of directors. The number of directors shall at all times be not less than five (5) and no more than fifteen (15), with the exact number to be fixed from time to time by resolution of the board of directors. There are currently fourteen (14) members of the Mountain West board of directors.

First Interstate’s bylaws state that the number of directors constituting the board of directors will be no less than five (5) and no more than eighteen (18), with the exact number to be determined from time to time by the board of directors. There are currently seventeen (17) members of the First Interstate board of directors.

Election of Directors

Mountain West’s bylaws provide that each stockholder is entitled to one (1) vote for each share of stock held by such stockholder for each director nominee. A director is elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Cumulative voting is prohibited.

Under First Interstate’s bylaws, holders of Class A and Class B Common Stock vote together at all times as one class on all matters, including the election of directors. Each holder of shares of Class A Common Stock is entitled to one (1) vote for each share of Class A Common Stock held, and each holder of shares of Class B Common Stock is entitled to five (5) votes for each share of Class B Common Stock held.

Under First Interstate’s articles of incorporation, directors are elected by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote at such meeting in person or by proxy. Cumulative voting is prohibited.

Classification of Board of Directors

The provisions of Mountain West’s bylaws providing for a classified board of directors at any time there are nine (9) or more directors have not yet taken effect.  Each director is currently serving a term that will expire at the next annual meeting of shareholders, and each director will continue to serve until such director’s successor is elected and qualified.

First Interstate’s bylaws provide for a classified board of directors. First Interstate’s board is divided into three (3) classes, with each class as nearly equal with the other classes in number as possible. The term of office of each class of director is three (3) years. Each director holds office until the expiration of such director’s term or until a director dies, resigns or is removed. At each annual meeting, the number of directors equal to the number of the class whose term expires at the time of such meeting are elected to hold office.

Nomination of Director Candidates by Stockholders

Mountain West’s bylaws permit stockholders who are entitled to vote in a meeting of the stockholders to nominate a director. Notice of the nomination is required to be delivered to the secretary of Mountain West no later than the close of business on the 90th day nor earlier than the close of business on the120th day prior to the first anniversary of the preceding year’s annual stockholders’ meeting; provided, however, in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary, notice of the nomination is required to be delivered no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the 75th day prior to such meeting or the 10th day following the day on which public disclosure of the meeting is first made.

First Interstate’s bylaws permit stockholders who are entitled to vote in a meeting of stockholders to nominate a director. Notice of the nomination is required to be delivered to First Interstate’s corporate secretary not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual stockholders’ meeting; provided, however, in the event that no stockholder meeting was held in the prior year or the annual meeting is called for a date that is not within thirty (30) of such anniversary date, notice of the nomination is required to be delivered no later than the 10th day following the date on which notice of the meeting was mailed or made public, whichever occurs first.

Mountain West	First Interstate

Special Meetings of Stockholders

Mountain West’s bylaws provide that special meetings of the stockholders may be called at any time for any purpose by the board of directors, the chairman of the board, the chief executive officer or the secretary acting under the direction of any of the previously listed persons. A special meeting may also be called by written request of the record holders of at least ten percent (10%) of the outstanding common stock to the secretary.

The secretary is not required to call such meeting if, among other circumstances, (i) the board of directors calls an annual or special meeting of the stockholders to be held not later than sixty (60) days after the date that on which the request was delivered to the secretary or (ii) the request is received by the secretary during the period commencing seventy-five (75) days prior to the anniversary date of the preceding annual meeting and ending on the date of the next annual meeting.

First Interstate’s bylaws and articles of incorporation provide that a special meeting may be called by the board of directors, the chief executive officer (or, if there is no chief executive officer, the president), the chairman of the board or the holders of more than ten percent (10%) of the voting power of all outstanding shares entitled to vote.

Under First Interstate’s bylaws, upon receipt of such a request, the board of directors determines the date, time and place of such special meeting, which must be scheduled to be held on a date that is within one hundred twenty (120) days of receipt by the secretary of the proper request therefor, and the secretary will prepare a proper notice thereof.

Indemnification of Directors and Officers and Limitation of Liability

Mountain West’s bylaws provide a contractual right to indemnification for each person who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that such person is or was a director, officer or employee of Mountain West or serving at the request of Mountain West as a director, officer, manager or employee of an affiliate or another corporation, association, limited liability company, partnership, joint venture, trust or other enterprise against expenses, liabilities, and losses (including attorneys’ fees) reasonably incurred by the indemnitee, to the fullest extent allowed by Montana law. Such indemnification is only permitted if the indemnitee acted in good faith and in a manner that he or she believed to be in or not opposed to the best interests of Mountain West or other entity for which he or she was serving at the request of Mountain West, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

Expenses incurred by an indemnitee may be paid in advance upon receipt by Mountain West of an undertaking by the indemnitee that he or she will repay the advanced expenses if it is ultimately determined that he or she is not entitled to indemnification by Mountain West. Indemnification of and advancement of expenses to agents of Mountain West is permitted if authorized by the board of directors.

Mountain West may maintain insurance at its expense to protect itself and any director, officer, or employee of Mountain West or any person serving at the request of Mountain West as a director, officer, manager, employee or agent of another corporation, association, limited liability

First Interstate’s articles of incorporation provides for indemnification of any officer or director made or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of First Interstate or serves or served any other enterprise as a director, officer, employee or agent at the request of First Interstate.

First Interstate’s bylaws further provides that it will indemnify to the fullest extent permitted by law any person who was or is a party or threatened to be a party to a proceeding or threatened proceeding by reason of the fact that such person is or was a director or officer of First Interstate or is or was serving as a director or officer serving at the request of First Interstate as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and settlements reasonably incurred by the indemnitee. Such indemnification is only permitted if (i) the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnittee had no reasonable cause to believe the conduct was unlawful and (ii) the indemnification is properly authorized by First Interstate according to the procedures set forth in its bylaws. Furthermore, no indemnification for actions by or in the right of the corporation is permitted in respect of any claim, issue or matter as to which the indemnitee has been adjudged liable to First Interstate, unless and only to the extent the applicable court determines the indemnitee is fairly and reasonably entitled to indemnification for expenses as the court deems proper

Mountain West	First Interstate

company, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not Mountain West would have the power to indemnify such person against such expense, liability or loss under Montana law.

Expenses incurred by an indemnitee may be paid in advance upon receipt by First Interstate of an statement that the indemnitee has met the applicable standard of conduct to be entitled to indemnification and an undertaking by such indemnitee that he or she will repay the advanced expenses should it ultimately be determined that the he or she is not entitled to indemnification by First Interstate. Indemnification of and advancement of expenses to employees and agents of First Interstate is permitted if authorized by the board of directors.

Under First Interstate’s bylaws, First Interstate may purchase and maintain insurance on behalf any person who is or was a director, officer, employee or agent of First Interstate, or is or was a director, officer, employee or agent of First Interstate serving at the request of First Interstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against liability incurred by the insured in any such capacity or arising out of such status of the insurred, whether or not First Interstate would have the power or obligation to indemnify the insurred against liability under the provisions of First Interstate’s bylaws.

First Interstate’s articles of incorporation include a provision that eliminates its directors’ personal liability to First Interstate or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by law.

Amendments to Bylaws

Mountain West’s bylaws provide that the stockholders or the board of directors may amend or repeal Mountain West’s bylaws; provided that the board may not amend, repeal, or adopt a new bylaw that is inconsistent with the current requirements to elect directors without approval of the stockholders.

First Interstate’s articles of incorporation and bylaws provide that amendments to First Interstate’s bylaws must be approved by the affirmative vote of a majority of the board of directors then in office or by the affirmative vote of the stockholders holding a majority of the voting power of entitled to vote.

Anti-Takeover Provisions

Mountain West’s bylaws contain various provisions that may delay, discourage or prevent an attempted acquisition or change of control of Mountain West. These provisions include a classified board (which has not yet taken effect), restrictions and requirements for calling a special meeting of the stockholders, and advance notice requirements for nominations of candidates as directors on the board. Pursuant to Mountain West’s articles of incorporation (which are silent as to the matter) and the Montana Business Corporation Act, a plan of merger or share exchange must be approved by each voting group entitled to vote separately on the plan by an affirmative vote of two-thirds of the votes entitled to be cast.

First Interstate’s articles of incorporation contain various provisions that may delay, discourage or prevent and attempted acquisition or change of control of First Interstate.  The provisions include a classified board of directors, restrictions and requirements for calling a special meeting of the stockholders, advance notice requirements for nominations of candidates as directors of the board, the ability of the board of directors to issue preferred stock without stockholder approval and a super majority vote requirement for the approval of the sale of all or substantially all of its assets and certain change in control transactions. Specifically, before First Interstate may sell all or substantially of its assets or undergo certain change in control transactions, the transaction must be approved by an affirmative vote of the greater of (i) a majority of the voting power of the issued and outstanding shares of capital stock of First Interstate entitled to vote and (ii) 66 2/3% of the voting power of the issued and outstanding shares of capital stock of First Interstate present in person or by proxy at the stockholder meeting and entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MOUNTAIN WEST

The following table sets forth information regarding the beneficial ownership of Mountain West’s common stock as of March 31, 2014, the record date, for (i) each person known by Mountain West to be the beneficial owner more than 5% of Mountain West’s outstanding common stock, (ii) each of Mountain West’s directors and executive officers; and (iii) all of Mountain West’s directors and executive officers as a group. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Unless otherwise noted below, the address for each director, executive officer and beneficial owner of more than 5% of Mountain West’s common stock listed in the table below is: c/o Mountain West Financial Corp., 1225 Cedar Street, Helena, Montana.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent (1)
Directors
Richard G. Anderson (2)	683,085	12.30%
David L. Jackson (3)	303,392	5.46%
Robert E. Zucconi (4)	278,224	5.01%
Albert G. Bell (5)	212,545	3.83%
Henry Ellis (6)	207,085	3.73%
Michael A. Wall (7)	176,762	3.18%
Richard M. Morgan (8)	200,934	3.62%
David R. Williams (9)	171,983	3.10%
Jerry D. Mergenthaler (10)	114,033	2.05%
Jan D. Carter (11)	85,162	1.53%
Paul L. Kathrein, O.D. (12)	78,123	1.41%
Todd A. Hammer (13)	68,718	1.24%
Clinton W. Rouse (14)	66,626	1.20%
Richard E. Hart (15)	90,916	1.64%
Executive officers who are not directors
Mitchell K. Bradshaw (16)	1,000	* %
All executive officers and directors as a group (15 persons) (17)	2,738,588	49.31%

*     less than 1%

(1)  For purposes of calculating the percent of common stock beneficially owned, it is assumed that the aggregate number of shares of Mountain West common stock outstanding is 5,554,348 (which consists of 5,400,587 shares issued and outstanding as of March 31, 2014, and 153,761 shares issuable in the aggregate upon exercise of vested stock options held by all option holders exercisable as of March 31, 2014).

(2)  Includes 625,001 shares of Mountain West common stock for which Mr. Anderson has shared voting and investment power.

(3)  Includes 290,653 shares of Mountain West common stock for which Mr. Jackson has shared voting and investment power.

(4)  Includes 4,500 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 24,853 shares of Mountain West common stock for which Mr. Zucconi has shared voting and investment power.

(5)  Includes 4,500 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 188,260 shares of Mountain West common stock for which Mr. Bell has shared voting and investment power.

(6)  Includes 198,651 shares of Mountain West common stock for which Mr. Ellis has shared voting and investment power.

(7)  Includes 11,016 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 63,226 shares of Mountain West common stock for which Mr. Wall has shared voting and investment power.

(8)  Includes 11,500 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 6,504 shares held within Mr. Morgan’s profit sharing account in the Mountain West Financial Corp. Profit Sharing Plan & Trust.

(9)  Includes 10,850 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 118,780 shares of Mountain West common stock for which Mr. Williams has shared voting and investment power.

(10)  Includes 4,500 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 99,850 shares of Mountain West common stock for which Mr. Mergenthaler has shared voting and investment power.

(11)  Includes 4,500 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014.

(12)  Includes 7,291 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 52,840 shares of Mountain West common stock for which Dr. Kathrein has shared voting and investment power.

(13)  Includes 530 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 66,188 shares of Mountain West common stock for which Mr. Hammer has shared voting and investment power.

(14)  Includes 6,856 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; and 26,017 shares of Mountain West common stock held for which Mr. Rouse has shared voting and investment power.

(15)  Includes 31,330 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014; 2,604 shares held within Mr. Hart’s profit sharing account in the Mountain West Financial Corp. Profit Sharing Plan & Trust; and 55,982 shares of Mountain West common stock for which Mr. Hart has shared voting and investment power.

(16)  Includes 1,000 shares of Mountain West common stock issuable upon exercise of vested stock options exercisable as of March 31, 2014.

(17)  Other than the beneficial owners listed above, there are no known shareholders owning 5% of more of MTWF’s stock.

EXPERTS

The consolidated financial statements of First Interstate BancSystem, Inc. as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013,  all of which appear in FIBK’s Annual Report on Form 10-K for the year ended December 31, 2013, have been incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement in reliance upon the reports of McGladrey LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

CERTAIN LEGAL MATTERS

The validity of the First Interstate Class A Common Stock to be issued in the merger will be passed upon for First Interstate by its outside counsel, Holland & Hart LLP, Boulder, Colorado.

OTHER MATTERS

As of the date of this document, the Mountain West board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before the Mountain West special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows First Interstate to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus, and information First Interstate files with the SEC after the date of this prospectus will automatically update and supersede the information contained in this proxy/statement prospectus and in the documents listed below. First Interstate incorporates by reference into this proxy statement/prospectus the documents listed below and any future filings made by First Interstate with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K), including reports filed after the date of the initial filing of the registration statement and prior to the effectiveness of the registration statement:

(a) First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014;

(b) First Interstate’s Current Reports on Form 8-K, filed with the SEC on January 23, 2014, February 11, 2014, and February 13, 2014; and

(c) The description of First Interstate’s common stock contained in First Interstate’s Registration Statement on Form 8-A, initially filed with the SEC on March 9, 2010 (File No. 001-34653), including any subsequent amendments thereto.

The information incorporated by reference is considered to be part of this proxy/statementprospectus, and information that First Interstate files later with the SEC will automatically update and supersede this information, as applicable. Any statement contained in this proxy statement/prospectus or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such modified or superseded statement shall not be deemed, except as so modified or amended, to constitute a part of this proxy statement/prospectus.

First Interstate will provide to each person to whom a copy of this proxy statement/prospectus is delivered a copy of any or all of the information that it has incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). First Interstate will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting First Interstate’s corporate headquarters at the following address: 401 North 31st Street, Billings, Montana 59101, Attention: Amy Anderson, or by calling (406) 255-5390.

Neither First Interstate nor Mountain West has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is effective as of February 10, 2014 (the “Agreement Date”) by and between First Interstate BancSystem, Inc. (“FIBK”) and Mountain West Financial Corp. (“MTWF”).

R E C I T A L S

A.            FIBK and MTWF are each Montana corporations and bank holding companies registered under the Bank Holding Company Act of 1956, as amended.  MTWF is the sole shareholder of Mountain West Bank, National Association, a national banking association with its main office located in Helena, Montana.

B.            FIBK and MTWF desire to cause the merger of MTWF with and into FIBK in a statutory merger in accordance with governing law, including the Montana Business Corporation Act.

In Consideration of the Above and the covenants set forth in this Agreement, the parties agree as follows:

1.0                               Definitions. Except as otherwise defined herein, capitalized terms used in this Agreement are accorded the following meanings:

1.1                               “Acquisition Proposal” as defined in Section 6.8.

1.2                               “Affiliate” means any Person (a) that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person, and (b) each Person that serves as a director, officer, partner, executor or trustee (or in a similar capacity) of such specified Person.

1.3                               “Alternative Transaction” means any of (a) a transaction pursuant to which any Person (or group of Persons) other than FIBK or its Affiliates, directly or indirectly, acquires or would acquire ten percent (10%) or more of the outstanding shares of MTWF Common Stock or outstanding voting power of MTWF, or ten percent (10%) or more of the outstanding shares or voting power of any other series or class of capital stock of MTWF that would be entitled to a class or series vote with respect to the Merger, whether from MTWF, or pursuant to a tender offer or exchange offer or otherwise, (b) a merger, share exchange, consolidation or other business combination involving MTWF (other than the Merger), (c) any transaction pursuant to which any Person (or group of Persons) other than FIBK or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any of the MTWF Subsidiaries and securities of the entity surviving any merger or business combination involving any of the MTWF Subsidiaries) of MTWF or any of its Subsidiaries representing more than twenty percent (20%) of the fair market value of all the assets, deposits, net revenues or net income of MTWF on a consolidated basis, immediately prior to such transaction or (d) any other consolidation, business combination, recapitalization or similar transaction involving MTWF or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of MTWF Common Stock immediately prior to such transaction do not, in the aggregate, own at least ninety percent (90%) of each of the outstanding shares of MTWF Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of MTWF Common Stock immediately prior to the consummation thereof.

1.4                               “Average Closing Price” means the average closing price of FIBK Common Stock, as recorded on NASDAQ, during the twenty (20) Business Days immediately preceding the fifth (5th) Business Day prior to the date upon which the Effective Time occurs.

1.5                               “Bank” means Mountain West Bank, National Association, a national banking association and a wholly owned subsidiary of MTWF, together with any of its predecessors.

1.6                               “Bank Financial Statements” means the Bank’s (a) unaudited balance sheets as of December 31, 2011, 2012 and 2013, and the related statements of income for each of the years ended December 31, 2011, 2012, and 2013 and (b) the Subsequent Bank Financial Statements.

1.7                               “Bank Merger” means the merger of the Bank with and into First Interstate Bank, a wholly-owned commercial banking subsidiary of FIBK, in accordance with the MBCA, the Montana Bank Act and the National Bank Act.

1.8                               “BHCA” means the Bank Holding Company Act of 1956, as amended.

1.9                               “Book-Entry Share” as defined in Section 3.5.2.

1.10                        “Break Up Fee” means Three Million Dollars ($3,000,000.00) in immediately available funds.

1.11                        “Breach” means with respect to (a) a representation or warranty, the failure of such representation or warranty to be true and correct as of the date made or deemed made and (b) a covenant, the failure of a party to perform any obligations required to be performed by it.

1.12                        “Business Day” means any day on which the trading of stock occurs on the NASDAQ.

1.13                        “Call Reports” means the quarterly reports of income and condition required to be filed with the Federal Financial Institutions Examination Council.

1.14                        “Cash Consideration” as defined in Section 3.1, and as may be adjusted pursuant to the terms hereof.

1.15                        “Code” means the Internal Revenue Code of 1986, as amended.

1.16                        “Confidentiality Agreement” as defined in Section 6.1.2.

1.17                        “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including, without limitation, the Merger, FIBK’s issuance of shares of FIBK Common Stock and payment of cash in exchange for shares of MTWF Common Stock in the Merger, the Bank Merger and the vesting, cancellation and cash-out of any Options.

1.18                        “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding (a) under which a Person has or may acquire any rights, b) under which such Person has or may become subject to any obligation or liability, or (c) by which such Person, or any of the assets owned or used by such Person, is or may become bound.

1.19                        “CRA” means the Community Reinvestment Act, as amended.

1.20                        “Disclosure Schedule” means, respectively, the Disclosure Schedule of MTWF or FIBK delivered contemporaneously with the execution and delivery of this Agreement.

1.21                        “Dissenting Shares” as defined in Section 3.8.

1.22                        “Division” means the Division of Banking and Financial Institutions of the State of Montana.

1.23                        “Effective Time” as defined in Section 2.3.

1.24                        “Environmental Law” means any Law relating to the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances or for the protection of human health or the environment.

1.25                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.26                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.27                        “Exchange Agent” means American Stock Transfer Company.

1.28                        “Exchange Fund” as defined in Section 3.5.2.

1.29                        “Executive Officer” means (a) with respect to MTWF or the Bank, the chief executive officer, chief financial officer, and cashier, and (b) with respect to FIBK, the chief executive officer or chief financial officer.

1.30                        “Family” means with respect to an individual (a) the individual’s spouse and (b) children who reside with such individual.

1.31                        “FDI Act” as defined in Section 4.4.

1.32                        “FDIC” means the Federal Deposit Insurance Corporation.

1.33                        “Federal Reserve” means the Board of Governors of the Federal Reserve System.

1.34                        “FIBK Common Stock” means the Class A common stock of FIBK as authorized by, and subject to the terms of, the FIBK Amended and Restated Articles of Incorporation.

1.35                        “FIBK SEC Documents” means the final annual, quarterly and other reports, schedules, forms, statements and registration statements filed by FIBK with the SEC.

1.36                        “FIBK Subsidiary” means any Subsidiary of FIBK.

1.37                        “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.38                        “Governmental Entity” means any federal, state, local or foreign court, tribunal, arbitral, governmental, administrative or regulatory authority, agency (including without limitation, any Regulatory Authority), commission, body or other governmental entity or instrumentality or self-regulatory organization.

1.39                        “Hazardous Substances” means any substance, material or waste that is (a) defined as a “hazardous substance”, “pollutant or contaminant”, “dangerous” or “toxic” under the Environmental Laws and (b) petroleum or petroleum products; excluding, however, supplies and materials used by MTWF or MTWF Subsidiaries for general office purposes in the Ordinary Course of Business and in material compliance with Environmental Laws.

1.40                        “Intellectual Property Assets” as defined in Section 4.21.6.

1.41                        “Knowledge” with respect to:

1.41.1              an individual means that such individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the existence of such fact or other matter under such individual’s general area of responsibility; and

1.41.2              a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months  as Executive Officer of such Person has Knowledge of such fact or other matter.

1.42                        “Law” or “Laws” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, Order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

1.43                        “Lien” means any lien, claim, charge, option, encumbrance, mortgage, pledge, security interest or other similar restriction.

1.44                        “Material Adverse Effect” with respect to a Person means, a material adverse effect (a) on the financial or other condition, properties, assets, liabilities, businesses or results of operations of such Person on a consolidated basis, or (b) on the ability of such Person to perform its material obligations, including under this Agreement, on a timely basis; provided, however, Material Adverse Effect shall not be deemed to include the impact of any (i) changes in banking and similar laws of general applicability or interpretations thereof by any Governmental Entity affecting bank holding companies or depository institutions generally, (ii) changes in general economic conditions and changes in prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies; (iii) acts of terrorism or war that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies; (iv) any modifications or changes to valuation policies and practices in connection with the Contemplated Transactions or restructuring charges taken in connection with the Contemplated Transactions, in each case in accordance with the Agreement and/ or GAAP; (v) any modifications or changes made to the Bank’s general business practices or policies at the request of FIBK so as to be consistent with the practices or policies of FIBK; or (vi) actions of a party taken with the prior consent of the other in connection with the Contemplated Transactions or as required or permitted hereunder.

1.45                        “Material Contracts” as defined in Section 4.22.1.

1.46                        “MBCA” means the Montana Business Corporation Act, as amended.

1.47                        “MCA” means the Montana Code Annotated (2013).

1.48                        “Merger” as defined in Section 2.1.

1.49                        “Merger Consideration” as defined in Section 3.1, and as may be adjusted pursuant to the terms hereof.

1.50                        “MTWF Common Stock” the common stock, no par value, of MTWF.

1.51                        “MTWF Certificates” means certificates formerly representing shares of MTWF Common Stock immediately prior to the Effective Time.

1.52                        “MTWF Employee Plan” as defined in Section 4.17.

1.53                        “MTWF Financial Statements” means (a) the audited consolidated balance sheets for MTWF as of December 31, 2011 and 2012, and the related audited consolidated statements of income, statements of cash flows and consolidated statements of changes in shareholders’ equity of MTWF for the years ended December 31, 2010, 2011 and 2012 and (b) the unaudited consolidated balance sheet for MTWF as of December 31, 2013, and the related unaudited consolidated statements of income of MTWF for the year then ended, and (c) the Subsequent MTWF Financial Statements.

1.54                        “MTWF Retirement Plan” means the Mountain West Financial Corp. Profit Sharing Plan and Trust.

1.55                        “MTWF Real Estate” means all real property owned or occupied by MTWF or an MTWF Subsidiary.

1.56                        “MTWF Shareholder Approval” means a vote at the MTWF Shareholder Meeting of at least two-thirds of the MTWF Common Stock in favor of the Merger.

1.57                        “MTWF Shareholder Meeting” means the meeting of MTWF shareholders to be convened for the purpose of voting on the Merger.

1.58                        “MTWF Subsidiary” means any Subsidiary of MTWF, including, without limitation, the Bank.

1.59                        “MTWF Transactional Expenses” means all transaction costs of MTWF necessary to consummate the Contemplated Transactions, including the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by MTWF in connection with this Agreement and the Contemplated Transactions, the cost of preparing, printing and mailing the Proxy Statement to MTWF’s shareholders and all other non-payroll or stock option related costs and expenses in each case incurred or to be incurred by MTWF through the Effective Time in connection with this Agreement and the Contemplated Transactions.

1.60                        “NASDAQ” means The NASDAQ Global Select Market.

1.61                        “OCC” means the Office of the Comptroller of the Currency.

1.62                        “Options” means each and every outstanding option to acquire stock or any other equity interest in MTWF or any MTWF Subsidiary.

1.63                        “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

1.64                        “Ordinary Course of Business” means any actions taken consistent with, and of a similar size and nature with, the past practices of such Person.

1.65                        “OREO” means MTWF Real Estate acquired through foreclosure, deed-in-lieu of foreclosure or similar process.

1.66                        “Outstanding MTWF Shares” means the shares of MTWF Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares held as treasury stock).

1.67                        “Per Share Merger Consideration Value” means (a) the Cash Consideration plus (b) the Stock Consideration multiplied by the Average Closing Price.

1.68                        “Permitted Dividends” means, to the extent permitted, consented to or approved under Laws (a) the dividend declared by the MTWF Board of Directors on December 30, 2013 of $0.33 per share of MTWF Common Stock payable in cash to shareholders of record as of February 28, 2014 and (b) if the Effective Time has not occurred on or before August 31, 2014, a dividend of $0.06 per share of MTWF Common Stock for each whole or partial calendar month elapsing after August 31, 2014 and prior to the Effective Time and (c) dividends payable in cash to MTWF with respect to Bank common stock in amounts, if any, (i) required for the payment of the dividends by MTWF described in clause (a) or (b) or (ii) required for the payment of MTWF liabilities when and as due and payable or (iii) required to effect the termination of all unexercised Options (assuming full vesting) pursuant to Section 2.5. .

1.69                        “Person” means any individual, association, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, or other entity including a Regulatory Authority.

1.70                        “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal).

1.71                        “Proxy Statement” means the proxy statement to be used by MTWF in connection with the solicitation by its board of directors of proxies for use at the MTWF Shareholder Meeting.

1.72                        “Regulatory Approvals” as defined in Section 8.1.

1.73                        “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that (a) has supervisory, judicial, administrative, enforcement, taxing or other power or authority over MTWF, FIBK, or any of their respective Subsidiaries or (b) is required to approve of, or consent to, the Contemplated Transactions or (c) with which a filing must be made in connection with the Contemplated Transactions, including, in any case, the Federal Reserve, the FDIC, the OCC and the Division.

1.74                        “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

1.75                        “SEC” means the Securities and Exchange Commission.

1.76                        “Securities Act” means the Securities Act of 1933, as amended.

1.77                        “Securities Laws” means the Securities Act, the Exchange Act and state securities or “Blue Sky” laws, together with any regulation, rule or Order issued under any of the foregoing.

1.78                        “Stock Consideration” as defined in Section 3.1, and as may be adjusted pursuant to the terms hereof.

1.79                        “Subsequent Bank Financial Statements” means the Bank’s unaudited balance sheets and related statements of income for each month after December 31, 2013 and each Call Report with respect to any period ending on or after December 31, 2013.

1.80                        “Subsequent MTWF Financial Statements” means (a) the MTWF unaudited consolidated balance sheets and related consolidated statements of income for each calendar quarter ending after December 31, 2013 and (b) the audited consolidated balance sheets for MTWF as of December 31, 2013 and the related audited consolidated statements of income, statements of cash flows and consolidated statements of changes in shareholders’ equity of MTWF for the year ended December 31, 2013.

1.81                        “Subsidiary” means, with respect to any Person, any entity or organization in which such Person owns or controls fifty percent or more of the common stock, membership interests or other equity interests or otherwise holds the power to elect a majority of the entity’s or organization’s board of directors or similar governing body.  For the avoidance of doubt, Mountain South, LLC is a subsidiary of MTWF.

1.82                        “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal that (a) is obtained not in Breach of this Agreement for all of the outstanding shares of MTWF Common Stock, on terms that MTWF’s board of directors determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by FIBK to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, (b) is reasonably likely to receive all necessary approvals of Regulatory Authorities and be consummated and (c) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

1.83                        “Surviving Corporation” means FIBK in its capacity as the surviving corporation in the Merger.

1.84                        “Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security (or similar), disability, value added, alternative or add-on minimum, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, estimated or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.85                        “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.86                        “Termination Date” means December 31, 2014.

1.87                        “Termination Fee” means $1,000,000.00.

1.88                        “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

1.89                        “Total Cash Amount” means the dollar amount equal to the sum of (a) the Cash Consideration multiplied by the Outstanding MTWF Shares (other than Dissenting Shares, if any), plus (b) the Per Share Merger Consideration Value multiplied by the Dissenting Shares, if any, plus (c) the cash paid in respect of fractional shares pursuant to Section 3.5.7.

1.90                        “Total Consideration Amount” as defined in Section 3.2.

1.91                        “Total Merger Consideration” means the sum of (i) the Total Cash Amount plus (ii) the Total Stock Amount.

1.92                        “Total Stock Amount” means the number of shares of FIBK Common Stock equal to the remainder of (a) the Stock Consideration multiplied by the Outstanding MTWF Shares (other than the Dissenting Shares, if any), minus (b) the aggregate number of fractional shares of FIBK Common Stock that are exchanged for cash  pursuant to Section 3.5.7.

1.93                        “Well Capitalized” as defined in 12 CFR §225.2(r)(1).

2.0                               The Merger.

2.1                               The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, MTWF will be merged with and into FIBK (the “Merger”) pursuant to the provisions of, and with the effects provided in, the MBCA.  At the Effective Time, the separate corporate existence of MTWF will terminate and FIBK shall survive the Merger.  As a result of the Merger, each Outstanding MTWF Share other than Dissenting Shares, if any, will be automatically converted into solely the right to receive the Merger Consideration.

2.2                               Closing.  The closing of the Merger (the “Closing”) shall occur at the FIBK offices located at 401 N. 31st Street, Billings, Montana at 10 a.m. (Montana time), or at such other times or locations as may be agreed upon by the parties, (a) on the first Business Day that is not less than ten (10) Business Days after the latest to occur of (i) the receipt of all Regulatory Approvals including the expiration of all statutory waiting or holding periods relating to such Regulatory Approvals or (ii) the receipt of the approval of the shareholders of MTWF, or (b) such other time and place as MTWF and FIBK may agree to in writing (the “Closing Date”); provided, however, if the foregoing would result in a Closing Date occurring in June 2014, then the Closing Date shall be July 1, 2014.

2.3                               Articles of Merger. FIBK and MTWF shall file Articles of Merger, in conformity with and as contemplated by the MBCA, with the Montana Secretary of State.  The Merger shall be effective on the Closing Date and at the time stated in the Articles of Merger (the “Effective Time”).

2.4                               Effect of Merger.  The Merger shall be effective at the Effective Time with the effects stated in this Agreement and as provided for in the MBCA, including, without limitation, in Section 35-1-817, MCA.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of MTWF shall be vested in the Surviving Corporation, and all debts, liabilities and duties of MTWF shall become the debts, liabilities and duties of the Surviving Corporation.

2.5                               Termination of Options. Prior to the Effective Time, MTWF shall take such actions as may be necessary such that immediately prior to the Effective Time each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and whether or not then exercisable, shall be cancelled in exchange for payment in cash only in an amount equal to (a) the Per Share Merger Consideration Value, minus the exercise price per share, multiplied by (b) the aggregate number of shares available under such Option assuming one hundred percent (100%) vesting.

2.6                               Articles of Incorporation, Bylaws and Board of Directors.  At the Effective Time, (a) the Amended and Restated Articles of Incorporation and Second

Amended and Restated Bylaws of FIBK shall each remain in effect, unimpaired by the Merger and (b) the FIBK board of directors immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation.

2.7                               FIBK’s Deliveries at Closing.  At the Closing, FIBK shall deliver the following items to MTWF, all of such items to be reasonably satisfactory in form and substance to MTWF and its counsel:

2.7.1                     copies of the resolutions of the board of directors of FIBK approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of FIBK;

2.7.2                     a good standing certificate issued by the Montana Secretary of State with respect to FIBK dated not more than fifteen (15) Business Days prior to the Closing Date;

2.7.3                     certificates executed by the President or Vice President and Secretary or any Assistant Secretary of FIBK, dated the Closing Date, stating that:  (a) all of the representations and warranties of FIBK set forth in this Agreement, as the same may have been updated pursuant to Section 7.1, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (b) FIBK has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, FIBK shall have performed and complied in all respects with such covenants and obligations; and

2.7.4                     Such other documents as MTWF may reasonably request.

2.8                               MTWF’s Deliveries at Closing.  At the Closing, MTWF shall deliver the following items to FIBK, all of such items to be reasonably satisfactory in form and substance to FIBK and its counsel:

2.8.1                     good standing certificates issued by the Secretary of State or similar officer of the state of such Persons organization with respect to MTWF and MTWF Subsidiaries (other than the Bank or any Subsidiary that is a statutory or business trust), and dated not more than fifteen (15) Business Days prior to the Closing Date;

2.8.2                     copies of the articles of incorporation or similar organizational document of MTWF and MTWF Subsidiaries (other than the Bank or any Subsidiary that is a statutory or business trust) together with all amendments certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State or similar officer of the state of such Persons organization;

2.8.3                     certificates of the Secretary or any Assistant Secretary of MTWF dated the Closing Date certifying a copy of the bylaws of MTWF and MTWF Subsidiaries;

2.8.4                     copies of resolutions of the board of directors and evidence of the receipt of the requisite affirmative vote of the shareholders of MTWF to be taken at the MTWF Shareholder Meeting authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of MTWF;

2.8.5                     a good standing certificate or similar certificate for the Bank issued by the OCC and dated not more than twenty (20) Business Days prior to the Closing Date;

2.8.6                     a copy of the articles of association of the Bank, together with all amendments, certified by the OCC and dated not more than twenty (20) Business Days prior to the Closing Date;

2.8.7                     a certificate of the Secretary or Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the articles of association of the Bank delivered by MTWF or as certified by the OCC;

2.8.8                     a certificate executed by the Chief Executive Officer or President of MTWF, dated the Closing Date, stating that (a) all of the representations and warranties of MTWF set forth in this Agreement, as the same may have been updated pursuant to Section 6.7, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects and (b) MTWF has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MTWF shall have performed and complied in all respects with such covenants and obligations;

2.8.9                     a list of all holders of MTWF Common Stock as of the Closing Date and a list of all Persons as of the Closing Date who have the right at any time to acquire shares of MTWF Common Stock, certified in each case by the Secretary or any Assistant Secretary of MTWF;

2.8.10              a certificate executed by the Chief Executive Officer or President of MTWF stating that all Options have been either exercised or cancelled and paid in accordance with Section 2.5 hereof;

2.8.11              If requested by FIBK, a certificate of each of MTWF’s legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by MTWF prior to and including the Effective Time have been paid in full;

2.8.12              if requested by FIBK, a resignation from each of (a) the directors and officers of MTWF and (b) the directors, Executive Officers and administrative trustees, as the case may be, of the MTWF Subsidiaries, which, with respect to the directors and officers of MTWF and Bank, shall include a waiver of any right to indemnification, whether by agreement, under MTWF articles of association or incorporation, by Law or otherwise, except to the extent of the indemnification provided for under Section 7.3 of this Agreement;

2.8.13              non-compete agreements executed by each of the individuals listed on Schedule A hereto substantially in the form attached hereto as Exhibit A (the “Non-Compete Agreements”) and effective as of the Effective Time;

2.8.14              executed copies of all third party consents listed in the Disclosure Schedule and any material consents of the type required to be identified in the Disclosure Schedule but which were not so identified as of the Agreement Date;

2.8.15              a schedule of Persons holding Dissenting Shares, certified by the Secretary of any Assistant Secretary of MTWF;

2.8.16              executed estoppel certificates from the landlords or lessees dated no earlier than forty-five (45) days prior to the Closing Date for all leases so identified as requiring consent to the Contemplated Transactions on the Disclosure Schedule; and

2.8.17              such other documents as FIBK may reasonably request in writing at least three (3) Business Days prior to the Closing Date.

3.0                               Merger Consideration and Conversion of MTWF Securities.

3.1                               Conversion of MTWF Common Stock. Subject to the provisions of this Agreement, including Sections 3.2, 3.3 and 3.6, at the Effective Time, each Outstanding MTWF Share (other than Dissenting Shares, if any) shall be converted, subject to adjustment in Section 3.2 and Section 3.6 and the election of the holder in Section 3.3, into the right to receive (a) 0.2552 shares of FIBK Common Stock (the “Stock Consideration”) and (b) $7.125 in cash (the “Cash Consideration” and, collectively, with the Stock Consideration the “Merger Consideration”).  Each share of MTWF Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

3.2                               Tax Savings Adjustment.  Notwithstanding any other provision of this Article 3 to the contrary, the aggregate value of FIBK Common Stock to be issued in the Merger (which shall be valued, solely for the purpose of this Section 3.2, at the lesser of the closing price of one share of FIBK Common Stock as quoted on the Nasdaq Stock Market on (a) the Business Day preceding the Agreement Date and (b) the Closing Date) (the “FIBK CS Tax Value”)  shall not be less than 40 percent of the aggregate amount of all consideration to be paid by FIBK in the Merger (the “Total Consideration Amount”), which amount equals the sum of (i)  the FIBK CS Tax Value, plus, (ii) the aggregate amount of all cash to be paid to all holders of Outstanding MTWF Shares in the Merger including in respect of Dissenting Shares pursuant to Section 3.8 assuming such Dissenting Shares were to receive only cash as consideration in respect of the Merger, plus (iii) the aggregate amount of all cash to be paid in lieu of issuing fractional shares pursuant to Section 3.5.6. If at the Closing the FIBK CS Tax Value is calculated to be less than 40 percent of the Total Consideration Amount, then (x) the aggregate number of shares of FIBK Common Stock to be issued in the Merger shall be increased to the extent necessary to ensure that the FIBK CS Tax Value in the Merger is not less than 40 percent of the Total Consideration Amount and (y) the aggregate Cash Consideration will be decreased by an amount equal to the aggregate value of the additional shares issued pursuant to clause (x), with such share value based on the indicative per share value determined by reference to the applicable FIBK CS Tax Value.  For the avoidance of doubt, this Section 3.2 does not change the aggregate value of the FIBK Common Stock and cash to be paid or issued as determined without regard to this Section 3.2, but may, however, change the mix of the FIBK Common Stock and cash paid and delivered.  Solely for purposes of this Section 3.2, the amount of cash expected to be paid to the holders of Dissenting Shares shall be determined with reference to the greater of the closing price of one share of FIBK Stock as quoted on the Nasdaq Stock Market on (a) the Business Day preceding the Agreement Date or (b) the Closing Date.

3.3                               Shareholder Election of Merger Consideration. An election statement (the “Election Statement”) shall be mailed with the Proxy permitting each holder of record of MTWF Common Stock to elect, in such holder’s discretion and in lieu of receiving the Merger Consideration, solely stock consideration (an “All Stock Election”) or solely cash consideration (an “All Cash Election”) in accordance with this Section 3.3.

3.3.1                     The Election Statement shall permit the holder to make an All Stock Election or All Cash Election (a “Merger Consideration Election”) in respect of all, but not less than all, shares of MTWF Common Stock held by such holder (“Election Shares”).  The requirements of this Section 3.3.1 to make an election with respect to all, but not less than all, shares shall not apply to elections made with respect to the shares of MTWF Common Stock held by the MTWF Retirement Plan to the extent deemed necessary or appropriate by the trustees and other fiduciaries of the MTWF Retirement Plan to comply with ERISA or other Law.

3.3.2                     Subject to adjustment as provided in this Agreement, including Sections 3.6 and 10.2, each Outstanding MTWF Share exchanged pursuant to an All Stock Election shall be converted into the right to receive (a) the Stock Consideration plus (b) the number of shares of FIBK Common Stock equal to the Cash Consideration divided by the Average Closing Price.

3.3.3                     Subject to adjustment as provided in this Agreement, including Sections 3.6 and 10.2, each Outstanding MTWF Share exchanged pursuant to an All Cash Election shall be converted into the right to receive cash equal to (a) the Cash Consideration plus (b) the cash equal to the Stock Consideration multiplied by the Average Closing Price.

3.3.4                     Any Outstanding MTWF Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Statement on or before 5:00 p.m., Mountain Time, on the date which is five Business Days prior to the Closing Date (or such other time and date as FIBK and MTWF may mutually agree upon) (the “Election Deadline”) shall be conclusively deemed to have elected to receive the Merger Consideration per share as determined under Section 3.1 (the “No Election Shares”).

3.3.5                     An Election Statement may be revoked or changed by the Person submitting such Election Statement at or prior to the Election Deadline.  Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any decisions by the Exchange Agent shall be binding and conclusive.  None of FIBK, MTWF or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Statement.  If the holder of Dissenting Shares submits an Election Statement, such holder’s election shall have no effect and the Exchange Agent will disregard such Election Statement.

3.3.6                     Notwithstanding any other provision of this Section 3.3 or any Election Statement (but subject to Section 3.2), unless waived in FIBK’s sole discretion, in no event will FIBK be required to issue shares of FIBK Common Stock in respect of Outstanding MTWF Shares (excluding Dissenting Shares) in an amount greater or less than the number of shares that would have been required under Section 3.1 if all Outstanding MTWF Shares were treated as No Election Shares (the “Stock Consideration Target”).

3.3.7                     The Exchange Agent shall give effect to Election Statements within five (5) Business Days following the Closing Date in accordance with the following: (a) all No Election Shares shall be converted into the Merger Consideration as determined under Section 3.1, and (b)(i) if, after giving effect to the No Election Shares, the Election Statements would result in issuance of shares of FIBK Common Stock at the Stock Consideration Target, the Election Shares shall be converted in accordance with the Merger Consideration Election in each Election Statement (and as provided in Section 3.3.2 or Section 3.3.3, as the case may be) or (ii) if, after giving effect to the No Election Shares, the Election Statements would result in issuance of shares of FIBK Common Stock in an amount greater or less than the Stock Consideration Target, the Exchange Agent shall adjust the Election Statements in order to cause the aggregate number of shares of FIBK Common Stock to be issued to be as close as reasonably practical to Stock Consideration Target. For purposes of clause (b)(ii), the Exchange Agent shall adjust the Election Statements as follows: (x) if the number of shares of FIBK Common Stock elected to be received exceeds the Stock Consideration Target, the Exchange Agent will reduce the number of shares of FIBK Common Stock to be delivered to MTWF shareholders making All Stock Elections proportionally and shall pay cash in an equivalent value, and (y) if the number of shares of FIBK shares of FIBK Common Stock elected to be received is less than the Stock Consideration Target, the Exchange Agent shall reduce the amount of cash to be paid to MTWF shareholders making All Cash Elections proportionally and shall deliver shares of FIBK Common Stock having an equivalent value.  The Election Shares subject to such adjusted Election Statements shall be converted in accordance with each Election Statement as so adjusted by the Exchange Agent (and as provided in Section 3.3.2 or Section 3.3.3, as the case may be).  For the avoidance of doubt, the provisions of Section 10.2, including any election by FIBK to modify the Merger Consideration, shall be given effect prior to the application of this Section 3.3.7.

3.4                               Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of MTWF Common Stock shall cease to be, and shall have no rights as, shareholders of MTWF.  After the Effective Time, there shall be no transfers on the stock transfer books of MTWF or the Surviving Corporation of shares of MTWF Common Stock.

3.5                               Delivery of Merger Consideration.

3.5.1                     As of the Effective Time, FIBK shall deposit, or shall cause to be deposited, with the Exchange Agent (and such deposit (the “Exchange Fund”) shall be solely for the benefit of the holders of the Outstanding MTWF Shares (other than holders of Dissenting Shares), for exchange in accordance with this Agreement through the Exchange Agent) cash in an amount estimated to be equal to the Cash Consideration and cash in lieu of fractional shares payable pursuant to this Agreement for Outstanding MTWF Shares.

3.5.2                     As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time (collectively, the “Holders”) of shares of MTWF Common Stock represented by certificates (“Certificates”) as well as those not represented by a

Certificate (a “Book-Entry Share”), that were converted into the right to receive the Merger Consideration pursuant to Section 3.1 (a) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent, which shall be substantially in such form and have such other provisions as shall be reasonably prescribed by the Exchange Agent and FIBK (the “Letter of Transmittal”) and (b) instructions for use in surrendering certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate (or issuance of affidavits of loss in lieu of such Certificate(s)), or, in the case of shares of MTWF Common Stock held as Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal (which shall include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares and to be in such form and have such provisions as FIBK and the Exchange Agent may reasonably require), and, if applicable, after the Effective Time, any dividends or distributions with respect to FIBK Common Stock to which such Holder is entitled pursuant to Section 3.5.4.

3.5.3                     Upon surrender to the Exchange Agent of a Holder’s Certificate(s) (or issuance of affidavits of loss in lieu of such Certificate(s)) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, such Holder of MTWF Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of MTWF Common Stock represented by such Holder’s Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate(s) (or issuance of affidavits of loss in lieu of such Certificate(s)) or Book Entry Shares in accordance with, and, if applicable, after the Effective Time, any dividends or distributions to which such Holder is entitled.

3.5.4                     No dividends or other distributions with respect to FIBK Common Stock shall be paid to the Holder of any un-surrendered Certificate or Book-Entry Shares with respect to the FIBK Common Stock portion (if any) of the Merger Consideration represented thereby, in each case unless and until the surrender of such Certificate (or issuance of affidavits of loss in lieu of such Certificate(s)) or Book-Entry Shares in accordance with this Section 3. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Section 3, the Holder of such shares of MTWF Common Stock shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time payable with respect to the whole shares of the FIBK Common Stock portion of the Merger Consideration, if any, represented by such Certificate or Book-Entry Shares and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of the FIBK Common Stock portion of the Merger Consideration, if any, represented by such

Certificate or Book-Entry Shares with a record date after the Effective Time and with a payment date subsequent to the issuance of the FIBK Common Stock portion of the Merger Consideration, if any, issuable with respect to such Certificate or Book-Entry Shares.

3.5.5                     In the event of a transfer of ownership of a Certificate representing MTWF Common Stock prior to the Effective Time that is not registered in the stock transfer records of MTWF, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such MTWF Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the reasonable satisfaction of FIBK that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, FIBK) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, and, if applicable, after the Effective Time, cash dividends or distributions payable pursuant to this Section 3 and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of MTWF Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or FIBK, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FIBK, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of MTWF Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FIBK, as the case may be. After the Effective Time, there shall be no transfers on the stock transfer books of MTWF of any shares of MTWF Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of MTWF Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 3.1 and the procedures set forth in this Section 3.

3.5.6                     FIBK and the Exchange Agent shall be entitled to rely upon the stock transfer books of MTWF to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any MTWF Common Stock, FIBK and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.5.7                     Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of FIBK Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, and, if applicable, after the Effective Time, no dividend or distribution with respect to FIBK Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of FIBK. In lieu of the issuance of any such fractional share, FIBK shall pay to each former shareholder of MTWF who otherwise would be entitled to receive such fractional share, an amount in cash (rounded down to the nearest whole cent) determined by multiplying (a) the Average Closing Price by (b) the fraction of a share (after taking into account all shares of MTWF Common Stock held by such Holder at the Effective Time and rounded down to the nearest one ten-thousandth when expressed in decimal form) of FIBK Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 3.1. The parties acknowledge and agree that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

3.5.8                     Any portion of the Exchange Fund that remains unclaimed by the shareholders of MTWF as of the first anniversary of the Effective Time shall be paid to FIBK. Any former shareholders of MTWF who have not theretofore complied with this Section 3 shall thereafter look only to FIBK with respect to the Merger Consideration and any unpaid dividends and distributions on the FIBK Common Stock deliverable in respect of each share of MTWF Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FIBK, MTWF, the Exchange Agent or any other person shall be liable to any former holder of shares of MTWF Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws. In the event that any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by  the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is necessary as indemnity against any claim that may be made against FIBK or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Subject to the terms of the Exchange Agent Agreement, FIBK, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (a) the validity of any Letter of Transmittal and compliance by any MTWF shareholder with the procedures and instructions set forth herein and therein, (b) the issuance and delivery of the whole number of shares of the FIBK Common Stock portion of the Merger Consideration into which shares of MTWF Common Stock are converted in the Merger, if any, and (c) the method of payment of the cash portion of the Merger Consideration and cash in lieu of fractional shares of FIBK Common Stock.

3.5.9                     The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FIBK Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FIBK Common Stock for the account of the Persons entitled thereto. Former shareholders of record of MTWF who are to receive shares of FIBK Common Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of FIBK shareholders the number of whole shares of FIBK Common Stock into which their respective shares of MTWF Common Stock are converted, regardless of whether such holders have exchanged their Certificates or Book-Entry Shares for shares of FIBK Common Stock in accordance with the provisions of this Agreement.

3.6                               Anti-Dilution Provisions.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of FIBK or MTWF, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Stock Consideration, the Cash Consideration and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

3.7                               Reorganization.  The parties to this Agreement intend for (a) the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) and related sections of the Code and  (b) this Agreement shall constitute a “plan of reorganization” under Section 368 of the Code.  The parties will each  take such actions as may be reasonably necessary to ensure such result and no party shall file any tax return or take any action or position inconsistent therewith except as required pursuant to any Law.

3.8                               Dissenting Shares.  Shares of MTWF Common Stock held by a Person properly dissenting from the Merger in accordance with the MBCA and who has not withdrawn the dissent prior to the Effective Time (the “Dissenting Shares”), shall not be converted pursuant to Section 3.1, but shall be cancelled and retired and shall cease to exist and become only the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Laws; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the dissent shall be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration and as No Election Shares. MTWF shall give FIBK (a) prompt notice of any written demands for fair value, attempted withdrawals of such demands and any other instruments served pursuant to Law relating to the shareholder demands for fair value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the MBCA.  MTWF shall not, except with the prior written consent of FIBK, voluntarily make any payment with respect to any demands for fair value of Dissenting Shares, offer to settle or settle any such demands.

4.0                               Representations and Warranties of MTWF. MTWF represents and warrants to FIBK that the following are materially true and correct as of the Agreement Date, and will be materially true and correct as of the Effective Time, subject, however to the matters stated on the Disclosure Schedule delivered by MTWF, which shall be organized to correspond to the applicable Sections in this Section 4, with each exception set forth in the Disclosure Schedule being deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure:

4.1                               MTWF Organization.  MTWF (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, (b) is registered with the Federal Reserve as a bank holding company under the BHCA and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except where the failure to be so qualified or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  True, correct and complete copies of the articles of incorporation and bylaws of MTWF and all amendments thereto have been made available to FIBK and each of the same are listed in the Disclosure Schedule.  MTWF has no Subsidiaries other than the Bank or as otherwise stated in the Disclosure Schedule.

4.2                               MTWF Subsidiary Organizations.

4.2.1                     Each of the MTWF Subsidiaries is identified in the Disclosure Schedule. True, correct and complete copies of the articles of association, articles of incorporation, articles of organization, operating agreement, charter (or similar organizational documents) and bylaws of each MTWF Subsidiary, and all amendments thereto, have been made available to FIBK and each of the same are listed in the Disclosure Schedule.

4.2.2                     The Bank is a national banking association, duly organized, validly existing and in good standing under the National Bank Act.  Each other MTWF Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect on such MTWF Subsidiary.

4.2.3                     Each MTWF Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.3                               Authorization; Enforceability.

4.3.1                     MTWF has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by MTWF, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject only to MTWF Shareholder Approval, and this Agreement constitutes a legal, valid and binding obligation of MTWF enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

4.3.2                     Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of MTWF  (a) prohibits or restricts MTWF’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions, (b) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (c) would subject FIBK to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.  The board of directors of MTWF has unanimously approved the execution of, and performance by MTWF of its obligations under, this Agreement.

4.4                               No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, or any resolution adopted by the board of directors or shareholders of, MTWF or any MTWF Subsidiary, or (b) contravene, conflict with or result in a violation of Law, or, to MTWF’s Knowledge, give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which MTWF or any MTWF Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Regulatory Approvals, including any such approvals under the BHCA, the Federal Deposit Insurance Act, as amended (the “FDI Act”), the Securities Act, the Exchange

Act, the National Bank Act, the MCA, and the MBCA, (c) contravene, conflict with or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which MTWF or any MTWF Subsidiary is a party or by which any of their respective assets is bound, or (d) result in the creation of any Lien upon or with respect to any of the assets owned or used by MTWF or any MTWF Subsidiary.  Except for the Regulatory Approvals and the MTWF Shareholder Approval, neither MTWF nor any MTWF Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.5                               MTWF Capitalization.  The Disclosure Schedule sets forth the issued capital stock and other equity securities of MTWF.  All outstanding shares of MTWF Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.  There are no preemptive rights, outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating MTWF or any MTWF Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of MTWF or any MTWF Subsidiary except for such rights held exclusively by MTWF to acquire MTWF Subsidiary capital stock and as set forth in the Disclosure Schedule.  Except for Options set forth in the Disclosure Schedule, there are no outstanding securities of MTWF that are convertible into, or exchangeable for, any shares of capital stock, and MTWF is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of MTWF.  None of the outstanding shares of MTWF Common Stock were issued in violation of any federal or state securities laws or any other Laws, except where such violation would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  MTWF does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank.  From and including January 1, 2012, no shares of MTWF Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by MTWF or any MTWF Subsidiary and no dividends or other distributions payable in any equity securities of MTWF or any MTWF Subsidiary have been declared, set aside, made or paid to the shareholders of MTWF.

4.6                               MTWF Subsidiary Capitalization.  The issued capital stock of the Bank is set forth in the Disclosure Schedule, all of which shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, except to the extent subject to assessment under the National Bank Act or the FDI Act (the “Bank Shares”).  MTWF is the record and beneficial owner of one hundred percent (100%) of the Bank Shares and all of the issued and outstanding shares of capital stock of each other MTWF Subsidiary, free and clear of any Lien.  There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any MTWF Subsidiary, except for such rights held exclusively by MTWF.  There are no outstanding securities of any MTWF Subsidiary that are convertible into or exchangeable for any shares of such MTWF Subsidiary’s capital stock, except for such rights held exclusively by MTWF and no MTWF Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such MTWF Subsidiary.  No MTWF Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business..

4.7                               Financial Statements and Reports.

4.7.1                     True, correct and complete copies of the MTWF Financial Statements and the Bank Financial Statements have been made available to FIBK.

4.7.2                     The MTWF Financial Statements and Bank Financial Statements (other than Call Reports) have been prepared in conformity with GAAP subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and to the absence of footnotes.

4.7.3                     The MTWF Financial Statements and the Bank Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of MTWF and the Bank, respectively, as of the respective dates of and for the periods referred to in the MTWF Financial Statements and Bank Financial Statements, as applicable, except where supplemented or amended as of a later date.  Neither the MTWF Financial Statements nor the Bank Financial Statements include any material assets or omit to state any material liabilities, which inclusion or omission would render the MTWF Financial Statements or the Bank Financial Statements misleading in any material respect as of the respective dates of and for the periods referred to in the respective MTWF Financial Statements and Bank Financial Statements.

4.7.4                     Neither MTWF nor any of the MTWF Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among MTWF and any of the MTWF Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, MTWF or any of the MTWF Subsidiaries in the MTWF Financial Statements or Bank Financial Statements.

4.7.5                     MTWF maintains internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of MTWF, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of MTWF are being made only in accordance with authorizations of officers and directors of MTWF, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of MTWF’s assets that could have a material adverse effect on its financial statements. Since December 31, 2010, MTWF has not experienced or effected any material change in internal control over financial reporting.

4.8                               Books and Records.  The books of account, minute books, stock record books and other records of MTWF and each MTWF Subsidiary (other than Mountain South, LLC) are complete and correct in all material respects and have been maintained in accordance with MTWF’s business practices and all applicable Laws, including the maintenance of any adequate system of internal controls required by the Laws, except where the failure to maintain complete and correct records would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  The minute books of MTWF and each MTWF Subsidiary (other than Mountain South, LLC) contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, board of directors and committees of the board of directors.  At the Closing, all of the books and records (other than books and records of Mountain South, LLC) will be in the possession of MTWF and the MTWF Subsidiaries. The books of account, minutes books, stock record books and other records of MTWF and each MTWF Subsidiary (other than Mountain South, LLC) have been made available to FIBK for inspection.

4.9                               Securities Laws. MTWF has complied in all material respects with all Securities Laws in connection with the offering and sale of its outstanding securities.  The disclosure documents used in connection with the offering and sale of any outstanding securities of MTWF did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.10                        Investment Securities.

4.10.1              Each of MTWF and the MTWF Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien or any other encumbrance, except to the extent that such securities are pledged in the Ordinary Course of Business to secure obligations of MTWF or any of the MTWF Subsidiaries and except for such defects in title or Liens that would not be material to MTWF on a consolidated basis. Such securities are valued on the books of MTWF and the MTWF Subsidiaries in accordance with GAAP.

4.10.2              MTWF and the MTWF Subsidiaries employ investment, securities risk management and other policies, practices and procedures which MTWF believes are prudent and reasonable in the context of such businesses.

4.11                        Properties.

4.11.1              The Disclosure Schedule lists (a) all MTWF Real Estate and (b) all branch offices of Bank that Bank has applied to establish.

4.11.2              MTWF has made available to FIBK copies of all title policies in the possession or control of MTWF or an MTWF Subsidiary and relating to any real property identified in Section 4.11.1.  To the Knowledge of MTWF, no exceptions or Liens have arisen since the date of the title policies, except for Liens for taxes or assessments not yet due and payable.

4.11.3              MTWF and each MTWF Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid Liens except (a) as noted in title policies provided to FIBK, (b) statutory Liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the MTWF Financial Statements or Bank Financial Statements, (c) pledges or Liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business, and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

4.11.4              MTWF and MTWF Subsidiaries are not a party to any lease, whether as landlord, tenant or other capacity, except for leases identified in the Disclosure Schedules.  Each such lease is in full force and effect and, to the Knowledge of MTWF, no event of default or other failure in performance by any party has occurred under such lease and no event has occurred which, solely upon the giving of notice or passage of time, would constitute an event of default under such lease.

4.11.5              Except where any failure would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis, all buildings and structures located on MTWF Real Estate (other than OREO) lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.12                        Condition and Sufficiency of Assets.  The buildings, structures and equipment of MTWF and each MTWF Subsidiary are structurally sound, are in good operating condition and repair (subject to ordinary wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or in cost.  Except where any noncompliance would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis, the real property, buildings, structures and equipment owned or leased by MTWF and each MTWF Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances.  The assets and properties, whether real or personal, tangible or intangible, that MTWF or any MTWF Subsidiary purport to own are sufficient for the continued conduct of the business of MTWF and each MTWF Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

4.13                        Loans; Loan Loss Reserve.

4.13.1              All loans and loan commitments extended by any MTWF Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the “MTWF Loans”) were made materially in accordance with the lending policies of such MTWF Subsidiary in the Ordinary Course of Business.  The MTWF Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such MTWF Subsidiary enforceable in accordance with their terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity and (b) defects in documentation which would not reasonably be expected to have a Material Adverse Effect on the MTWF Loans taken as a whole.  All such MTWF Loans are, and at the Closing will be, free and clear of any Lien and each MTWF Subsidiary has complied, and at the Closing will have complied, with all Laws relating to such MTWF Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  All sums held in escrow that were collected and received under an MTWF Loan were collected in accordance with applicable loan documents and Law, and are sufficient in amount, except to the extent the failure in collection or amount would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.13.2              The reserve for possible loan and lease losses of the Bank is and will be on the Closing Date adequate in all material respects and funded in accordance with GAAP to provide for possible or specific losses, net of recoveries relating to loans previously charged off.  To the Knowledge of MTWF, none of the MTWF Loans is subject to any material offset or claim of offset.

4.13.3              Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed to by FIBK that MTWF makes no representation or warranty with respect to (a) the collectability of any MTWF Loans due to any borrower’s financial inability to pay or (b) the adequacy of collateral.

4.13.4              The Disclosure Schedule sets forth the aggregate amount of all loans, extensions of credit and other assets of MTWF and each MTWF Subsidiary, as of December 31, 2013, that have been criticized or classified by any internal or external audit or loan review and after giving effect to any criticism or classification by any Regulatory Authority.

4.14                        Undisclosed Liabilities; Adverse Changes.  Neither MTWF nor any MTWF Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that are required to be included in the MTWF Statements pursuant to GAAP, except for liabilities or obligations reflected or reserved against in the MTWF Financial Statements, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Since December 31, 2012, there has not been any change in the business, operations, properties, prospects, assets or condition of MTWF or any MTWF Subsidiary, and, to MTWF’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.15                        Taxes.

4.15.1              MTWF and each MTWF Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects.  MTWF and each MTWF Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by MTWF or any MTWF Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

4.15.2              There is no claim or assessment pending or, to the Knowledge of MTWF, Threatened against MTWF or any MTWF Subsidiary for any Taxes owed by any of them.  No audit, examination or investigation related to Taxes paid or payable by MTWF or any MTWF Subsidiary is presently being conducted or, to the Knowledge of MTWF, Threatened by any Regulatory Authority. Neither MWTF nor any MTWF Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

4.15.3              MTWF has made available to FIBK true, correct and complete copies of all Tax Returns for state or federal income, corporation or license taxes filed with respect to the fiscal years by MTWF and each MTWF Subsidiary ending December 31, 2011 and 2012 and any tax examination reports and statements of deficiencies assessed or agreed to for any of MTWF or any MTWF Subsidiary for any such fiscal years.

4.15.4              MTWF and each MTWF Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of all Laws, where the failure to pay, withhold or report would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.15.5              Except for the consolidated group with respect to which MTWF is the parent corporation, none of MTWF nor any MTWF Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of MTWF nor any MTWF Subsidiary has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

4.15.6              MTWF has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

4.15.7              None of MTWF nor any MTWF Subsidiary is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

4.15.8              Subsequent to September 1, 2013, no MTWF shareholder had a portion of such shareholder’s MTWF shares redeemed by MTWF, nor received a distribution with respect to such shares (other than regular, periodic dividends), and no corporation related to MTWF within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i)(B) acquired any stock of MTWF held by such MTWF shareholder.

4.16                        Labor. Neither MTWF nor any MTWF Subsidiary is (a) a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, or (b) the subject of any proceeding asserting that they have committed an unfair labor practice or seeking to compel them to bargain with any labor organization as to wages or conditions of employment. No strike involving MTWF or any MTWF Subsidiary is pending or, to the Knowledge of MTWF, threatened and MTWF has no Knowledge of any activity involving its or MTWF employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

4.17                        Employee Benefits.

4.17.1              The Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by MTWF or any MTWF Subsidiary for the benefit of any current or former employee, independent contractor, consultant or director of MTWF or any MTWF Subsidiary, or with respect to which MTWF or any MTWF Subsidiary has or may have any material liability (collectively, the “MTWF Employee Plans”).

4.17.2              MTWF has made available to FIBK true, correct, and complete copies of all of the following documents with respect to each MTWF Employee Plan, to the extent applicable: (a) all documents constituting the MTWF Employee Plans, including but not limited to trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (b) Forms 5500 and any financial statements attached thereto for the prior three years; (c) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by MTWF to obtain those letters; (d) the most recent summary plan description; (e) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (f) all reports submitted within the four years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (g) all notices that were given within the four years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; (h) employee manuals or handbooks containing personnel or employee relations policies; and (i) all documentation of any corrections made to any MTWF Employee Plan under the Employee Plans Compliance Resolution System, the Delinquent Filer Voluntary Compliance System, the Fiduciary Correction Program, or other similar program.

4.17.3              Each MTWF Employee Plan has been established, administered and maintained, in all material respects, in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws, and each MTWF Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to MTWF or any MTWF Subsidiary (other than ordinary administration expenses and in respect of accrued benefits thereunder).

4.17.4              Neither MTWF nor any MTWF Subsidiary has ever sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any employee benefit plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any multiemployer plan as defined in ERISA Section 3(37)).

4.17.5              MTWF (and, as applicable, any MTWF Subsidiary) has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the MTWF Employee Plans; if any individuals have not been appropriately classified under any of the MTWF Employee Plans or if the classification is later determined to be erroneous or is retroactively revised, such error in classification will not cause MTWF, FIBK, or the affected MTWF Employee Plan to incur any material liability, loss or damage.

4.17.6              There are no pending claims or lawsuits by, against, or relating to any MTWF Employee Plan that would, if successful, result in liability of MTWF or any MTWF Subsidiary, and no claims or lawsuits have been asserted, instituted or, to the Knowledge of MTWF, threatened by, against, or relating to any MTWF Employee Plan, against the assets of any trust or other funding arrangement under any such MTWF Employee Plan, by or against MTWF or any MTWF Subsidiary with respect to any MTWF Employee Plan, or by or against the plan administrator or any fiduciary of any MTWF Employee Plan, and MTWF does not have Knowledge of any fact that could form the basis for any such claim or lawsuit.  No MTWF Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to a MTWF Employee Plan under the Employee Plans Compliance Resolution System, the Delinquent Filer Voluntary Compliance System, the Fiduciary Correction Program, or other similar program.

4.17.7              With respect to each MTWF Employee Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for MTWF or any MTWF Subsidiary or an officer, director, or employee of MTWF or any MTWF Subsidiary.

4.17.8              All reporting, disclosure, and notice requirements of ERISA and the Code have been materially satisfied with respect to each MTWF Employee Plan, and each MTWF Employee Plan has been amended or all action has been taken to bring such Plan into compliance with applicable provisions of ERISA, the Code, and other applicable laws (including the Affordable Care Act).

4.17.9              Payment has been made of all amounts that MTWF and any MTWF Subsidiary is required to pay as contributions to the MTWF Employee Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded MTWF Employee Plan will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the interim balance sheet date; and all monies withheld from employee paychecks with respect to any MTWF Employee Plan have been timely transferred to the appropriate plan.

4.17.10       Neither MTWF nor any MTWF Subsidiary has prepaid or prefunded any welfare plan (as defined in ERISA) through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

4.17.11       No employee or former employee or director or former director of MTWF or any MTWF Subsidiary or beneficiary of any such person is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (a) death or retirement benefits under a qualified retirement plan, (b) deferred compensation benefits accrued as liabilities on the MTWF Financial Statements or (c) continuation coverage mandated under Section 4980B of the Code or other applicable law.

4.17.12       Neither MTWF nor any MTWF Subsidiary is a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in compliance with Code Section 409A and the guidance and regulations issued thereunder. No nonqualified deferred compensation plan that is intended to be grandfathered has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire MTWF or MTWF Subsidiary common stock or other equity (a) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (b) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (c) has been granted after December 31, 2004 with respect to any class of stock or equity that is not “service recipient stock” (within the meaning of applicable regulations under Code Section 409A).

4.17.13       Neither the execution of this Agreement, the consummation of the Merger, nor any of the other Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) (a) entitle any current or former director, employee, contractor or consultant of MTWF or any MTWF Subsidiary to severance pay or any other payment, (b) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (c) limit or restrict the right of MTWF or any MTWF Subsidiary to merge, amend or terminate any MTWF Employee Plan, (d) increase the amount payable or result in any other material obligation pursuant to any MTWF Employee Plan, or (e) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.18                        Compliance with Laws.  MTWF and Bank each holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  Each of MTWF and MTWF Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  To the Knowledge of MTWF, no event has occurred or circumstance exists that (with or without notice or lapse of time)  (a) may constitute or result in a violation by MTWF or any MTWF Subsidiary of, or a failure on the part of MTWF or any MTWF Subsidiary to comply with, any Law, or (b) may give rise to any obligation on the part of MTWF or any MTWF Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law, except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on MTWF or any MTWF Subsidiary on a consolidated basis. Neither MTWF nor any MTWF Subsidiary has received, at any time since January 1, 2012, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding  (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or (y) any actual, alleged, possible, or potential obligation on the part of MTWF or any MTWF Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law.  This Section 4.18 shall not require the disclosure of any information the disclosure of which to FIBK would be prohibited by any Law

4.19                        Legal Proceedings; Orders.

4.19.1              The Disclosure Schedule sets forth a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of MTWF, Threatened against or affecting MTWF or any MTWF Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, that has not been fully satisfied and terminated and there is no fact known to MTWF that would provide a basis for any other Proceeding or Order.  To the Knowledge of MTWF, no officer, director, agent or employee of MTWF or any MTWF Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of MTWF or any MTWF Subsidiary.

4.19.2              Neither MTWF nor any MTWF Subsidiary (a) is subject to any cease-and-desist or other Order or enforcement action issued by, or (b) is a party to any written agreement, consent agreement or memorandum of understanding with, or (c) is a party to any commitment letter or similar undertaking to, or (d) is subject to any order or directive by, or (e)  is subject to any supervisory letter from, or (f) has been ordered to pay any civil money penalty, which has not been paid, by, or (g) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (i) restricts in any material respect the conduct of its business or (ii) that in any material manner relates to its capital adequacy, or (iii) restricts its ability to pay dividends, or (iv) limits in a material manner its credit or risk management policies, its management or its business; nor has MTWF or any MTWF Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

4.19.3              This Section 4.19 shall not require the disclosure of any information the disclosure of which to FIBK would be prohibited by any Law.

4.20                        Ordinary Course of Business; Material Adverse Effect.  Since December 31, 2012, MTWF and each MTWF Subsidiary have conducted its respective businesses only in the Ordinary Course of Business and there has not been any change in the financial or other condition of MTWF or a MTWF Subsidiary that has or would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.21                        Properties and Contracts.  The Disclosure Schedule lists or describes the following with respect to MTWF and each MTWF Subsidiary (the “Material Contracts”):

4.21.1              all borrowings by MTWF or any MTWF Subsidiary (exclusive of deposit agreements with Bank customers, agreements for the purchase of federal funds and repurchase agreements and borrowings from Federal Home Loan Banks in the Ordinary Course of Business);

4.21.2              each Contract that involves performance of services or delivery of goods or materials, or expenditures, by MTWF or any MTWF Subsidiary after the Agreement Date in excess of $100,000 in the aggregate during any period of time;

4.21.3              each Contract not referred to elsewhere in this Section that (a) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes, or (b) materially affect the business or financial condition of MTWF or any MTWF Subsidiary;

4.21.4              each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property having a value per item or aggregate payments of less than $25,000 and with terms, excluding any renewal terms, of less than one year);

4.21.5              each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property used in, held for use in, or necessary for the conduct of the business of MTWF or any MTWF Subsidiary (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

4.21.6              each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by MTWF or any MTWF Subsidiary with any other Person;

4.21.7              each Contract containing covenants that in any way purport to restrict the business activities of MTWF or any MTWF Subsidiary;

4.21.8              each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

4.21.9              (a) the name and annual salary of each director and executive officer of MTWF and each MTWF Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by MTWF or an MTWF Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2013 and for calendar year 2014, and (b) any non-competition or similar arrangement or plan with respect to each such person;

4.21.10       each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by MTWF or any MTWF Subsidiary to be responsible for consequential damages;

4.21.11       each Contract for capital expenditures in excess of $25,000;

4.21.12       each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by MTWF or any MTWF Subsidiary other than in the Ordinary Course of Business; and

4.21.13       each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

4.22                        No Defaults.

4.22.1              MTWF and the MTWF Subsidiaries have performed in all material respects all of the obligations required to be performed by them under, and are entitled to all accrued benefits under and, to the Knowledge of MTWF, are not alleged to be in default in respect of, each Material Contract listed in the Disclosure Schedule pursuant to Section 4.21, except as would not, individually or in the aggregate, be material to MTWF on a consolidated basis. Each of the Material Contracts is valid and binding on MTWF or its applicable Subsidiary and in full force and effect, without amendment except as described therein, and there exists no default or event of default or event, occurrence, condition or act, with respect to MTWF or the MTWF Subsidiaries or, to the Knowledge of MTWF, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to MTWF on a consolidated basis. True, correct and complete copies of all Material Contracts have been made available to FIBK.

4.22.2              Except notices given or received by MTWF or an MTWF Subsidiary in the Ordinary Course of Business with respect to any MTWF Loan, neither MTWF nor any MTWF Subsidiary has given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract, that has not been terminated or satisfied prior to the Agreement Date.

4.22.3              Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to MTWF or any MTWF Subsidiary under current or completed Material Contracts with any Person and no such Person has made written demand for such renegotiation.

4.23                        Insurance.  The Disclosure Schedules lists the policies of insurance owned or held by MTWF or any MTWF Subsidiary on the Agreement Date.  Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive).  All premiums due on such policies have been paid in accordance with their terms.

4.24                        Compliance with Environmental Laws.

4.24.1              There are no Proceedings or Orders involving MTWF or any MTWF Subsidiary, or any of their respective assets, that are pending or, to the Knowledge of MTWF, Threatened, nor to the Knowledge of MTWF is there any factual basis for any of the foregoing, as a result of any asserted failure of MTWF or any MTWF Subsidiary, or any predecessor, to comply with any Environmental Law.

4.24.2              No environmental clearances or other governmental approvals are required for the conduct of the business of MTWF or any MTWF Subsidiary or the consummation of the Contemplated Transactions.  To the Knowledge of MTWF, neither MTWF nor any MTWF Subsidiary is the owner of any interest in real estate, including the MTWF Real Estate, on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean up, removal or some other remedial action under any Environmental Law.

4.24.3              The MTWF Real Estate (other than OREO) are, and have been, in material compliance with all applicable Environmental Laws and, to the Knowledge of MTWF, no circumstances exist that would result in a material violation of applicable Environmental Laws with respect to the MTWF Real Estate, including the OREO.  Except as permitted under and in accordance with Environmental Laws, no Hazardous Substances are or have been located in, under or upon MTWF Real Estate (other than OREO) or, to the Knowledge of MTWF, in, under or upon the OREO.

4.24.4              No storage tanks (except tanks for the storage of propane used in the Ordinary Course of Business), underground or otherwise, are present on the MTWF Real Estate (other than the OREO) nor, to the Knowledge of MTWF, (a) have any storage tanks been removed from the MTWF Real Estate, or (b) are present on the OREO.

4.25                        Regulatory Filings.  Since January 1, 2010, MTWF and each MTWF Subsidiary have timely made all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC and the OCC.  All such filings were accurate and complete in all material respects as of the dates of the filings or amendments thereto, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.26                        Fiduciary Accounts.  The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law, except where noncompliance would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  None of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.27                        Indemnification Claims.  To MTWF’s Knowledge, no action or failure to take action by any director, officer, employee or agent of MTWF or any MTWF Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against MTWF or any MTWF Subsidiary under any agreement with, or the corporate indemnification provisions of, MTWF or any MTWF Subsidiary, or under any Laws, except where such action or failure would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.28                        Insider Interests.  No executive officer or director of MTWF or any MTWF Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” or any “related interest” of such Person within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with MTWF or any MTWF Subsidiary, or any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of MTWF or any MTWF Subsidiary.

4.29                        Broker Commissions.  None of MTWF, any MTWF Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, except for a fee to be paid to D.A. Davidson & Co.  Copies of all agreements with D.A. Davidson & Co have been previously furnished to FIBK.

4.30                        Approval Delays.  To the Knowledge of MTWF, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.  The Bank’s most recent CRA rating is “satisfactory” or better.

4.31                        Fairness Opinion. The MTWF board of directors has received an opinion of its financial advisor, D.A. Davidson & Co., to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to its shareholders from a financial point of view.

4.32                        Intellectual Property.

4.32.1              MTWF and the MTWF Subsidiaries own good title to all of the Intellectual Property Assets, free and clear of any and all Liens. The Intellectual Property Assets constitute all of the intellectual property reasonably necessary for the conduct of MTWF’s business as it is currently conducted and currently proposed to be conducted.

4.32.2              To the Knowledge of MTWF, the Intellectual Property Assets and the conduct of MTWF’s business has not violated, infringed or misappropriated, does not violate, infringe or misappropriate any intellectual property right of a third party, any right to privacy or publicity, or any applicable Laws regulating unfair competition or trade practices.

4.32.3              Neither MTWF nor any of the MTWF Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any intellectual property rights of any third party and, to the Knowledge of MTWF, neither MTWF nor any of the MTWF  Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any intellectual property rights of any third party. To the Knowledge of MTWF, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property Assets. Neither MTWF nor any of the MTWF Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Intellectual Property Assets with, third parties, or permits third parties to use any Intellectual Property Asset rights. Neither MTWF nor any of the MTWF Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Intellectual Property Assets.

4.32.4              MTWF has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets owned, used, appropriated or disclosed by MTWF (“Trade Secrets”). All material use, disclosure or appropriation of Trade Secrets owned by MTWF by or to a third party has been pursuant to the terms of an agreement or other legal obligation between MTWF and such third party pursuant to which the third party undertakes to protect and not disclose such Trade Secrets. Neither MTWF nor, to the Knowledge of MTWF, any Person under the control of MTWF has materially breached any such confidentiality agreements that such Person is subject to, and, to the Knowledge of MTWF, no other party to any such confidentiality agreement is in material breach thereof.

4.32.5              Neither MTWF nor any of the MTWF Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Intellectual Property Assets.

4.33                        Information Technology; Security and Privacy.

4.33.1              To MTWF’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of MTWF and MTWF Subsidiary businesses (collectively, “MTWF IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. MTWF and MTWF Subsidiaries have commercially reasonable disaster recovery plans, procedures and facilities for their business and have taken commercially reasonable steps to safeguard the MTWF IT Systems. The MTWF IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. Neither MTWF nor any of the MTWF Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the MTWF IT Systems. MTWF and the MTWF Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. To MTWF’s Knowledge, neither MTWF nor any of the MTWF Subsidiaries is in breach of any Material Contract related to any MTWF IT Systems.

4.33.2              MTWF has at all times complied in all material respects with all applicable Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of

MTWF. MTWF has at all times complied in all material respects with all rules, policies and procedures established by MTWF from time to time with respect to the foregoing. No claims are pending and, to the Knowledge of MTWF, no claims have been asserted or Threatened against MTWF or are likely to be asserted or Threatened against MTWF by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. To the Knowledge of MTWF, the consummation of the Merger and the other transactions contemplated by this Agreement will not Breach or otherwise cause any violation of any such Laws, policies or procedures.

4.33.3              With respect to all personal information described in Section 4.33.2, MTWF has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, rules, policies or procedures referred to in Section 4.33.2. To the Knowledge of MTWF, there has been no unauthorized access to or other misuse of that information.

4.34                        Registration Statement. None of the information supplied or to be supplied by MTWF for inclusion in Form S-4, Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions, will, at the respective time such documents are filed and, in the case of the Form S-4, when it becomes effective, and with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents filed with the SEC or other regulatory authority by MTWF in connection with the Merger shall comply as to form in all material respects with the provisions of Law.

4.35                        Disclosure.  Neither any representation nor warranty of MTWF in, nor any Disclosure Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

5.0                               Representations and Warranties of FIBK. FIBK represents and warrants to MTWF that the following are materially true and correct as of the Agreement Date, and will be materially true and correct as of the Effective Time, subject, however to the matters stated on the Disclosure Schedule delivered by FIBK, which shall be organized to correspond to the applicable Sections in this Section 5, with each exception set forth in the Disclosure Schedule being deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure.

5.1                               Organization.  Each of FIBK and each FIBK Subsidiary (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary and (b) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except where the failure to be so qualified or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on FIBK on a consolidated basis.

5.2                               Authorization; Enforceability.  FIBK has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by FIBK, and the consummation by it of its obligations under this Agreement, have been duly authorized by all necessary corporate action.  This Agreement constitutes a legal, valid and binding obligation of FIBK enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

5.3                               No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in a violation of any provision of the certificate or articles of incorporation, charter, bylaws or any resolution adopted by the board of directors or stockholders of, FIBK or any FIBK Subsidiary, (b) contravene, conflict with or result in a violation of any Law or any Order to which FIBK or any FIBK Subsidiary, or any of the assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the Securities Act, the Exchange Act, the MCA and the MBCA, and (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which FIBK or any FIBK Subsidiary is a party or by which any of their respective assets is bound, or (d) result in the creation of any Lien upon, or with respect to, any of the assets owned or used by FIBK or any FIBK Subsidiary.  Except as otherwise provided in this Agreement, neither FIBK nor any FIBK Subsidiary is or will be required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.4                               FIBK Subsidiaries.  FIBK is the record and beneficial owner of one hundred percent (100%) of all of the issued and outstanding shares of capital stock or other equity securities of each FIBK Subsidiary, free and clear of any Lien.  There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any FIBK Subsidiary, except for such rights held exclusively by FIBK.  There are no outstanding securities of any FIBK Subsidiary that are convertible into or exchangeable for any shares of such FIBK Subsidiary’s capital stock or other equity securities, except for such rights held exclusively by FIBK.

5.5                               Undisclosed Liabilities.  Neither FIBK nor any FIBK Subsidiary has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the FIBK SEC Documents filed on or prior to the date of this Agreement, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof and other liabilities or obligations that in the aggregate would not reasonably be expected to have a Material Adverse Effect on FIBK on a consolidated basis.

5.6                               Legal Proceedings; Orders.

5.6.1                     Except as disclosed in the FIBK SEC Documents, there have been no Proceedings or Orders pending, entered into or, to the Knowledge of FIBK, Threatened against, affecting or involving FIBK or any FIBK Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2011, that had, or would reasonably be expected to have, a Material Adverse Effect on FIBK on a consolidated basis or that would impair FIBK’s ability to consummate any of the Contemplated Transactions, and there is no fact to FIBK’s Knowledge that would provide a basis for any other Proceeding or Order involving FIBK or any FIBK Subsidiary, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill that would reasonably be expected to have a Material Adverse Effect on FIBK on a consolidated basis or that would impair FIBK’s ability to consummate any of the Contemplated Transactions.

5.6.2                     Neither FIBK nor any FIBK Subsidiary (a) is subject to any cease-and-desist or other Order or enforcement action issued by, or (b) is a party to any written agreement, consent agreement or memorandum of understanding with, or (c) is a party to any commitment letter or similar undertaking to, or (d) is subject to any order or directive by, or (e)  is subject to any supervisory letter from, or (f) has been ordered to pay any civil money penalty, which has not been paid, by, or (g) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (i) restricts in any material respect the conduct of its business or (ii) that in any material manner relates to its capital adequacy, or (iii) restricts its ability to pay dividends, or (iv) limits in a material manner its credit or risk management policies, its management or its business; nor has FIBK or any FIBK Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

5.6.3                     This Section 5.6 shall not require the disclosure of any information the disclosure of which to MTWF would be prohibited by any Law.

5.7                               Compliance with Laws.  FIBK and each FIBK Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business.  Except as stated in the FIBK SEC Documents, each of FIBK and each FIBK Subsidiary is, and at all times since January 1, 2011, has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on FIBK or any FIBK Subsidiary.  Except as stated in the FIBK SEC Documents, no event has occurred or circumstance exists that (with or without notice or lapse of time)  (a) may constitute or result in a violation by FIBK or any FIBK Subsidiary of, or a failure on the part of FIBK or any FIBK Subsidiary to comply with, any Law or (b) may give rise to any obligation on the part of FIBK or any FIBK Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on FIBK or any FIBK Subsidiary.  Except as stated in a FIBK SEC Document, neither FIBK nor any FIBK Subsidiary has received, at any time since January 1, 2011, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law; or (ii) any actual, alleged, possible, or potential obligation on the part of FIBK or any FIBK Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law.

5.8                               Approval Delays.  To the Knowledge of FIBK, there is no reason why the granting of any of the Regulatory Approvals, and the SEC registration referred to in Section 8.2, would be denied or unduly delayed.  The most recent CRA rating of each of FIBK’s subsidiary banks is satisfactory or better.

5.9                               Fairness Opinion. The FIBK board of directors has received an opinion of its financial advisor, Sandler O’Neill & Partners, L.P., to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the FIBK shareholders from a financial point of view.

5.10                        Securities Reports; Financial Statements.

5.10.1              The FIBK SEC Documents (a) were prepared in all material respects in accordance with published rules and regulations of the SEC and (b) did not at the time they were filed, (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that information as of a later date shall be deemed to modify information as of that later date).

5.10.2              Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the FIBK SEC Documents, including any FIBK SEC Documents filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with the GAAP (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of FIBK and the FIBK Subsidiaries as of the respective dates thereof or for the respective periods set forth therein and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

5.11                        Registration Statement. None of the information supplied or to be supplied by FIBK for inclusion in Form S-4, Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions, will, at the respective time such documents are filed and, in the case of the Form S-4, when it becomes effective, and with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents filed with the SEC by FIBK shall comply with published rules and regulations of the SEC and all documents filed with any other regulatory authority by FIBK in connection with the Merger shall comply as to form in all material respects with the provisions of Law.

5.12                        Absence of Certain Changes or Events. Except as disclosed in the FIBK SEC Documents, since December 31, 2012, FIBK and each FIBK Subsidiary have conducted its respective businesses only in the Ordinary Course of Business and there has not been any change in the financial or other condition of FIBK or a FIBK Subsidiary that has, or would reasonably be expected to have, a Material Adverse Effect on FIBK on a consolidated basis.

5.13                        Tax Matters. Neither FIBK nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

5.14                        Issued Shares.  The shares of FIBK Common Stock to be issued in the Merger will be duly authorized and validly issued, fully paid and non-assessable.

6.0                               MTWF Preclosing Covenants.

6.1                               Access and Investigation.

6.1.1                     FIBK and its Representatives shall, at all times during normal business hours and with reasonable advance notice and consent from MTWF’s chief executive officer, chief financial officer, or cashier, which consent shall not be unreasonably withheld or delayed, prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of MTWF and each MTWF Subsidiary, including, loan and credit files and reports.  FIBK and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of MTWF and each MTWF Subsidiary and of their respective financial and legal condition as FIBK shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of MTWF or any MTWF Subsidiary.  Upon request, MTWF and each MTWF Subsidiary will furnish FIBK or its Representatives, attorneys’ responses to auditors’ requests for information regarding MTWF or such MTWF Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by FIBK (provided, with respect to attorneys, such disclosure would not result in the waiver by MTWF or any MTWF Subsidiary of any claim of attorney-client privilege), and will permit FIBK and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for MTWF or such MTWF Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to FIBK or its Representatives.  No investigation by FIBK or any of its Representatives shall affect the representations and warranties made by MTWF.  FIBK shall use its best efforts to notify MTWF of any information discovered by FIBK and indicating a Breach by MTWF; provided, however, that the failure of FIBK to notify MTWF shall not have the effect of waiving or otherwise excusing any Breach. This Section shall not require the disclosure of any information the disclosure of which to FIBK would be prohibited by any Law.

6.1.2                     MTWF shall allow a representative of FIBK to attend as an observer all meetings of the committees of the board of directors of the Bank including any meeting of the loan committee, asset liability management committee or similar committee.  The representative shall be the Chief Executive Officer, Chief Financial Officer, Chief Credit Officer or any executive vice president of FIBK (located in Billings, Montana) or, with the consent of MTWF, an FIBK officer designated by one of the foregoing.  MTWF shall give reasonable notice to FIBK of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  MTWF shall provide to FIBK all information provided to the directors in connection with all such meetings, and shall provide any other financial reports or other analysis prepared for senior management of MTWF or any MTWF Subsidiary in connection with such meetings, in each case excluding information which is privileged or is subject to any restriction on disclosure.  It is understood by the parties that FIBK’s representative will not have any voting rights with respect to matters discussed at the meetings and that FIBK is not managing the business or affairs of MTWF or any MTWF Subsidiary.  All information obtained by FIBK at these meetings shall be treated in confidence as provided in Section 11.6. Information received by FIBK under this Section 6.1.2 shall not be provided by FIBK to any FIBK employee other than the FIBK officers or their permitted designees as described in this Section 6.1.2. Notwithstanding the foregoing, FIBK shall not be permitted to attend any portion of a meeting and MTWF shall not be required to provide

FIBK with any materials, in violation of applicable law or that relates to a Superior Proposal (except for information to be provided as required by Section 6.8), or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

6.1.3                     Any confidential information or trade secrets of MTWF received by FIBK, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by FIBK or, at MTWF’s request, returned to MTWF if this Agreement is terminated.  Such information shall not be used by FIBK or its agents to the detriment of MTWF or any MTWF Subsidiary.  Notwithstanding any provision to the contrary contained in this Agreement, that certain Confidentiality Agreement dated as of November 5, 2013, between FIBK and MTWF (the “Confidentiality Agreement”) shall (a) remain in full force and effect and binding upon the parties, (b) survive termination of this Agreement, and (c) control where an inconsistency arises with the terms of this Agreement.

6.2                               Operation of MTWF and MTWF Subsidiaries.  Except with the prior written consent of FIBK (which consent shall (a) not be unreasonably withheld or delayed and (b) be deemed to be given if FIBK has made no response within 36 hours (or with respect to Section 6.2.10, two hours) excluding Saturdays, Sundays and legal holidays following the delivery by email of the request by MTWF to such representative designated in writing by FIBK), between the Agreement Date and the Closing Date, MTWF will not, and will cause each MTWF Subsidiary, not to:

6.2.1                     change its authorized or issued capital stock, issue any capital stock (other than in connection with the exercise of Options), grant any stock option or right to purchase shares of its capital stock (other than the full vesting of outstanding Options as contemplated herein); issue any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant any registration rights; purchase, redeem, retire or otherwise acquire any shares of any such capital stock (other than the cash out of outstanding Options as contemplated herein and otherwise on terms reasonably acceptable to FIBK); or declare or pay any dividend or other distribution or payment in respect of shares of its capital stock, other than the Permitted Dividends;

6.2.2                     amend its articles of incorporation, articles of association, articles of organization or other formation instrument, charter or bylaws;

6.2.3                     pay or increase any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for normal payments and increases in the Ordinary Course of Business or in accordance with any then existing MTWF Employee Plans, or enter into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions, including, without limitation, the payment of retention payments or “pay to stay arrangements” not exceeding (a) $35,000.00 to any individual or (b) $250,000.00 in the aggregate and otherwise in compliance with Section 409A of the Code;

6.2.4                     adopt, amend or terminate, or increase the payments to or benefits under, any MTWF Employee Plan, except for amendments or termination required under this Agreement, or as may be acceptable to FIBK or necessary to comply with Law;

6.2.5                     enter into, terminate or extend any joint venture or similar agreement pursuant to any Contract or any similar transaction other than loan participation arrangements in the Ordinary Course of Business;

6.2.6                     except for leases by Mountain South, LLC, enter into any new, or modify, amend, renew or extend (through action or inaction) any existing, lease, Contract or license that has a term of more than one year or that involves the payment by MTWF or any MTWF Subsidiary of more than $25,000 in the aggregate;

6.2.7                     make any loan or commitment to make any loan other than (a) in the Ordinary Course of Business, consistent with existing lending and underwriting policies and practices and on an arms-length basis and (b) in a principal amount not greater than $750,000.00;

6.2.8                     commit to make or increase the amount of, any loan or extension of credit to any Person if any loan or extension of credit to such Person or an Affiliate of such Person is on the “watch list” or similar internal report or was classified by Bank as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” prior to the commitment, renewal, extension or increase; provided, however, that nothing in this Agreement shall prohibit MTWF or any MTWF Subsidiary from honoring any contractual obligation in existence on the Agreement Date;

6.2.9                     sell, lease or other dispose of any of its assets or properties or mortgage, pledge or permit the imposition of any lien or other encumbrance upon any of its material assets or properties except in the Ordinary Course of Business or for tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens (i) required to be granted in connection with the acceptance by the Bank of government deposits, or (ii) granted in connection with repurchase agreements;

6.2.10              buy or sell any security held, or intended to be held, for investment other than (a) in the Ordinary Course of Business and (b) in an amount not greater than $750,000.00 in a single investment; provided, however, any such investment shall be a permissible investment for a commercial bank organized under the Montana Bank Act;

6.2.11              incur any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business and except for the MTWF Transaction Expenses;

6.2.12              solicit or accept any deposit other than consistent with past practices;

6.2.13              cancel or waive any claims or rights with a value in excess of $25,000;

6.2.14              make any single investment of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $50,000;

6.2.15              except for (a) leases entered in the Ordinary Course of Business by Mountain South, LLC and (b) as permitted by Subsection 6.2.6, acquire or lease, as lessee or lessor, any real property;

6.2.16              except for the Contemplated Transactions, merge or consolidate with or into any other Person, or acquire any stock, equity interest or business of any other Person, or enter any agreement for any of the foregoing;

6.2.17              borrow, or incur any indebtedness, or any increase any outstanding indebtedness, other than in the Ordinary Course of Business;

6.2.18              make any material change in any policies, principles and practices with respect to accounting, liquidity management and cash flow planning, marketing, deposit origination, lending, allowance for loan and lease losses, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except as may be required by a Regulatory Authority;

6.2.19              file any applications for additional branches, open any new office or branch, close any current office or branch, or relocate operations from existing locations;

6.2.20              discharge or satisfy any material Lien or repay any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business and when and as due;

6.2.21              purchase or otherwise acquire any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

6.2.22              hire any employee;

6.2.23              take or omit to take any action the effect of which is to cause any representation or warranty of MTWF to be incorrect at any time except where such action would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis;

6.2.24              take any action the effect of which would be to materially delay or adversely affect the ability of any Person to obtain the approvals of Regulatory Authorities for the Contemplated Transactions; or

6.2.25              agree, orally or in writing, to do any of the foregoing.

6.3                               Affirmative Covenants.  Between the Agreement Date and the Closing Date, MTWF will and will cause each MTWF Subsidiary to:

6.3.1                     conduct its business only in the Ordinary Course of Business;

6.3.2                     use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

6.3.3                     maintain a reserve for possible loan and lease losses in accordance with GAAP and which is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

6.3.4                     maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

6.3.5                     maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Laws except where such failure to so maintain or comply would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis;

6.3.6                     file in a timely manner all required filings with all Regulatory Authorities.

6.4                               Subsequent Financial Statements.  As soon as available, but in any case within 15 calendar days following the end of the period to which they relate (or, with respect to Call Reports, when filed), MTWF will furnish FIBK copies of the Subsequent MTWF Financial Statements (which may include an estimate for equity in Mountain

South, LLC) and Subsequent Bank Financial Statements.  Except as may be required by changes in GAAP effective after the date hereof, the Subsequent MTWF Financial Statements and Subsequent Bank Financial Statements (other than the Call Reports) will be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented.

6.5                               Title to Real Estate.  Within thirty (30) calendar days after the Agreement Date, FIBK may request that MTWF obtain and deliver to FIBK at MTWF’s sole expense, a commitment for a standard owners policy with respect some or all of the owned MTWF Real Estate (other than OREO) (the “Title Commitments”), , The Title Commitments shall be issued by a title insurance company reasonably acceptable to FIBK, showing fee simple title in MTWF or the MTWF Subsidiary subject to no Liens except such Liens as do not adversely affect the use and operation of the MTWF Real Estate as currently used or operated.  The Title Commitments shall be delivered within thirty (30) calendar days of FIBK’s request.

6.6                               Environmental Investigation.

6.6.1                     FIBK may, in its reasonable discretion and following notice to MTWF given within thirty (30) Business Days of the Agreement Date, conduct a Phase 1 environmental site assessment with respect to any MTWF Real Estate owned by MTWF.  FIBK shall pay all costs and expenses of any environmental assessments and shall indemnify, defend and hold MTWF and the MTWF Subsidiaries harmless from all costs and liabilities relating to FIBK’s activities.  FIBK shall repair and restore any damage to the MTWF Real Estate caused by or occurring during FIBK’s testing and return the MTWF Real Estate to the same condition as existed prior to such entry.  The obligations of FIBK under this Subsection 6.6.1 shall survive the termination of this Agreement.  If the Phase 1 environmental site assessment discloses a potential material adverse environmental condition with respect to MTWF Real Estate, then FIBK may conduct further environmental site assessments or investigations as FIBK reasonably determines appropriate.  The environmental site assessments or investigations shall be conducted by consultants reasonably selected by FIBK upon notice to MTWF.  FIBK shall have no duty to act upon any information set forth in any environmental site assessment.

6.6.2                     If the environmental site assessments indicate a material adverse environmental condition that FIBK reasonably determines would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis, and if MTWF or the MTWF Subsidiary is unable to remedy the materially adverse environmental condition within sixty (60) days after FIBK delivers notice thereof, FIBK may terminate this Agreement without further liability or obligation.  Any environmental condition at the MTWF Real Estate located at 444 West Idaho, Kalispell, Montana shall be disregarded for all purposes of this Section 6.6.2.

6.7                               Advice of Changes.  Between the date of this Agreement and the Closing Date, MTWF will promptly notify FIBK in writing if MTWF or any MTWF Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of MTWF’s representations and warranties as of the date of this Agreement, or if MTWF or any MTWF Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Disclosure Schedule if such Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, MTWF will promptly deliver to FIBK a supplement to the Disclosure Schedules specifying such change; provided, however, that any update or change to the Disclosure Schedule shall not be deemed a modification of any representation or warranty of MTWF or to excuse or waive any Breach.  During the same period, MTWF will promptly notify FIBK of the occurrence of any Breach of any covenant of MTWF in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

6.8                               No Solicitation.

6.8.1                     MTWF shall not, and shall cause each of the MTWF Subsidiaries and each of their Representatives not to, directly or indirectly (a) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving MTWF or any of the MTWF Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (b) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (c) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (i) MTWF shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a Breach of this Agreement, (ii) prior to receipt of approval by MTWF shareholders of the Merger, MTWF’s board of directors determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if MTWF fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, MTWF’s board of directors would be in violation of its fiduciary duties under applicable Law, and (iii) MTWF has given FIBK at least five (5) Business Days’ notice of its intention to do so, MTWF may (A) furnish information with respect to it and the MTWF Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement and (B) participate in discussions regarding such Superior Proposal. No notice given pursuant to this Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

6.8.2                     MTWF shall notify FIBK promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to MTWF or any of the MTWF Subsidiaries or for access to the properties, books or records of MTWF or any of the MTWF Subsidiaries by any Person that has made, or to MTWF’s Knowledge may be considering making, an Acquisition Proposal. Such notice to FIBK shall be made in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of MTWF or any of the MTWF Subsidiaries, and the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. MTWF shall keep FIBK fully informed, on a current basis, of any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, indication or request.

6.8.3                     MTWF and the MTWF Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than FIBK) conducted heretofore with respect to any of the foregoing. MTWF agrees not to, and to cause the MTWF Subsidiaries not to, release any third party from, and agrees to use commercially reasonable efforts to enforce, the provisions of any agreement to which MTWF or the MTWF Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

6.9                               Voting and Support Agreements.  Concurrently with the execution and delivery of this Agreement, MTWF shall deliver to FIBK voting and support agreements substantially in the form of Exhibit B hereto, signed by all of the persons listed on Schedule 6.9.

6.10                        Shareholders’ Meeting.  MTWF shall cause the MTWF Shareholder Meeting to be held at the earliest practicable date after the Form S-4 has been declared effective by the SEC.  MTWF shall send to its shareholders at least ten (10) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall form a part of the Form S-4 and include a copy of this Agreement and a copy of Sections 35-1-826 through 35-1-839 of the MCA governing the rights of dissenting shareholders.  Subject to its fiduciary duties, MTWF and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of MTWF.

6.11                        Information Provided to FIBK.  MTWF agrees that none of the information concerning MTWF or any MTWF Subsidiary that is provided or to be provided by MTWF to FIBK for inclusion in the Form S-4 and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Form S-4, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the meeting of MTWF’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed.  Notwithstanding the foregoing, MTWF shall have no responsibility for the truth or accuracy of any information with respect to or supplied by FIBK or any FIBK Subsidiary or any of their Affiliates contained in the Form S-4 or in any document submitted to, or other communication with, any Regulatory Authority.

6.12                        Employee Plans.

6.12.1              Upon the written request of FIBK, MTWF shall take such action as may be necessary or desirable to amend or to terminate any MTWF Employee Plan on or before the Closing on terms reasonably acceptable to FIBK; provided, however, except as provided in Section 6.12.2, that MTWF or the Bank shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing and at such time as MTWF shall have received written confirmation from FIBK that all conditions precedent to the consummation of the Contemplated Transactions (except for the completion of actions to be taken at the Closing) have been satisfied or waived.

6.12.2              After the Agreement Date and prior to the MTWF Shareholder Meeting, MTWF will amend the MTWF Retirement Plan to specify that participants may direct the trustee with respect to the exercise of shareholder rights with respect to MTWF Common Stock allocated to their accounts for purposes of the MTWF Shareholder Meeting and to include other provisions related thereto as reasonably requested by FIBK.  MTWF will use its best efforts to ensure that the exercise of shareholder rights with respect to MTWF Common Stock held by the MTWF Retirement Plan in connection with the MTWF Shareholder Meeting is conducted in material compliance with ERISA, including that appropriate disclosures are made to plan participants.

6.13                        Data and Item Processing Agreements.  MTWF agrees to consult with FIBK prior to the entry by it or any MTWF Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements.  MTWF agrees to coordinate with FIBK the negotiation of any new or extension of any existing data or item processing agreement, to be effective after the Agreement Date, with the purpose of achieving the best possible economic and business result in light of the Merger.

6.14                        Tax Matters.  Neither MTWF nor any MTWF Subsidiary shall make any election inconsistent with prior returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to FIBK.  MTWF and each MTWF Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to FIBK for its review at least five (5) Business Days prior to the anticipated date of filing of such Tax Return. MTWF will use reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code, and will, if requested, execute a representation letter, substantially in the form attached as Exhibit C, and which contains certain factual assumptions with respect to MTWF upon which Holland & Hart LLP will rely in rendering the Tax Opinion.

6.15                        Non-Compete Agreements.  Concurrently with the execution and delivery of this Agreement, MTWF shall cause to be delivered to FIBK the Non-Compete Agreements.

6.16                        Accounting and Other Adjustments.  MTWF agrees that it shall, and shall cause each MTWF Subsidiary, to  (a) make any accounting adjustments or entries to its books of account and other financial records, (b) make additional provisions to any allowance for loan and lease losses, (c) sell or transfer any investment securities held by it, (d) charge-off any loan or lease, (e) create any new reserve account or make additional provisions to any other existing reserve account, (f) make changes in any accounting method, (g) accelerate, defer or accrue any anticipated obligation, expense or income item, and (h) make any other adjustments that would affect the financial reporting of FIBK, on a consolidated basis after the Effective Time, in any case as FIBK shall reasonably request; provided, however, that neither MTWF nor any MTWF Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as MTWF shall have received written confirmation from FIBK that all conditions precedent to the consummation of the Contemplated Transactions (except for the completion of actions to be taken at the Closing) have been satisfied or waived.

6.17                        Termination of Options.  Prior to the Effective Time, MTWF shall, at its sole cost and expense, cause the acceleration of all unvested Options and the cancellation of all unexpired and unexercised Options in accordance with Section 2.5 hereof.  For the avoidance of doubt, such action shall not affect the Total Merger Consideration to be received by holders of MTWF Common Stock.

6.18                        Bank Merger. On the request of FIBK, MTWF shall cause the Bank to enter into, and MTWF shall vote all shares of Bank common stock in favor of, a merger agreement providing for the Bank Merger; provided, however, that the effective time of the Bank Merger shall (a) be contingent on the Closing and (b) not occur at or prior to the Effective Time.  MTWF shall further cooperate with FIBK in obtaining Regulatory

Approvals for the Bank Merger and to cause the Bank Merger to become effective at a time reasonably required by FIBK (but in no event at or prior to the Effective Time).

6.19                        Branch Consolidation or Closure.  On the request of FIBK, MTWF shall cause the Bank to cooperate with FIBK for (a) the consolidation of Bank offices, (b) the consolidation of Bank offices with First Interstate Bank offices and (c) the closure of Bank offices, including, filing applications or notices with Regulatory Authorities, posting notices of consolidation or closure at Bank offices and providing written notice of consolidation or closure to the public or Bank customers.  MTWF’s cooperation under this Section 6.19 shall not be required until after (i) the approval of the Merger and this Agreement by the holders of MTWF Common Stock and (ii) issuance by all Regulatory Authorities of required approvals of (but not the expiration of any holding or waiting period required for consummation of) the Merger and (iii) the receipt by MTWF of written confirmation from FIBK that all conditions precedent to the consummation of the Contemplated Transactions (except for the completion of actions to be taken at Closing) have been satisfied or waived.

6.20                        Director and Officer Insurance.  On reasonable request of FIBK, MTWF shall acquire extended coverage of acts or omissions under MTWF’s existing director and officer liability policies of insurance commonly referred to as “tail coverage”.

7.0                               FIBK Covenants.

7.1                               Advice of Changes.  Between the date of this Agreement and the Closing Date, FIBK will promptly notify MTWF in writing if FIBK or any FIBK Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of FIBK’s representations and warranties as of the date of this Agreement, or if FIBK or any FIBK Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Disclosure Schedule if such Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, FIBK will promptly deliver to MTWF a supplement to the Disclosure Schedules specifying such change; provided, however, that any update or change to the Disclosure Schedule shall not be deemed a modification of any representation or warranty of FIBK or to excuse or waive any Breach.  During the same period, FIBK will promptly notify MTWF of the occurrence of any Breach of any covenant of FIBK or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

7.2                               Information Provided to MTWF.  FIBK agrees that none of the information concerning FIBK or any FIBK Subsidiary that is provided or to be provided by FIBK for inclusion or that is included in the Form S-4 and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Form S-4, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, FIBK shall have no responsibility for the truth or accuracy of any information with respect to MTWF or any MTWF Subsidiary or any of their Affiliates contained in the Form S-4 or in any document submitted to, or other communication with, any Regulatory Authority.

7.3                               Indemnification of MTWF and Bank Directors and Officers.  For a period of six (6) years from and after the Effective Time, FIBK will indemnify and defend each present and former director and officer of MTWF and the Bank to the fullest extent that MTWF and/or the Bank is currently required to indemnify (and advance expenses to) its directors and officers under applicable law, including federal banking law, and under their respective articles of incorporation, articles of association or bylaws in effect on the Agreement Date; provided, however, FIBK shall not be obligated to indemnify a director or officer of MTWF or the Bank arising out of or related toany alleged violation of state or federal securities laws, including alleged fraud or misrepresentation. Any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standard set forth under the articles of incorporation, articles of association, or bylaws of MTWF or the Bank will be made by independent counsel (which will not be counsel that provides any services to FIBK or any of its Subsidiaries) selected by FIBK and reasonably acceptable to such officer or director.  For a period of six (6) years after the Effective Date, FIBK will use its best efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance substantially similar to that maintained by FIBK and providing insurance coverage with respect to claims against the directors and officers of MTWF and/or the Bank arising from facts or events that occurred before the Effective Time.  The provisions of this Section 7.3 shall terminate with respect to a Person upon such Person’s failure to fully and timely perform the Person’s obligations under, or the filing by such Person of any proceeding for the interpretation of, a Non-Compete Agreement.

7.4                               Employee Benefits.  FIBK agrees that, to the extent permitted under Laws and plan documents, all former employees of MTWF or the Bank who become employees of FIBK or any of its Subsidiaries shall receive credit for their past service with MTWF or the Bank for purposes of eligibility and vesting under FIBK’s employee benefit plans.

7.5                               FIBK Employment Covenants.

7.5.1                     From the Agreement Date to the Closing Date, FIBK will cause First Interstate Bank to not hire new employees for employment with First Interstate Bank at its Helena, Missoula, Great Falls, Bozeman, Kalispell, and Whitefish, Montana branch offices.

7.5.2                     FIBK will, or will cause an FIBK Subsidiary to, pay Severance Compensation to each MTWF or MTWF Subsidiary employee who is employed immediately prior to the Effective Time, if such employee’s employment is terminated by FIBK, an FIBK Subsidiary or the Bank on or before the first anniversary of the Closing Date; provided, however, this section shall not apply to (a) employees terminated for cause or by reason of death or disability or (b) employees voluntarily terminating employment or (c) an employee party to a separate employment, severance or similar agreement providing for severance or other compensation following termination of the employee’s employment with MTWF or an MTWF Subsidiary.

7.5.3                     “Severance Compensation” means cash compensation in an amount determined under FIBK employment policies in effect as of the Agreement Date (and in the form provided to MTWF prior to the Agreement Date) and by giving effect to the salary, length of employment and position with MTWF or an MTWF Subsidiary as if such employee was employed by FIBK or an FIBK Subsidiary for like duration and salary and, in the reasonable determination of FIBK, in a similar employment position.

7.5.4                     FIBK will, or will cause an FIBK Subsidiary to, provide reasonable outplacement services to each MTWF or MTWF Subsidiary employee who is employed immediately prior to the Effective Time, if such employee’s employment is terminated by FIBK.

7.6                               Authorization and Reservation of FIBK Common Stock.  The board of directors of FIBK shall, prior to the Effective Time, authorize and reserve the maximum number of shares of FIBK Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

7.7                               FIBK Directorship. Following the Effective Time, FIBK will use its best efforts to nominate the chairman of the MTWF Board of Directors serving on the Agreement Date to become a director of FIBK, if a vacancy occurs on the FIBK Board of Directors by reason of a death, resignation or removal of an FIBK director prior to the first anniversary of the Closing Date.  For the avoidance of doubt, best efforts shall not include (a) taking any action contrary to the existing governance policies or practices of FIBK or (b) any action the effect of which is to cause (i) the addition of director that is not an independent director or (ii) less than a majority of the FIBK board of directors to be independent directors at any time or (c) any action in conflict with Law or any Contract of FIBK.

7.8                               Tax Treatment.  FIBK will use reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

7.9                               Negative Covenants.  Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, FIBK will not, and will cause each FIBK Subsidiary not to, without the prior written consent of MTWF, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of FIBK’s representations or warranties occurs, or (b) take any action to amend the FIBK’s articles or certificate of incorporation or bylaws, each as amended and in effect as of the date hereof, the effect of which would be to materially and adversely affect the rights or powers of holders of FIBK Common Stock generally.

8.0                               Additional Mutual Covenants.

8.1                               Regulatory Approvals.  By no later than thirty (30) days after the date of this Agreement, FIBK shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions (the “Regulatory Approvals”), including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA or the Bank Merger Act; (b) the Division pursuant to the MCA; (c) the FDIC pursuant to the FDI Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Law, for authority to consummate the Contemplated Transactions.  FIBK shall pursue in good faith the Regulatory Approvals necessary to consummate the Contemplated Transactions.  In advance of any filing made under this Section, MTWF and its counsel shall be provided with the opportunity to comment thereon, and FIBK agrees promptly to advise MTWF and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings.

8.2                               SEC Filings and Shareholder Approval.

8.2.1                     Promptly following the date hereof, MTWF and FIBK shall jointly prepare and cause to be filed with the SEC the Proxy Statement. Promptly following the date hereof, FIBK shall as promptly as practicable prepare and file with the SEC, a registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and FIBK and MTWF shall use their respective commercially reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification include the MTWF Board Recommendation (as defined below). The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 or the Merger. If, at any time prior to the receipt of the MTWF Shareholder Approval, any event occurs with respect to MTWF, FIBK or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Form S-4, which is required to be described in an amendment of, or a supplement to, the Form S-4, such party shall promptly notify the other party of such event, and MTWF and FIBK shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of MTWF. Without limiting the foregoing, MTWF and FIBK shall make all necessary filings with respect to the

Merger under the Securities Act, the Exchange Act, applicable state securities or “Blue Sky” laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Form S-4). Except with the prior approval of FIBK, no other matters shall be submitted for the approval of MTWF shareholders at the MTWF Shareholder Meeting other than a proposal, if appropriate, regarding adjournment of the meeting for MTWF to seek to obtain additional votes in favor of the Merger. Subject to Sections 8.2.2 and 8.5, the MTWF board of directors shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.

8.2.2                     MTWF shall take all action necessary in accordance with the MBCA, MCA and the articles of incorporations and bylaws of MTWF to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the Form S-4 becoming effective for the purpose of obtaining the MTWF Shareholder Approval (such meeting or any adjournment or postponement thereof, the “MTWF Shareholder Meeting”), and shall solicit, and use its commercially reasonable best efforts to obtain, the MTWF Shareholder Approval thereat. Except as expressly provided in the immediately following sentence, the MTWF board of directors shall (a) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “MTWF Board Recommendation”), (b) include the MTWF Board Recommendation in the Proxy Statement and (c) not approve, agree to, recommend, resolve, or propose to approve, agree to or recommend any Acquisition Proposal or Alternative Transaction. The MTWF board of directors shall be permitted (i) not to recommend to MTWF’s shareholders that they give the MTWF Shareholder Approval or (ii) to otherwise withdraw or modify in a manner adverse to FIBK the MTWF Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the MTWF board of directors determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the MTWF board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the MTWF Board Recommendation, (B) after the fifth (5th) Business Day following delivery by MTWF to FIBK of written notice advising FIBK that the MTWF board of directors intends to resolve to so withdraw or modify the MTWF Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by FIBK during such five (5) Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if MTWF has complied with its obligations set forth in this Section 8.2.2 and Section 6.8; provided, however, that following each and every revision to such Superior Proposal, MTWF shall be required to deliver a new written notice to FIBK in accordance with this Section 8.2.2 and to again comply with the requirements of this Section 8.2.2.

Without limiting the foregoing, if the MTWF board of directors has withdrawn or modified the MTWF Board Recommendation as expressly permitted by this Section 8.2.2, then the MTWF board of directors shall not be obligated to submit this Agreement to a vote of the MTWF shareholders.

8.3                               Necessary Approvals.  FIBK and MTWF agree that FIBK will have primary responsibility for the preparation of the necessary applications for Regulatory Approval of the Contemplated Transactions.  Each of FIBK and MTWF and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

8.4                               Customer and Employee Relationships.  Each of FIBK and MTWF agrees that its respective Representatives may jointly:

8.4.1                     participate in meetings or discussions with officers and employees of MTWF and FIBK and their Subsidiaries in connection with employment opportunities with FIBK after the Effective Time; and

8.4.2                     contact Persons having dealings with MTWF or FIBK or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by FIBK after the Effective Time; provided, however, that no such contacts shall be made prior to the MTWF Shareholder Approval.

8.5                               Publicity.  Prior to the Effective Time, and subject to the written advice of legal counsel with respect to Laws, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to shareholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party.

8.6                               Shareholder Litigation.  MTWF and FIBK shall provide each other with prompt written notice of any shareholder litigation against MTWF or FIBK and/or their respective Affiliates relating to the transactions contemplated by this Agreement. In the event of any such litigation against MTWF or any of its Affiliates, MTWF shall give FIBK the opportunity to participate in the defense or settlement of any such litigation, at FIBK’s sole cost and expense. In addition, no such settlement shall be agreed to without FIBK’s prior written consent, which shall not be unreasonably withheld or delayed.

8.7                               Reasonable Efforts; Cooperation.  Each of FIBK and MTWF agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.  Neither FIBK nor MTWF will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement.  Between the date of this Agreement and the Closing Date, each of FIBK and MTWF will, and will cause each

FIBK Subsidiary and MTWF Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Laws to make in connection with the Contemplated Transactions.

9.0                               Closing Conditions.

9.1                               Mutual Conditions.  The obligations of each of FIBK and MTWF to consummate the Contemplated Transactions and to take the other actions required to be taken at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

9.1.1                     MTWF Shareholder Approval.  The MTWF Shareholder Approval shall have been obtained and be in effect.

9.1.2                     Regulatory Approval. The Regulatory Approvals shall have been obtained and be in effect and all waiting or holding periods shall have expired.

9.1.3                     No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Law or Order or (b) any Law or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

9.1.4                     Form S-4.  The Form S-4 shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Form S-4 and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

9.1.5                     No Proceedings.  No Proceeding shall be pending or Threatened against MTWF or any MTWF Subsidiary, or FIBK or any FIBK Subsidiary (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on MTWF or FIBK.

9.2                               Conditions to FIBK Obligations. The obligations of FIBK to consummate the Contemplated Transactions and to take the other actions required to be taken by FIBK at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by FIBK, in whole or in part):

9.2.1                     Accuracy of Representations and Warranties.  All of the representations and warranties of MTWF set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on MTWF on a consolidated basis or on FIBK’s rights under this Agreement.

9.2.2       MTWF’s Performance.  MTWF shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis or on FIBK’s rights under this Agreement.

9.2.3       Documents Satisfactory.  All proceedings, corporate or other, to be taken by MTWF in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for FIBK.

9.2.4       Absence of Material Adverse Changes.  From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

9.2.5       Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to FIBK, and all applicable waiting periods shall have expired.

9.2.6       Regulatory Approval Conditions. The Regulatory Approvals shall not contain any condition, limitation or requirement that imposes restrictions, conditions or requirements on the activities of FIBK, an FIBK Subsidiary, MTWF or the Bank which would reduce the benefits of the transaction contemplated herein to such a degree that FIBK and MTWF would not, acting reasonably, have entered into this Agreement had such conditions or requirements been known as the date hereof, including any requirement to divest of any business, branch office or assets, reasonably unacceptable to FIBK.  For the avoidance of doubt, any branch closings or consolidations currently anticipated by FIBK shall not be deemed reasonably unacceptable to FIBK or MTWF.

9.2.7       Dissenting Shares.  The total number of Dissenting Shares shall be no greater than ten percent (10%) of the number of Outstanding MTWF Shares.

9.2.8       Tax Opinion.  FIBK shall have received a written opinion of Holland & Hart, LLP, in form and substance reasonably satisfactory to FIBK dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that the Merger will constitute a reorganization under Section 368 of the Code (the “Tax Opinion”).

9.2.9       Title Policies.  FIBK shall have received irrevocable commitments for the issuance of title policies with respect to each Title Commitment.

9.2.10     MTWF Capitalization.  The authorized and outstanding capital stock of MTWF shall consist exclusively of no more than 5,660,748 shares of MTWF Common Stock.

9.2.11     Fairness Opinion. FIBK shall have received an updated fairness opinion to the effect the Contemplated Transactions are fair to FIBK shareholders from a financial point of view.

9.2.12     Transactional Expenses.  FIBK shall have received proof satisfactory to it that MTWF has paid all of the MTWF Transactional Expenses.

9.3          Conditions to MTWF Obligations. MTWF’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by MTWF at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MTWF, in whole or in part):

9.3.1       Accuracy of Representations and Warranties.  All of the representations and warranties of FIBK set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on FIBK on a consolidated basis or on MTWF’s rights under this Agreement.

9.3.2       FIBK’s Performance.  FIBK shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on FIBK on a consolidated basis or on MTWF’s rights under this Agreement.

9.3.3       Documents Satisfactory.  All proceedings, corporate or other, to be taken by FIBK in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for MTWF.

9.3.4       No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against FIBK or any FIBK Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on FIBK or its stockholders or MTWF’s rights under this Agreement.

9.3.5       Absence of Material Adverse Changes.  From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on FIBK or any FIBK Subsidiary.

9.3.6       Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to MTWF, and all applicable waiting periods shall have expired.

9.3.7       Capitalization.  FIBK shall be Well Capitalized as of the Effective Time.

9.3.8       Fairness Opinion. MTWF shall have received an updated fairness opinion, on or about the date upon which the Proxy Statement is distributed to MTWF Shareholders, to the effect that the Merger Consideration is fair to MTWF shareholders from a financial point of view.

9.3.9       Reorganization.  The Merger shall qualify as a reorganization under Section 368 of the Code as contemplated in Section 3.7.

10.0        Termination.

10.1        Termination Date.  Either party may terminate this Agreement if the Closing Date has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1 shall not be available to any party whose Breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to have occurred on or before the Termination Date.

10.2        FIBK Average Closing Price Floor. MTWF, by action of its board of directors, may terminate this Agreement upon written notice to FIBK given on the Business Day preceding the Closing Date if the Average Closing Price is less than $20.00 per share. If MTWF provides notice of termination under this Section 10.2, FIBK may, within five Business Days of receipt of such notice of termination, elect by written notice to MTWF to adjust the Total Merger Consideration by an amount equal to (i) the difference between $20.00 and the Average Closing Price multiplied by (ii) the Total Stock Amount (prior to any adjustment pursuant to this Section 10.2); any such adjustment in the Total Merger Consideration can be accomplished, at FIBK’s election, by increasing either the Total Cash Amount or the Total Stock Amount (or a combination thereof), so long as any increase in the Total Cash Amount does not adversely affect the treatment of the Merger as a reorganization under Section 368 of the Code.  Upon timely receipt of FIBK’s notice, no termination shall occur and this Agreement shall remain in effect with the adjustment of Merger Consideration as provided herein.

10.3        Other Termination.  This Agreement may be terminated at any time prior to the Effective Time as follows:

10.3.1     by mutual agreement of FIBK and MTWF;

10.3.2     by either party upon notice to the other party if the Regulatory Approvals are denied and FIBK elects not to appeal such denial within fifteen Business Days of denial;

10.3.3     by either party upon notice to the other party if there has been a failure in MTWF Shareholder Approval (in such event, if the MTWF board of directors has not recommended approval to the shareholders, FIBK shall be entitled to immediately receive the Break Up Fee from MTWF);

10.3.4     by FIBK upon notice to the MTWF if (i) any of the conditions in Section 9.1 or 9.2 has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of FIBK to comply with its obligations under this Agreement) and (ii) FIBK has not waived such condition on or before the Termination Date;

10.3.5     by MTWF upon notice to the FIBK if (i) any of the conditions in Section 9.1 or 9.3 has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of MTWF to comply with its obligations under this Agreement) and (ii) MTWF has not waived such condition on or before the Termination Date;

10.3.6     by FIBK upon notice to the MTWF in accordance with the provisions of Section 6.6;

10.3.7     by MTWF upon notice to the FIBK if the MTWF board of directors in good faith determines that an Acquisition Proposal is a Superior Proposal and if (a) MTWF has not breached the provisions of Section 6.8 and (b) MTWF simultaneously with the delivery of the notice of termination delivers the Break Up Fee to FIBK by wire transfer in immediately available funds;

10.3.8     by either party upon notice to the other party (provided that the terminating party is not then in Breach of any of its representations, warranties, agreements or covenants in this Agreement) if there has been a Breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which Breach is not cured within thirty days following written notice to the party committing such Breach, or which Breach, by its nature, cannot be cured prior to the end of such thirty day period.  In the event of termination pursuant to this Section 10.3.8, the terminating party will be entitled to receive from the other party the Termination Fee; or

10.3.9     by either party upon notice to the other party (provided that the terminating party is not then in Breach of any of its representations, warranties, agreements or covenants in this Agreement) if there has been a Breach of any of the covenants or agreements set forth in this Agreement which Breach is not cured within thirty days following written notice to the party committing such Breach, or which Breach, by its nature, cannot be cured prior to the end of such thirty day period.  In the event of termination pursuant to this Section 10.3.9, the terminating party will be entitled to receive from the other party the Termination Fee.

10.4        Termination Fee.  Due to the expenses incurred by the parties with respect to this Agreement, and because the actual damages to a party would be impossible or impractical to calculate, the parties have agreed that the Termination Fee will be paid as liquidated damages, and not as a penalty, for the circumstances required herein.  The Termination Fee will be paid by wire transfer of immediately available funds to the party entitled to payment within five (5) Business Days of demand.

10.5        Break Up Fee on Alternative Transaction. If (a) an Acquisition Proposal shall have been communicated to or otherwise made known to the MTWF shareholders, senior management or board of directors, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving MTWF after the Agreement Date, and (b) thereafter, this Agreement is terminated by FIBK pursuant to Section 10.3.8 or 10.3.9 and (c) prior to the date that is twelve (12) months after the date of such termination MTWF consummates an Alternative Transaction or enters into a letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then MTWF shall on the earlier of the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay FIBK the Break Up Fee by wire transfer of immediately available funds.  This Section 10.5 shall survive termination of this Agreement.

10.6        Exclusive Remedy.  The right to terminate this Agreement and receive, if applicable, the Termination Fee or the Break Up Fee are, and are intended to be, the sole remedies of the parties in the circumstances required herein, and except as provided in this Section 10 for the payment of the Termination Fee or the Break Up Fee, neither party shall be entitled to recover (other than attorneys fees, costs and expenses as provided herein) any other loss, cost, damage or expense, or pursue any other remedy at law or in equity, with respect to the termination of this Agreement or the Breach of a party.

11.0        General Provisions.

11.1        Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither FIBK nor MTWF by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

11.2        Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Montana applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws principles under Montana law.

11.3        Attorneys Fees. The prevailing party in any proceeding brought for the interpretation or enforcement of this Agreement shall be entitled to recover from the other party its reasonable attorneys fees, costs and expenses incurred in such proceeding.

11.4        Assignments, Successors and No Third Party Rights.  None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Without limiting the foregoing, no provision of this Agreement creates any third-party beneficiary rights in any Person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of MTWF or any MTWF Subsidiary, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any MTWF Employee Plan, and no provision of this Agreement creates such third-party beneficiary rights in any such Person or organization in respect of any benefits that may be provided, directly or indirectly, under any plan, including a currently existing MTWF Employee Plan.  In addition, no provision of this Agreement shall amend, cause to be amended or be construed to be an amendment to, any MTWF Employee Plan or any plan sponsored by FIBK or an Affiliate of FIBK.  This provision shall be given effect even if ratification or execution of this Agreement complies with an amendment procedure in any plan.

11.5        Waiver.  Except as provided in Section 10.6, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6        Confidentiality.  Between the date of this Agreement and the Closing Date, each of FIBK and MTWF will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless:  (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing (with the SEC or pursuant to the rules of NASDAQ or otherwise) or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings.  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.  Notwithstanding any provision to the contrary contained in this Agreement, the Confidentiality Agreement shall (i) remain in full force and effect and binding upon the parties, (ii) survive termination of this Agreement, and (iii) control where an inconsistency arises with the terms of this Agreement.

11.7        Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by registered or certified U.S. mail (return receipt requested) as provided in this Section:

If to FIBK, to:	First Interstate BancSystem, Inc.
Attn: Chief Financial Officer
401 N. 31st Street, Suite 1800
Billings, MT 59101

If to MTWF, to:	Personal & Confidential
Mountain West Financial Corp.
Attn: Rick Hart and Dick Morgan
1225 Cedar Street
Helena, MT 59601
and
Personal & Confidential
Mountain West Financial Corp.
Attn: Rick Hart and Dick Morgan
P.O. Box 6013
Helena, MT 59604

or to such other Person or place as MTWF shall furnish to FIBK or FIBK shall furnish to MTWF in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service.

11.8        Entire Agreement.  This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, and the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

11.9        Modification.  This Agreement may not be amended except by a written agreement signed by each of MTWF and FIBK.  Without limiting the foregoing, MTWF and FIBK may by written agreement signed by each of them  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of MTWF shall affect the rights of MTWF’s shareholders in any manner which is materially adverse to such Persons.

11.10      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

11.11      Further Assurances.  The parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.12      Survival.  The representations and warranties contained herein shall not survive beyond the Closing.

11.13      Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts and transmitted electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Remainder of page intentionally blank.  Signature page follows.]

This Agreement and Plan of Merger is effective as of the Agreement Date.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Ed Garding
Ed Garding, President and
Chief Executive Officer

MOUNTAIN WEST FINANCIAL CORP.

By:	/s/ Richard E. Hart
Richard E. Hart, President and
Chief Executive Officer

Exhibit A

Form of Non-Compete

COVENANT

This Covenant is effective as of February 10, 2014 by [NAME], an individual resident in the state of Montana, (the “Covenantor”) in favor of First Interstate BancSystem, Inc., (“FIBK”) Mountain West Bank, National Association, (“Mountain West”) and First Interstate Bank (“First Interstate”) (collectively the “FIBK Affiliates”).

R E C I T A L S

Whereas, FIBK and Mountain West Financial Corp. (“MTWF”) entered an Agreement and Plan of Merger dated as of February 10, 2014 (the “Merger Agreement”) providing for, among other things, the merger of MTWF with and into FIBK (the “Merger”); and

Whereas, FIBK will succeed to, and MTWF will transfer to FIBK, the goodwill of MTWF’s business upon consummation of the Merger; and

Whereas, Covenantor is a director and/or executive officer of MTWF or of Mountain West and is a shareholder of MTWF; and

Whereas, following the Merger, Mountain West and First Interstate will each be wholly-owned subsidiaries of FIBK and each, and their successors, will continue the conduct of a commercial banking business in the state of Montana; and

Whereas, Covenantor desires to induce FIBK to enter and perform the Merger Agreement and Covenantor expects to derive substantial economic benefit from the transactions contemplated by the Merger Agreement; and

Whereas, the execution and delivery of this Covenant by Covenantor is a condition to FIBK’s obligation to perform of the Merger Agreement and to the consummation of the Merger;

In Consideration of the Above and for other good and valuable consideration the receipt of which is hereby acknowledged by Covenantor, Covenantor executes and delivers this Covenant to and for the benefit of the FIBK Affiliates:

1.              Non-Solicitation and Non-Competition. From and after the Effective Time (as defined in and provided for in the Merger Agreement, to and including the first anniversary of the Effective Time, Covenantor shall not (a) accept employment with, serve as a director of, hold an equity interest in, or provide consulting or similar services to, an insured depository institution or an affiliate of an insured depository institution (other than FIBK Affiliates), with an office within a 30 mile radius of the FIBK Affiliates main offices or authorized branch offices, existing as of the Effective Time or opened thereafter, and located in or near the cities of Bozeman, Great Falls, Helena, Kalispell,  Missoula, or Whitefish, Montana (collectively the “Covered Area”); provided, however, the foregoing shall not prohibit Covenantor’s ownership of five percent (5%) or less of the equity interests in a depository institution or depository institution holding company the equity interests in which are listed on a national securities exchange; or (b) solicit or attempt to solicit, whether by general advertising, direct solicitation or otherwise, any current or former customer, vendor or supplier of an FIBK Affiliate to (i) terminate or modify any relationship with an FIBK Affiliate or (ii) to enter a relationship, whether as depositor, borrower or otherwise, with any person engaged in a depository institution or commercial banking services of the kind and nature customarily provided by an FIBK Affiliate, or (c) offer to employ a then-current employee of an FIBK Affiliate (unless in response to a general advertisement) or solicit an employee to terminate employment with an FIBK Affiliate or (d) use, or permit any person to have access to or use, any of the assets, properties, records, reports, strategic or marketing plans, pricing information, proprietary techniques, customer lists, customer records, files or other information of an FIBK Affiliate (the “FIBK Business Information”) for the purposes stated in (a), (b) or (c).

2.              Confidentiality. Except as otherwise permitted in the course and scope of employment with an FIBK Affiliate, if any, or in the performance of services or obligations as a consultant to or director of an FIBK Affiliate, Covenantor shall keep and maintain the confidentiality of all of FIBK Business Information, and shall not use, sell, transfer, assign or otherwise permit any person to use such Business Information or otherwise disclose such Business Information except for disclosures required by law (including by the order of a governmental entity, regulatory authority or court) following written notice to FIBK of Covenantor’s intent to make such required disclosure.

3.              Remedies. Covenantor acknowledges that a violation or other failure in performance of this Covenant will cause irreparable harm to FIBK Affiliates not fully compensable in money damages.  FIBK Affiliates shall be entitled to seek and receive orders of specific performance or for injunctive relief in judicial proceedings for the enforcement of this Covenant, without requirement of bond or other security, in addition to, and not in limitation of, any other remedy that may be accorded FIBK Affiliates at law or in equity.

4.              General Provisions.

a.              Severability.  If any term, provision, covenant or restriction of this Covenant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Covenant shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate to modify this Covenant and to preserve each of the party’s anticipated benefits under this Covenant.

b.              Governing Law.  The Covenant shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Montana, without giving effect to the principles of conflict of laws.

c.               Time.  Time is of the essence of this Covenant.

d.              Attorneys’ Fees.  The prevailing party in any suit or other proceeding brought for the interpretation or enforcement of this Covenant shall be entitled to recover from the non-prevailing party or parties its costs, including attorneys’ fees.

e.               Counterparts.  This Covenant may be executed in one or more counterparts which, when taken together, shall be one instrument.

f.                Other Agreements.  This Covenant is in addition to, and not in limitation of, any other agreement, undertaking, or obligation under law to which Covenantor is a party or is subject.

g.               Termination.  This Covenant shall terminate in all respects, without further action or notice of any person, upon the termination of the Merger Agreement, however such termination may be cause or evidenced.

h.              Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by facsimile, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Covenantor:  to the address stated on the signature page hereof.

If to FIBK Affiliates:

First Interstate BancSystem, Inc.

Attn: Chief Financial Officer

401 N. 31st Street

Billings, MT  59101

[Remainder of page intentionally blank.  Signature page follows.]

This Covenant is executed and delivered as of February 10, 2014.

[NAME], Individually

ADDRESS FOR NOTICE:

ACCEPTED:

First Interstate BancSystem, Inc.

By:
Kevin Riley
Its: Chief Financial Officer

APPENDIX B

April 2, 2014

Board of Directors

Mountain West Financial Corporation

1225 Cedar St.

Helena, MT  59601

Members of the Board:

You have requested that we confirm, as of the date hereof, our written opinion letter dated February 10, 2014 as to the fairness, from a financial point of view, to the holders of the Common Stock of Mountain West Financial Corp. (together with its wholly-owned subsidiary, Mountain West Bank, N.A., the “Company”), of the consideration to be received in connection with a merger (the “Transaction”) of the Company with First Interstate BancSystem, Inc. (“First Interstate”) pursuant to a Merger Agreement dated February 10, 2014 (the “Agreement”) entered into by and between the Company and First Interstate.  The terms of the Agreement call for, among other things, the exchange of each share of the Company’s common stock for $7.125 in cash and 0.2552 shares of First Interstate Class A Common Stock. Based on First Interstate’s closing stock price on March 28, 2014 of $27.72, the consideration payable for the outstanding shares of the Company (as of December 31, 2013) would be $74.4 million comprised of (i) $37.31 million in cash, and (ii) approximately 1.34 million shares of First Interstate’s Class A Common Stock having a market value of $37.05 million. On a per share basis the consideration value would be $14.20, comprised of (i) $7.125 in cash and (ii) $7.08 in market value of First Interstate’s Class A Common Stock.  In addition, the Agreement provides that the Company shall cash out all unexercised options prior to Closing with a cash payment for the in-the-money value of the options.  The value of such arrangement, based on First Interstate’s closing stock price on March 28, 2014 (applied to the Company options outstanding on December 31, 2013), would be approximately $2.54 million.  In aggregate, First Interstate would provide consideration of $76.90 million to the Company’s shareholders and option holders as part of the Transaction.  The value of the final Merger Consideration delivered to the Company’s shareholders and option holders will vary based upon First Interstate’s prevailing stock price at Closing, and is subject to certain adjustments described in the Agreement.  The terms and conditions of the Transaction are more fully set forth in the Agreement and capitalized terms used herein without definition have the meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company’s shareholders of the consideration to be delivered in connection with the proposed Transaction.

D.A. Davidson & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In arriving at our opinion, we reviewed and considered, among other things:

(i)	the Agreement;
(ii)	certain financial statements, financial analyses (including core earnings), and other historical financial and business information about the Company and First

Investment Banking

Davidson Building • 8 Third St. North • Great Falls, MT  59401 • (406) 727-4200 • FAX (406) 791-7315

www.davidsoncompanies.com/ecm/

Interstate made available to us from published sources and/or from the internal records of the Company and First Interstate that we deemed relevant;
(iii)	certain publicly available analyst earnings estimates for First Interstate for the years ending December 31, 2014 and December 31, 2015 and estimated growth rates for the years thereafter;
(iv)	the current market environment generally and the banking environment in particular;
(v)	the regulatory, competitive and operating environment and related considerations affecting community banks generally and the Company in particular;
(vi)	future business and financial prospects for the Company on a stand-alone basis, based on management guidance;
(vii)	the net present value of the Company with consideration of projected financial results through 2018 based on management guidance;
(viii)	the relative contributions of the Company and First Interstate to the combined company;
(ix)	the financial terms of certain other similar transactions in the financial institutions industry, to the extent publicly available;
(x)	the market, trading and valuation characteristics of the Company’s common stock, including comparisons to comparable public banks and bank holding companies;
(xi)	the market, trading, dividend payment and valuation characteristics of First Interstate’s Class A Common Stock, including comparisons to comparable public bank holding companies;
(xii)

the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Transaction; and

(xiii)

such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant, including discussions with management and other representatives and advisors of the Company and First Interstate concerning the business, financial condition, results of operations and prospects of the Company and First Interstate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or First Interstate, nor did Davidson make an independent appraisal or analysis on the Company or First Interstate with respect to the Transaction.  With respect to the financial forecasts and other information provided to or otherwise reviewed by or discussed with us relating to the Company and First Interstate and, in the case of certain pro forma financial effects of, and strategic implications and operational benefits resulting from the Transaction, we have been advised by the management of the Company that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company and First Interstate, such strategic implications and operational benefits (including amount, timing and achievability thereof) anticipated to result from the Transaction and other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.  In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or First Interstate.  We have further relied on the assurances of management of the Company and First Interstate that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and accordingly, we have not evaluated the same with respect to the Company or First Interstate. We have not reviewed any individual loan or credit files relating to the Company or First Interstate.  We have assumed, with your consent, that the respective allowances for loan losses for both the Company and First Interstate are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.  We did not make an independent evaluation of the quality of the Company or First Interstate’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or First Interstate.  We did not make an independent evaluation of the quality of the Company or First Interstate’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or First Interstate.  We have assumed that there has been no material change in the Company or First Interstate’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to us.  We have assumed in all respects material to our analysis that the Company and First Interstate will remain as going concerns for all periods relevant to our analysis.  We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.  We have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.  We do not express any opinion as to the value of any asset of the Company or First Interstate whether at current market prices or in the future.  We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the underlying business decision for the Company to engage in the Transaction, or the effect of any other transaction in which the Company might engage.  Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or First Interstate, or any class of such persons, in conjunction with the Transaction.  Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

We have acted as the Company’s financial advisor in connection with the Transaction and a substantial portion of our fee is contingent upon consummation of the Transaction. We will also receive a fee for rendering this opinion.

In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of the Company or First Interstate for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.  We express no view or opinion as to any other term or other aspect of the Transaction.  This fairness opinion was reviewed and approved by a D.A. Davidson Fairness Opinion Committee.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation of the Transaction to the Company or its shareholders or as to how the shareholders of the Company should vote.  Additionally, we are not expressing any opinion herein as to the prices at which the shares of the Company or First Interstate currently trade or may trade in the future.  This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission and bank regulatory agencies in connection with the Transaction.

Very truly yours,

/s/ D.A. Davidson & Co.

D.A. Davidson & Co.

APPENDIX C

PROVISIONS OF MONTANA CODE ANNOTATED RELATED TO DISSENTERS’ RIGHTS

TITLE 35. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 1. BUSINESS CORPORATIONS

PART 8. MERGER, CONSOLIDATION, SHARE EXCHANGE, AND SALE OF ASSETS
SECTIONS 35-1-826 THROUGH 35-1-839

35-1-826.  Definitions

As used in 35-1-826 through 35-1-839, the following definitions apply:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

35-1-827. Right to dissent

(1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

(c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

(e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

(2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

35-1-828. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(a) submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

35-1-829. Notice of dissenters’ rights

(1) If a proposed corporate action creating dissenters’ rights under 35-1-827 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

(2) If a corporate action creating dissenters’ rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters’ rights that the action was taken and shall send them the dissenters’ notice described in 35-1-831.

35-1-830. Notice of intent to demand payment

(1) If proposed corporate action creating dissenters’ rights under 35-1-827 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) shall deliver to the corporation before the vote is taken written notice of the intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(b) may not vote the shareholder’s shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1)(a) is not entitled to payment for the shareholder’s shares under 35-1-826 through 35-1-839.

35-1-831. Dissenters’ notice

(1) If proposed corporate action creating dissenters’ rights under 35-1-827 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of 35-1-830.

(2) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken and must:

(a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

(b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

(c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters’ rights to certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

(e) be accompanied by a copy of 35-1-826 through 35-1-839.

35-1-832. Duty to demand payment

(1) A shareholder sent a dissenters’ notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to 35-1-831(2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit the shareholder’s certificates when required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under 35-1-826 through 35-1-839.

35-1-833. Share restrictions

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

35-1-834. Payment

(1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest.

(2) The payment must be accompanied by:

(a) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) a statement of the corporation’s estimate of the fair value of the shares;

(c) an explanation of how the interest was calculated;

(d) a statement of the dissenter’s right to demand payment under 35-1-837; and

(e) a copy of 35-1-826 through 35-1-839.

35-1-835. Failure to take action

(1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under 35-1-831 and repeat the payment demand procedure.

35-1-836. After-acquired shares

(1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under 35-1-837.

35-1-837. Procedure if shareholder dissatisfied with payment or offer

(1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and the amount of interest due and may demand payment of the dissenter’s estimate, less any payment under 35-1-834, or reject the corporation’s offer under 35-1-836 and demand payment of the fair value of the dissenter’s shares and the interest due if:

(a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

(c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the demand in writing under subsection (1) within 30 days after the corporation made or offered payment for the dissenter’s shares.

35-1-838. Court action

(1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the district court of the county where a corporation’s principal office is located or, if its principal office is not located in this state, in Lewis and Clark County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located or, if the domestic corporation did not have its principal office in the state at the time of the transaction, in Lewis and Clark County.

(3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

(4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment:

(a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares plus interest exceeds the amount paid by the corporation; or

(b) for the fair value plus accrued interest of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

35-1-839. Court costs and attorney fees

(1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

(b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D

Form of Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is dated as of February 10, 2014, by and between the undersigned holder (“Shareholder”) of shares of common stock, no par value per share (“Company Common Stock”), of Mountain West Financial Corp., a Montana corporation (“Company”), and First Interstate BancSystem, Inc., a Montana corporation (“FIBK”).  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, FIBK and Company are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into FIBK and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date of this Agreement Shareholder beneficially owns or directly or indirectly has sole or shared voting power, or the right to direct the voting with respect to the number of shares of Company Common Stock identified on the signature page hereto (such shares, together with all shares of Company Common Stock subsequently acquired and owned beneficially or of record by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on the signature page hereto; and

WHEREAS, it is a condition to the willingness of FIBK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, FIBK entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FIBK in connection therewith, Shareholder, solely in his, her or its capacity as a shareholder of Company, and FIBK agree as follows:

SECTION 1. Agreement to Vote Shares.    Except as otherwise agreed to in writing in advance by FIBK, Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment or postponement thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, and at which meeting or for which meeting the board of directors of the Company has recommended that shareholders of the Company approve the Merger Agreement and the Merger (a “Qualifying Meeting”), Shareholder shall:

(a)   appear at each such Qualifying Meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)   vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby; (ii) in favor of approval of any other matter that is required by Law or a Governmental Entity to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or impair and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement or the performance by Shareholder of his, her or its obligations under this Agreement.

Nothing contained in this Agreement shall be deemed to vest in FIBK or any other Person any direct or indirect ownership or incidence of ownership in the Shares.

SECTION 2. No Transfers; Waiver of Rights to Dissent.

(a)   While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign, make any short sale, distribute by gift or donation, or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (or any securities convertible into or exercisable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. If any involuntary transfer of any of the Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until a valid termination of this Agreement. Furthermore, Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

(b)   Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney, or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares except as set forth herein.

(c)   Shareholder hereby agrees to notify FIBK promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Company Common Stock or other securities of Company of which Shareholder acquires beneficial or record ownership on or after the date hereof.

(d)   In furtherance of this Agreement, Shareholder hereby authorizes and instructs Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6. Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Company Common Stock.

SECTION 3. Representations and Warranties of Shareholder.    As of the date of this Agreement and as of the Closing Date, Shareholder represents and warrants to and agrees with FIBK as follows:

(a)   If Shareholder is an entity, Shareholder has been duly organized, is validly existing and is in good standing under the laws of the state of its incorporation, formation or organization.

(b)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(c)   This Agreement has been duly and validly executed and delivered by Shareholder, and constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder or any of its affiliates is a party or by which Shareholder or affiliates or any of their respective properties or assets (including the Shares) is bound, or any Law to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(e)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on the signature page hereto, and the Shares and options are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares. None of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(f)    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity or other third party.

(g)   There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(h)   Shareholder understands and acknowledges that FIBK is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

SECTION 4. No Solicitation.    Except as otherwise expressly permitted under Section 6.8 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Shareholder, solely in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder’s partners, officers, directors, advisors or representatives, or any of his, her, its or their affiliates, (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than FIBK) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (e) approve or recommend, or propose publicly to approve or recommend, any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (e) solicit proxies or become a participant in a solicitation with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (f) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than FIBK with respect to any possible Acquisition Proposal.

SECTION 5. Specific Performance; Remedies; Attorneys Fees.    Shareholder acknowledges that it is a condition to the willingness of FIBK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FIBK if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FIBK will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FIBK has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FIBK’s seeking or obtaining such equitable relief.

SECTION 6. Term of Agreement; Termination.    The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of both of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 7. Notices.    All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by registered or certified U.S. mail (return receipt requested) as provided in this Section:

If to FIBK, to:	First Interstate BancSystem, Inc.
Attn: Chief Financial Officer
401 N. 31st Street, Suite 1800
Billings, MT 59101

If to Shareholder, to the Shareholder at the address set forth on the signature page.

SECTION 8. Entire Agreement; Amendments.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

SECTION 9. Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

SECTION 10. Capacity as Shareholder.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company.

SECTION 11. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Montana, without regard for conflict of law provisions.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

SECTION 12. Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 13. Public Disclosure.    Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of FIBK. Shareholder hereby permits FIBK to publish and disclose in any document and/or schedule filed by FIBK with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments and obligations pursuant to this Agreement.

SECTION 14. Counterparts.    This Agreement may be executed in one or more counterparts and transmitted electronically, each of which shall be deemed to constitute an original.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST INTERSTATE BANCSYSTEM, INC.

By:
Name:
Title:

SHAREHOLDER

Signature:
Print Name:

Address for Notice:

Number of Shares:

Number of Options:

[Signature Page to Voting and Support Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of First Interstate’s amended and restated articles of incorporation and its second amended and restated bylaws.

Sections 35-1-451 through 35-1-459 of the Montana Act provide that a corporation may indemnify its directors and officers. In general, the Montana Act provides that a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation. Pursuant to the Montana Act, a corporation may indemnify a director or officer, if it is determined that the director engaged in good faith and meets certain standards of conduct. A corporation may not indemnify a director or officer under the Montana Act when a director is adjudged liable to the corporation, or when such person is adjudged liable on the basis that personal benefit was improperly received. The Montana Act also permits a director or officer of a corporation, who is a party to a proceeding, to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise and the court may order indemnification or advancement of expenses under certain circumstances.

First Interstate’s articles provide for the indemnification of directors and officers to the fullest extent permitted by Montana law. First Interstate’s bylaws also provide for the indemnification of directors and officers, including (i) the mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding, (ii) the mandatory indemnification of a director or officer if a determination has been made that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, with no reasonable cause to believe such person’s conduct was unlawful, (iii) for the reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, if the standards have been met as set forth in the bylaws. First Interstate has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 35-1-458 of the Montana Act provides that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted or incurred against such director or officer, while serving at the request of the corporation in such capacity, or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Montana Act.

Item 21. Exhibits and Financial Statement Schedules

(a)  The following is a list of exhibits to this registration statement:

Exhibit No.	Description

2.1

Agreement and Plan of Merger between First Interstate BancSystem, Inc. and Mountain West Financial Corp. dated February 10, 2014 (contained in Appendix A to the proxy statement/prospectus which is included in this registration statement)

3.1

Amended and Restated Articles of Incorporation dated March 5, 2010 (incorporated herein by reference to Exhibit 3.1 of First Interstate BancSystem, Inc.’s Current Report on Form 8-K/A filed on March 10, 2010)

3.2	Second Amended and Restated Bylaws dated January 27, 2011 (incorporated herein by reference to Exhibit 3.8 of First Interstate BancSystem, Inc.’s Current Report on Form 8-K filed on February 3, 2011)

5.1	Form of Opinion of Holland & Hart LLP as to the legality of securities being offered

8.1	Form of Opinion of Holland & Hart LLP relating to tax matters

10.1

Credit Agreement Re: Subordinated Term Note dated as of January 10, 2008, between First Interstate BancSystem, Inc. and First Midwest Bank (incorporated herein by reference to Exhibit 10.24 of First Interstate BancSystem, Inc.’s Current Report on Form 8-K filed on January 16, 2008)

10.2

Lease Agreement between Billings 401 Joint Venture and First Interstate Bank Montana dated September 20, 1985 and addendum thereto (incorporated herein by reference to Exhibit 10.4 of First Interstate BancSystem, Inc.’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 033-84540 filed on September 29, 1994)

10.3

First Interstate BancSystem Inc.’s Deferred Compensation Plan dated December 1, 2006 (incorporated herein by reference to Exhibit 10.9 of First Interstate BancSystem, Inc.’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 333-164380 filed on March 23, 2010)

10.4

First Amendment to the First Interstate BancSystem, Inc.’s Deferred Compensation Plan dated October 24, 2008 (incorporated herein by reference to Exhibit 10.10 of First Interstate BancSystem, Inc.’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 333-164380 filed on March 23, 2010)

10.5

First Interstate BancSystem, Inc.2001 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 4.12 of First Interstate BancSystem, Inc.’s Registration Statement on Form S-8, No. 333-106495 filed on June 25, 2003)

10.6

Second Amendment to the First Interstate BancSystem, Inc. 2001 Stock Option Plan (incorporated herein by reference to Exhibit 10.6 of First Interstate BancSystem, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010)

10.7

First Interstate BancSystem, Inc. 2006 Equity Compensation Plan amended and restated as of November 21, 2013. (incorporated herein by reference to First Interstate BancSystem, Inc.’s Registration Statement on Form S-8 filed on January 24, 2014)

10.8

Form of First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Grant Agreement (Time) for Certain Executive Officers (incorporated herein by reference to Exhibit 10.13 of First Interstate BancSystem, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008)

10.9

Form of First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Grant Agreement (Employees) for Certain Executive Officers (incorporated herein by reference to Exhibit 10.1 of First Interstate BancSystem, Inc.’s Current Report on Form 8-K filed on February 13, 2013)

10.10

Trademark License Agreements between Wells Fargo & Company and First Interstate BancSystem of Montana, Inc. dated May 24, 1996 (incorporated herein by reference to Exhibit 10.11 of First Interstate BancSystem, Inc.’s Registration Statement on Form S-1 filed on April 22, 1997)

21.1	Subsidiaries of First Interstate BancSystem, Inc.*

23.1	Consent of Holland & Hart LLP (contained in Exhibit 5.1 hereto)

23.2	Consent of Holland & Hart LLP (contained in Exhibit 8.1 hereto)

23.3	Consent of McGladrey LLP Independent Registered Public Accounting Firm

24.1	Power of Attorney.*

*  Previously filed

(b)  None.

(c)  The fairness opinion of D.A. Davidson & Co., financial adviser to Mountain West in connection with the merger, is furnished as Appendix B to the proxy statement/prospectus, which forms a part of this registration statement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on April 2, 2014.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Ed Garding
	Name:	Ed Garding
	Title:	President, Chief Executive Officer and Director

POWERS OF ATTORNEY

We, the undersigned directors and officers of First Interstate BancSystem, Inc., do hereby constitute and appoint Ed Garding and Kevin P. Riley, and each of them, our true and lawful attorney and agent, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board	April 2, 2014
Thomas W. Scott

*	Executive Vice Chairman of the Board	April 2, 2014
James R. Scott

*	Director	April 2, 2014
Steven J. Corning

*	Director	April 2, 2014
David H. Crum

*	Director	April 2, 2014
William B. Ebzery

*	Director	April 2, 2014
Charles E. Hart, M.D., M.S.

*	Director	April 2, 2014
James W. Haugh

*	Director	April 2, 2014
Charles M. Heyneman

*	Director	April 2, 2014
John M. Heyneman, Jr.

*	Director	April 2, 2014
David L. Jahnke

*	Director	April 2, 2014
Ross E. Leckie

*	Director	April 2, 2014
Jonathan R. Scott

*	Director	April 2, 2014
Randall I. Scott

*	Director	April 2, 2014
Michael J. Sullivan

*	Director	April 2, 2014
Teresa A. Taylor

*	Director	April 2, 2014
Theodore H. Williams

/s/ Ed Garding	President, Chief Executive Officer and Director	April 2, 2014
Ed Garding	(Principal Executive Officer)

/s/ Kevin P. Riley	Executive Vice President and Chief Financial Officer	April 2, 2014
Kevin P. Riley	(Principal Financial and Principal Accounting Officer)

*By:	/s/ Ed Garding
Ed Garding
Attorney-In-Fact
April 2, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger between First Interstate BancSystem, Inc. and Mountain West Financial Corp. dated February 10, 2014 (contained in Appendix A to the proxy statement/prospectus which is included in this registration statement)

3.1

Amended and Restated Articles of Incorporation dated March 5, 2010 (incorporated herein by reference to Exhibit 3.1 of First Interstate BancSystem, Inc.’s Current Report on Form 8-K/A filed on March 10, 2010)

3.2	Second Amended and Restated Bylaws dated January 27, 2011 (incorporated herein by reference to Exhibit 3.8 of First Interstate BancSystem, Inc.’s Current Report on Form 8-K filed on February 3, 2011)

5.1	Form of Opinion of Holland & Hart LLP as to the legality of securities being offered

8.1	Form of Opinion of Holland & Hart LLP relating to tax matters

10.1

Credit Agreement Re: Subordinated Term Note dated as of January 10, 2008, between First Interstate BancSystem, Inc. and First Midwest Bank (incorporated herein by reference to Exhibit 10.24 of First Interstate BancSystem, Inc.’s Current Report on Form 8-K filed on January 16, 2008)

10.2

Lease Agreement between Billings 401 Joint Venture and First Interstate Bank Montana dated September 20, 1985 and addendum thereto (incorporated herein by reference to Exhibit 10.4 of First Interstate BancSystem, Inc.’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 033-84540 filed on September 29, 1994)

10.3

First Interstate BancSystem Inc.’s Deferred Compensation Plan dated December 1, 2006 (incorporated herein by reference to Exhibit 10.9 of First Interstate BancSystem, Inc.’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 333-164380 filed on March 23, 2010)

10.4

First Amendment to the First Interstate BancSystem, Inc.’s Deferred Compensation Plan dated October 24, 2008 (incorporated herein by reference to Exhibit 10.10 of First Interstate BancSystem, Inc.’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 333-164380 filed on March 23, 2010)

10.5

First Interstate BancSystem, Inc.2001 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 4.12 of First Interstate BancSystem, Inc.’s Registration Statement on Form S-8, No. 333-106495 filed on June 25, 2003)

10.6

Second Amendment to the First Interstate BancSystem, Inc. 2001 Stock Option Plan (incorporated herein by reference to Exhibit 10.6 of First Interstate BancSystem, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010)

10.7

First Interstate BancSystem, Inc. 2006 Equity Compensation Plan amended and restated as of November 21, 2013. (incorporated herein by reference to First Interstate BancSystem, Inc.’s Registration Statement on Form S-8 filed on January 24, 2014)

10.8

Form of First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Grant Agreement (Time) for Certain Executive Officers (incorporated herein by reference to Exhibit 10.13 of First Interstate BancSystem, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008)

10.9

Form of First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Grant Agreement (Employees) for Certain Executive Officers (incorporated herein by reference to Exhibit 10.1 of First Interstate BancSystem, Inc.’s Current Report on Form 8-K filed on February 13, 2013)

10.10	Trademark License Agreements between Wells Fargo & Company and First Interstate BancSystem of Montana, Inc. dated May 24, 1996 (incorporated herein by reference to Exhibit 10.11 of First Interstate

BancSystem, Inc.’s Registration Statement on Form S-1 filed on April 22, 1997)

21.1	Subsidiaries of First Interstate BancSystem, Inc.*

23.1	Consent of Holland & Hart LLP (contained in Exhibit 5.1 hereto)

23.2	Consent of Holland & Hart LLP (contained in Exhibit 8.1 hereto)

23.3	Consent of McGladrey LLP Independent Registered Public Accounting Firm

24.1	Power of Attorney.*

*  Previously filed